    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2000



                                                      REGISTRATION NO. 333-93245

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                                AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             OMNIPOINT CORPORATION
             (Exact name of registrant as specified in its Charter)

           DELAWARE                          4812                         04-2969720
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)         Identification No.)

                       3 BETHESDA METRO CENTER, SUITE 400
                               BETHESDA, MD 20814
                                 (301) 951-2500
   (Address and telephone number of Registrant's principal executive offices)
                            ------------------------
                       DOUGLAS G. SMITH, PRESIDENT & CEO
                             OMNIPOINT CORPORATION
                       3 BETHESDA METRO CENTER, SUITE 400
                               BETHESDA, MD 20814
                                 (301) 951-2500
           (Name, address and telephone number of agent for service)
                            ------------------------

                                   Copies to:

         EDWIN M. MARTIN, JR., ESQ.                       DANIEL T. LENNON, ESQ.
      PIPER MARBURY RUDNICK & WOLFE LLP                      LATHAM & WATKINS
        1200 NINETEENTH STREET, N.W.                  1001 PENNSYLVANIA AVENUE, N.W.
           WASHINGTON, D.C. 20036                         WASHINGTON, D.C. 20004


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of East/West Communications, Inc. with and into the Registrant, as described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
                TO                     AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
          BE REGISTERED                REGISTERED(1)            SHARE                PRICE          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share.............................       1,775,000         not applicable             (2)                  (3)
----------------------------------------------------------------------------
 Series E Preferred Stock, par
   value $0.01 per share..........       7,000,000         not applicable
----------------------------------------------------------------------------------------------------------------------


(1) This registration statement covers the maximum number of shares of: (i) common stock, par value of $.01 per share and (ii) Series E preferred stock, par value of $.01 per share of Omnipoint Corporation that are issuable, or to be reserved for issuance, in the merger described in the proxy statement/prospectus herein.

(2) Not applicable.

(3) Fee previously paid.
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [OMNIPOINT LOGO]

                             OMNIPOINT CORPORATION
                                   PROSPECTUS

                         EAST/WEST COMMUNICATIONS, INC.

                                PROXY STATEMENT

--------------------------------------------------------------------------------


     Omnipoint Corporation and East/West Communications, Inc. have agreed to a merger of East/West and Omnipoint in which Omnipoint will continue as the surviving corporation.



     If the East/West merger is completed, the consideration stockholders of East/West will receive will depend on whether the pending reorganization of Omnipoint with VoiceStream Wireless Corporation and VoiceStream Wireless Holding Corporation has occurred or will occur, or if the reorganization agreement relating to the VoiceStream reorganization has been terminated at the time the East/West merger is completed. The consideration stockholders of East/West will receive under each scenario is described in detail in the attached proxy statement/prospectus. The East/West merger is expected to occur immediately prior to the completion of the pending reorganization of Omnipoint and VoiceStream.


     IN LIGHT OF THE COMPLEXITY OF THE ARRANGEMENTS RELATING TO THE EAST/WEST MERGER, YOU ARE URGED TO CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY. OMNIPOINT AND EAST/WEST ARE FURNISHING THIS PROXY STATEMENT/PROSPECTUS TO YOU TOGETHER WITH THE PROXY STATEMENT/PROSPECTUS RELATING TO THE VOICESTREAM REORGANIZATION. OMNIPOINT AND EAST/WEST ARE DELIVERING THESE MATERIALS TO YOU TO ASSIST YOU IN EVALUATING THE MERITS OF THE EAST/WEST MERGER AND IN DETERMINING WHETHER TO VOTE TO APPROVE AND ADOPT THE EAST/WEST MERGER AGREEMENT. YOU WILL NOT BE ENTITLED TO A VOTE ON THE VOICESTREAM REORGANIZATION.

     WE HAVE SCHEDULED A SPECIAL MEETING FOR YOU TO VOTE ON THE EAST/WEST MERGER AGREEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. YOUR VOTE IS VERY IMPORTANT.


     IN MAKING THIS EVALUATION, SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO YOUR DECISION.


--------------------------------------------------------------------------------

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------


        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 25, 2000

                       SOURCES OF ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Omnipoint and East/West that is not included or delivered with this document. Such information is available without charge to East/West stockholders upon written or oral request. Contact Omnipoint at Omnipoint Corporation, 3 Bethesda Metro Center, Suite 400, Bethesda, Maryland 20814, attn.: Investor Relations, telephone (301) 951-2500. Contact East/West at East/West Communications, Inc., 350 Stuyvesant Avenue, Rye, New York 10580, attn.: Victoria G. Kane, telephone (914) 921-6300.


     To obtain timely delivery of requested documents prior to the special meeting of East/West stockholders, you must request them no later than February 16, 2000, which is five business days prior to the date of the meeting.


     Also see "Where You Can Find More Information" in this proxy statement/prospectus.

                         EAST/WEST COMMUNICATIONS, INC.
                             350 STUYVESANT AVENUE
                              RYE, NEW YORK 10580

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 24, 2000


To the Stockholders of
East/West Communications, Inc.:


     A special meeting of stockholders of East/West Communications, Inc. will be held on February 24, 2000 at 4:00 p.m., local time, at Indian Harbor Yacht Club, 710 Steamboat Road, Greenwich, CT 06830, for the following purposes:


     To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 22, 1999, between East/West and Omnipoint pursuant to which, among other things, East/West will merge with and into Omnipoint, which will be the surviving corporation in the merger.

     To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

     East/West's board of directors has unanimously approved the East/West merger agreement and recommends that you vote FOR approval and adoption of the East/West merger agreement. We have described the proposal in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the East/West merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.


     The close of business on December 28, 1999 has been fixed by East/West's board of directors as the record date for the determination of stockholders entitled to notice of and to vote at the East/West special meeting or any adjournment or postponement thereof. Only holders of record of East/West common stock at the close of business on the record date may vote at the East/West special meeting.


     The approval and adoption of the East/West merger agreement will require the affirmative vote of the holders of a majority of the voting power of the shares of East/West common stock outstanding on the record date.

     All stockholders of East/West are cordially invited to attend the East/West special meeting in person. However, to ensure your representation at the East/West special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the East/West special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the merger agreement. If you fail to return a properly executed proxy card or to vote in person at the East/West special meeting, the effect will be a vote against the merger agreement.

                                          By Order of the Board of Directors

                                          East/West Communications, Inc.

                                          /s/ Victoria G. Kane
Rye, New York
January 25, 2000                          Victoria G. Kane
                                          Secretary

     THE BOARD OF DIRECTORS OF EAST/WEST UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE EAST/WEST MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ---
SUMMARY.....................................................    4
  THE COMPANIES.............................................    4
  THE EAST/WEST MERGER......................................    4
  WHY OMNIPOINT AND EAST/WEST ARE PROPOSING TO MERGE........    5
  THE VOICESTREAM TRANSACTIONS..............................    5
  THE EFFECT OF THE VOICESTREAM TRANSACTIONS ON THE
     EAST/WEST STOCKHOLDERS.................................    5
  VOTES REQUIRED............................................    5
  EAST/WEST BOARD OF DIRECTORS RECOMMENDATION TO
     STOCKHOLDERS...........................................    5
  INTERESTS OF CERTAIN PERSONS IN THE EAST/WEST MERGER......    5
  REGULATORY APPROVALS......................................    5
  CONDITIONS TO THE EAST/WEST MERGER........................    6
  ADDITIONAL OMNIPOINT CONDITIONS...........................    6
  TERMINATION OF THE EAST/WEST MERGER AGREEMENT.............    7
  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES....    8
  ACCOUNTING TREATMENT......................................    8
  DISSENTERS' RIGHTS OF APPRAISAL...........................    8
  COMPARATIVE MARKET PRICE INFORMATION......................    9
  COMPARATIVE MARKET DATA...................................    9
  SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL AND
     OTHER DATA OF OMNIPOINT................................   10
  SELECTED HISTORICAL FINANCIAL DATA OF EAST/WEST...........   12
THE EAST/WEST SPECIAL MEETING...............................   13
  DATE, TIME, AND PLACE.....................................   13
  PURPOSE...................................................   13
  EAST/WEST BOARD OF DIRECTORS' RECOMMENDATION..............   13
  RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS.........   13
  VOTE REQUIRED; QUORUM.....................................   13
  VOTING OF PROXIES.........................................   14
  REVOCATION OF PROXIES.....................................   14
  SOLICITATION OF PROXIES; EXPENSES.........................   15
RISK FACTORS................................................   16
  RISKS RELATED TO THE EAST/WEST MERGER.....................   16
  RISKS RELATED TO OMNIPOINT................................   17
  RISKS RELATED TO THE VOICESTREAM TRANSACTIONS.............   21
  RISKS RELATED TO THE WIRELESS COMMUNICATIONS AND
     TECHNOLOGY INDUSTRIES..................................   24
THE EAST/WEST MERGER........................................   27
  BACKGROUND OF THE EAST/WEST MERGER........................   27
  OMNIPOINT'S REASONS FOR THE EAST/WEST MERGER..............   28
  RECOMMENDATION OF THE BOARD OF DIRECTORS OF EAST/WEST;
     EAST/WEST'S REASONS FOR THE EAST/WEST MERGER...........   28
  TREATMENT OF EAST/WEST PREFERRED STOCK....................   30
  TIMING OF CLOSING.........................................   30
  ACCOUNTING TREATMENT......................................   30
  TRANSACTION COSTS.........................................   30
  INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF EAST/WEST
     IN THE EAST/WEST MERGER................................   30
  REGULATORY APPROVALS......................................   31
  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
     THE EAST/WEST MERGER...................................   32
  TAX CONSEQUENCE TO HOLDERS OF EAST/WEST COMMON STOCK......   34

                                                              PAGE
                                                              ----
  DELISTING AND DEREGISTRATION OF EAST/WEST'S COMMON STOCK;
     LISTING OF OMNIPOINT COMMON STOCK OR VOICESTREAM
     HOLDINGS COMMON STOCK ISSUED IN CONNECTION WITH THE
     MERGER.................................................   39
  RESALES OF OMNIPOINT SERIES E PREFERRED STOCK, VOICESTREAM
     HOLDINGS COMMON STOCK, OR OMNIPOINT COMMON STOCK ISSUED
     IN CONNECTION WITH THE EAST/WEST MERGER; AFFILIATE
     AGREEMENTS.............................................   39
  DISSENTERS' RIGHTS OF APPRAISAL...........................   39
  RELATED AGREEMENTS........................................   42
  SECURITIES PURCHASE AGREEMENT.............................   42
  FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE...........   43
THE EAST/WEST MERGER AGREEMENT..............................   44
  CONVERSION OF EAST/WEST COMMON STOCK......................   44
  EXCHANGE OF CERTIFICATES..................................   44
  TREATMENT OF EAST/WEST PREFERRED STOCK....................   46
  COVENANTS OF EAST/WEST AND OMNIPOINT......................   46
  CONDITIONS TO THE COMPLETION OF THE EAST/WEST MERGER
     AGREEMENT..............................................   49
  TERMINATION OF THE EAST/WEST MERGER AGREEMENT.............   50
  CERTAIN RIGHTS OF OMNIPOINT, VOICESTREAM AND VOICESTREAM
     HOLDINGS UNDER THE EAST/WEST MERGER AGREEMENT..........   51
THE VOICESTREAM TRANSACTIONS................................   52
  OVERVIEW..................................................   52
  RELATED TRANSACTIONS......................................   53
  CONDITIONS TO THE COMPLETION OF THE VOICESTREAM
     REORGANIZATION.........................................   54
  ADDITIONAL VOICESTREAM CONDITIONS.........................   55
  TERMINATION OF THE VOICESTREAM REORGANIZATION AGREEMENT...   55
  OMNIPOINT'S INTERIM OPERATIONS............................   56
  VOICESTREAM HOLDINGS......................................   57
BUSINESS OF OMNIPOINT.......................................   59
EAST/WEST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION OR PLAN OF OPERATION............................   60
  LIQUIDITY AND CAPITAL RESOURCES...........................   61
BUSINESS OF EAST/WEST.......................................   63
  OFFICERS AND DIRECTORS OF EAST/WEST.......................   63
  COMPENSATION OF DIRECTORS.................................   64
  EXECUTIVE COMPENSATION....................................   64
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT.............................................   64
DESCRIPTION OF OMNIPOINT CAPITAL STOCK......................   66
  GENERAL...................................................   66
  COMMON STOCK..............................................   66
  PREFERRED STOCK...........................................   66
COMPARISON OF STOCKHOLDER RIGHTS............................   68
  CAPITAL STOCK.............................................   68
  NUMBER AND ELECTION OF DIRECTORS..........................   68
  VOTING....................................................   68
  REMOVAL OF DIRECTORS......................................   69
  DIVIDENDS.................................................   69
  SPECIAL MEETING OF STOCKHOLDERS...........................   69
  WRITTEN CONSENT OF STOCKHOLDERS...........................   69

                                                              PAGE
                                                              ----
  PREEMPTIVE RIGHTS/CONVERSION RIGHTS.......................   70
  INCREASE IN AUTHORIZED SHARES.............................   70
  LIQUIDATION...............................................   70
SHAREHOLDER PROPOSALS.......................................   70
LEGAL MATTERS...............................................   70
EXPERTS.....................................................   71
WHERE YOU CAN FIND MORE INFORMATION.........................   72
ANNEX A: EAST/WEST AGREEMENT AND PLAN OF MERGER.............  A-1
ANNEX B: SECTION 262 OF THE DELAWARE GENERAL CORPORATION
  LAW.......................................................  B-1
ANNEX C: SUPPLEMENTAL AGREEMENT.............................  C-1

                QUESTIONS AND ANSWERS ABOUT THE EAST/WEST MERGER

Q: WHAT WILL EAST/WEST STOCKHOLDERS RECEIVE IN THE EAST/WEST MERGER?

A: The consideration that you will receive will depend on whether:

      - the East/West merger is completed immediately prior to the VoiceStream reorganization;

      - the East/West merger is completed after the VoiceStream reorganization;
        or

      - the VoiceStream reorganization agreement has been terminated prior to the East/West merger.

   Under the scenarios described above:


      - If the East/West merger is completed immediately prior to the VoiceStream reorganization, you will receive for each share of East/West common stock you hold one share of newly authorized Omnipoint Series E preferred stock. In the VoiceStream reorganization, each share of Omnipoint Series E preferred stock you received will be converted into the "standard election consideration," which is 0.825 shares of common stock of VoiceStream Holdings and $8.00 in cash, multiplied by a conversion ratio equal to 1,775,000 divided by the number of shares of East/West common stock outstanding immediately prior to completion of the East/ West merger. There are currently 4,839,374 shares of East/West common stock outstanding. You will be paid cash for fractional shares.


        For example:


        For each share of East/West common stock that you hold, you will receive one share of Omnipoint Series E preferred stock. If there are 4.84 million shares of East/West common stock outstanding immediately prior to the East/West merger, in the VoiceStream reorganization, you will receive approximately .30 shares of VoiceStream Holdings common stock and approximately $2.93 for each share of East/West common stock that you hold.



      - If the East/West merger is completed after the VoiceStream reorganization, for each share of East/West common stock that you hold, you will receive the standard election consideration, multiplied by the conversion ratio described above. You will be paid cash for fractional shares.



        For example:



        If there are 4.84 million shares of East/West common stock outstanding immediately prior to the East/West merger, for each share of East/West common stock that you hold, you will receive approximately .30 shares of VoiceStream holdings common stock and approximately $2.93.



      - If the VoiceStream reorganization agreement is terminated prior to completion of the East/West merger, for each share of East/West common stock that you hold, you will receive one share of Omnipoint common stock multiplied by the conversion ratio described above. You will be paid cash for fractional shares.


        For example:


        If there are 4.84 million shares of East/West common stock outstanding immediately prior to the East/West merger, for each share of East/West common stock that you hold, you will receive approximately 0.3668 shares of Omnipoint common stock.


Q: WHEN DO YOU EXPECT THE EAST/WEST MERGER TO BE COMPLETED?


A: We are working toward completing the East/West merger as quickly as possible.
   We expect to complete the East/West merger in February 2000.


Q: IS THE CLOSING OF THE EAST/ WEST MERGER CONDITIONED ON THE VOICESTREAM REORGANIZATION?

A: The closing of the East/ West merger is not conditioned on the closing of the VoiceStream reorganization.

Q: WHEN IS THE VOICESTREAM REORGANIZATION GOING TO BE COMPLETED?

A: The VoiceStream reorganization is planned to be completed during the first quarter of 2000. However its completion is subject to government and stockholder approvals that we do not control. We therefore cannot predict with any certainty when the VoiceStream reorganization will be completed.

Q: WHERE CAN I FIND OUT MORE INFORMATION ABOUT THE VOICESTREAM REORGANIZATION?

A: You can find out more information about the VoiceStream reorganization by reading the enclosed VoiceStream disclosure statement.

Q: WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the East/West merger affects you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information."

Q: HOW DO I VOTE?

A: You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the East/West merger agreement, except if your shares are held in a brokerage account. If you fail to return your proxy card or to vote in person at the special meeting, the effect will be a vote against the East/West merger agreement.

Q: IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to East/West at the address on page 3. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the East/West merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: WHO CAN HELP ME OR ANSWER MY QUESTIONS?

A: If you would like additional copies of the proxy statement/prospectus or if you have questions about the East/West merger, including how to complete and return your proxy card, you should contact:

                          East/West Communications, Inc.
                               350 Stuyvesant Avenue
                                Rye, New York 10580
                            Attention: Victoria G. Kane
                           Phone Number: (914) 921-6300

                                        or

                            Attention: Robert E. Dolan
                           Phone Number: (914) 921-8821

                                    SUMMARY


     The following summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the East/West merger fully and for a more complete description of the legal terms of the East/West merger, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information" on page 72. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.


                                 THE COMPANIES

OMNIPOINT CORPORATION
3 Bethesda Metro Center, Suite 400
Bethesda, Maryland 20814
(301) 951-2500

     Omnipoint is a leading provider of personal communications services in the eastern United States. Omnipoint currently owns and operates fully digital PCS networks in five major markets. Omnipoint holds 156 broadband PCS licenses. Omnipoint's licenses, together with licenses held by joint ventures in which it is an investor, cover approximately 100 million persons. Omnipoint, through its wholly owned subsidiary, Omnipoint Technologies, Inc., is also a developer and supplier of wireless communication technologies, products and engineering services.


     On June 23, 1999, Omnipoint agreed to be acquired by VoiceStream Wireless Corporation and its wholly owned subsidiary, VoiceStream Wireless Holding Corporation. Concurrently with the signing of that agreement, Omnipoint, VoiceStream and entities affiliated with Cook Inlet Region, Inc. and Hutchison Whampoa Limited entered into a number of other agreements relating to the VoiceStream reorganization. For additional details concerning these transactions, see "The VoiceStream Transactions" on page 52.


EAST/WEST COMMUNICATIONS, INC.
350 Stuyvesant Avenue
Rye, New York 10580
(914) 921-6300

     East/West holds five 10-MHz PCS licenses for which it was the high bidder at an auction conducted by the FCC. The PCS licenses cover two of the top ten markets in the United States: Los Angeles, California, and Washington, D.C., as well as the Sarasota, Florida, Reno, Nevada, and Santa Barbara, California markets, representing a total population of approximately 21 million people. East/ West bid a total of approximately $19 million for the PCS licenses, after a 25% credit given to small businesses. Eighty percent of the total cost of the PCS licenses, or $15.2 million, was financed over a ten-year period, with interest only payments due during the first two years.


                         THE EAST/WEST MERGER (Page 27)


     The East/West merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the agreement as it governs the East/West merger. Upon the consummation of the East/West merger, East/West will merge with and into Omnipoint, and Omnipoint will continue as the surviving corporation. The East/West merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

          WHY OMNIPOINT AND EAST/WEST ARE PROPOSING TO MERGE (Page 28)


     Omnipoint believes that the proposed merger with East/West is an attractive opportunity for it to acquire FCC licenses in key markets. East/West believes that the proposed merger with Omnipoint presents its stockholders with the opportunity to become stockholders of a substantially larger and more diversified company.


                     THE VOICESTREAM TRANSACTIONS (Page 52)



     On June 23, 1999, Omnipoint announced its proposed combination with VoiceStream in a cash and stock transaction, subject to the receipt of stockholder and regulatory approvals and other customary closing conditions. We have included the VoiceStream disclosure statement and the annexes and exhibits thereto with respect to the VoiceStream reorganization. We encourage you to read the VoiceStream disclosure statement and "The VoiceStream Transactions" on page 52.



THE EFFECT OF THE VOICESTREAM TRANSACTIONS ON THE EAST/WEST STOCKHOLDERS (Pages
                                     52-58)



     You will become a stockholder of VoiceStream Holdings if (i) the VoiceStream reorganization occurs after the East/West merger or (ii) the VoiceStream reorganization occurs and the East/West merger occurs after the VoiceStream reorganization. You are therefore strongly encouraged to review the enclosed VoiceStream disclosure statement.



                            VOTES REQUIRED (Page 13)


     The holders of a majority of the voting power of the outstanding shares of East/West common stock must vote in favor of the East/West merger agreement to approve the East/West merger. The approval of the stockholders of Omnipoint is not required.


     Aer Force Communications, Inc. owns approximately 81.6% of the outstanding voting power of all shares of East/West common stock entitled to vote at the East/West special meeting, and has agreed under a voting agreement to vote in favor of the East/West merger agreement. For a description of the voting agreement, see page 42. The directors and officers of East/West and their affiliates, including Aer Force Communications, as a group, beneficially own approximately 85.6% of the outstanding voting power of all shares of East/West common stock entitled to vote at the East/West special meeting.



     EAST/WEST BOARD OF DIRECTORS RECOMMENDATION TO STOCKHOLDERS (Page 28)


     The East/West board of directors voted unanimously to approve the East/West merger agreement. The East/West board believes that the East/West merger is in your best interests and recommends that you vote FOR the proposal to approve the East/West merger agreement.


         INTERESTS OF CERTAIN PERSONS IN THE EAST/WEST MERGER (Page 30)


     In considering the recommendation of the East/West board of directors, you should be aware that some directors and executive officers of East/West have interests in the East/West merger that are in addition to, or different from, the interests of holders of East/West common stock generally. In addition, the merger agreement also provides for indemnification of directors and officers of East/West for liabilities relating to matters occurring prior to the effective time of the East/West merger.

                         REGULATORY APPROVALS (Page 31)


     To complete the East/West merger, we must make filings with and receive authorizations from various federal and state governmental agencies in the United States, including the FCC. These filings relate to antitrust matters and FCC regulations governing the transfer and assignment of East/West's PCS licenses in the East/West merger.

     It is possible that some of these governmental authorities may impose conditions for granting approval. We cannot predict whether we will obtain all of the required approvals within the time frame contemplated by the East/West merger agreement.


                  CONDITIONS TO THE EAST/WEST MERGER (Page 49)


     The completion of the East/West merger depends upon the satisfaction or waiver of many conditions, including:

     - the approval of the East/West stockholders;


     - absence of legal prohibition on completion of the East/West merger or the other transactions provided for in the East/West merger agreement;


     - effectiveness of all governmental consents without limitations, restrictions or obligations that would have a material adverse effect on the business operations of East/West or Omnipoint;

     - effectiveness of Omnipoint's registration statement on Form S-4;

     - receipt of opinions of counsel relating to tax, corporate and regulatory matters;

     - receipt of all requisite approvals of the FCC which shall not contain any conditions with respect to East/West or Omnipoint, which conditions would be reasonably expected to have a material adverse effect on Omnipoint;

     - each of the parties to a supplemental agreement shall have performed its respective obligations and Omnipoint and East/West shall have received a legal opinion relating to certain corporate matters;


     - any one of the following shall have occurred: (i) the conditions to the VoiceStream reorganization shall have been satisfied and the parties to the VoiceStream reorganization shall be capable of completing the VoiceStream reorganization immediately after the closing of the East/West merger; (ii) the VoiceStream reorganization agreement shall have been terminated; or (iii) the closing of the VoiceStream reorganization shall have occurred;


     - accuracy as of closing of the representations and warranties made by the parties to the extent specified in the East/West merger agreement; and

     - performance in all material respects by the parties of their obligations required to be performed at or prior to closing.

     ADDITIONAL OMNIPOINT CONDITIONS

     Omnipoint's obligation to complete the East/West merger is also conditioned upon the following:

     - no more than 10% of East/West stockholders exercise dissenters' rights;
       and

     - the requisite approval from the FCC shall have become a final order and shall not contain any conditions with respect to Omnipoint or East/West, which conditions would be reasonably expected to have a material adverse effect on Omnipoint.

            TERMINATION OF THE EAST/WEST MERGER AGREEMENT (Page 50)


     The East/West merger agreement may be terminated under certain conditions, including:

     - by mutual written consent of East/West and Omnipoint;

     - by either East/West or Omnipoint if:

        - the East/West merger has not been consummated by July 31, 2000, which may under some circumstances be extended to October 22, 2000, unless a willful breach by the terminating party caused the failure to timely complete the East/West merger;

        - there is a permanent legal prohibition to closing the East/West merger; or

        - any of the conditions to the terminating party's obligation to consummate the East/West merger becomes incapable of being fulfilled;

     - by Omnipoint if:

        - the East/West board fails to recommend, or withdraws or modifies its approval or recommendation of the East/West merger in a manner adverse to Omnipoint (or resolves to do so);

        - East/West stockholders fail to give the necessary approvals on or before July 31, 2000;

        - East/West willfully and materially breaches any representation, warranty, covenant or agreement on the part of East/West;

        - East/West breaches any of its representations, warranties, covenants or agreements that would cause it to be incapable of satisfying, in all material respects, its obligations under the East/West merger agreement, and East/West is incapable of satisfying, in all material respects, its obligations under the East/West merger agreement by October 22, 2000;

        - East/West updates information on its disclosure schedules to the East/West merger agreement and such change(s) result in a material adverse effect on East/West or Omnipoint;

     - by East/West if:

        - Omnipoint willfully and materially breaches any of its representations, warranties, covenants or agreements;

        - Omnipoint breaches any of its representations, warranties, covenants or agreements that would cause Omnipoint to be incapable of satisfying, in all material respects, its obligations under the East/West merger agreement, and Omnipoint is incapable of satisfying, in all material respects, its obligations under the East/West merger agreement by October 22, 2000;

        - Omnipoint updates information on its disclosure schedules to the East/West merger agreement and such change(s) result in a material adverse effect on East/West or Omnipoint; or


        - in certain circumstances, if Omnipoint, VoiceStream or VoiceStream Holdings takes actions that are inconsistent with the other provisions of the East/West merger agreement, or fails to take certain other actions, in order to consummate the VoiceStream reorganization, fulfill the closing conditions in the VoiceStream reorganization agreement, or to ensure that the receipt of VoiceStream Holdings common stock by Omnipoint stockholders pursuant to the VoiceStream reorganization will be tax-free to such Omnipoint stockholders;

        MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (Page 32)


     The East/West merger is generally intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the East/West merger constitutes a reorganization within the meaning of the Internal Revenue Code, no gain or loss will be recognized by holders of East/West common stock, except to the extent of cash received. As described in more detail under the heading "The East/West Merger Agreement -- Material United States Federal Income Tax Consequences of the East/West Merger," it is possible that the East/West merger will be completed even if it does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In this case, the East/West merger will be a fully taxable transaction and holders of East/West common stock will recognize gain or loss in an amount equal to the difference between the fair market value of the consideration received in the East/West merger and the holder's adjusted tax basis in the stock exchanged therefor.

     Tax matters are very complicated, and the tax consequences of the East/West merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the East/West merger to you. We encourage you to review carefully the disclosure under the heading "The East/West Merger Agreement -- Material United States Federal Income Tax Consequences of the East/West Merger."


                         ACCOUNTING TREATMENT (Page 30)


     For accounting and financial reporting purposes, the East/West merger will be accounted for using the purchase method of accounting with Omnipoint becoming the successor company to East/West.


                   DISSENTERS' RIGHTS OF APPRAISAL (Page 39)


     Under the Delaware General Corporation Law, the holders of East/West common stock and preferred stock have the right to seek an appraisal of, and to be paid the fair value of, their shares. Section 262 of the Delaware General Corporation Law, which governs the rights of stockholders who wish to seek appraisal of their shares, is summarized under the heading "The East/West Merger -- Dissenters' Rights of Appraisal" on page 38, and is attached to this proxy statement/prospectus as Annex B.

                      COMPARATIVE MARKET PRICE INFORMATION

     Omnipoint's common stock is listed on the Nasdaq Stock Market under the ticker symbol "OMPT." East/West's Class A common stock is traded on the OTC Bulletin Board under the ticker symbol "EWCM." The following table sets forth, for the periods indicated, the range of high and low closing prices per share of Omnipoint common stock and East/West common stock, which correspond to the companies' respective quarterly fiscal periods for financial reporting periods.


                                                OMNIPOINT                 EAST/WEST
                                               COMMON STOCK              COMMON STOCK
                                           --------------------       ------------------
                                            HIGH          LOW          HIGH         LOW
                                           -------       ------       ------       -----
1997
First Quarter............................  $ 27.50       $ 9.75       $   --       $  --
     Second Quarter......................  $ 16.63       $ 7.00       $   --       $  --
     Third Quarter.......................  $ 23.75       $14.63       $   --       $  --
     Fourth Quarter......................  $ 24.63       $19.00       $   --       $  --
1998
     First Quarter.......................  $ 29.50       $21.38       $ 1.25       $0.61
     Second Quarter......................  $ 29.75       $18.63       $ 2.50       $1.00
     Third Quarter.......................  $ 25.00       $ 7.03       $ 3.00       $1.86
     Fourth Quarter......................  $ 11.75       $ 5.00       $ 1.63       $0.75
1999
     First Quarter.......................  $ 16.19       $10.00       $ 2.00       $1.75
     Second Quarter......................  $ 29.00       $13.13       $ 9.50       $1.50
     Third Quarter.......................  $ 62.19       $30.56       $ 8.00       $3.50
     Fourth Quarter......................  $120.63       $53.81       $38.50       $5.50


     Omnipoint and East/West historically have not paid dividends to their stockholders. Omnipoint does not anticipate paying dividends in the foreseeable future.

                            COMPARATIVE MARKET DATA


     The following table presents trading information for Omnipoint common stock and East/West Class A common stock for October 21, 1999 and January 24, 2000. October 21, 1999 was the last full trading day before the public announcement of the proposed East/West merger. January 24, 2000 was the last practicable trading date for which information was available prior to the first mailing of this proxy statement/prospectus. You should obtain current market quotations prior to making any decision to continue holding East/West common stock in light of the East/West merger and the possible exchange of any Omnipoint securities you may receive as a result of the East/West merger if the VoiceStream reorganization occurs.



                               OMNIPOINT COMMON STOCK           EAST/WEST COMMON STOCK
                             ---------------------------       ------------------------
                              HIGH       LOW      CLOSE         HIGH     LOW     CLOSE
                             -------   -------   -------       ------   ------   ------
October 21, 1999...........  $ 73.00   $ 66.50   $ 71.00       $13.25   $11.25   $13.00
January 24, 2000...........  $122.50   $117.50   $117.56       $39.50   $36.13   $39.50



     If the East/West merger is completed prior to the VoiceStream reorganization then, following the East/West merger, Omnipoint common stock will continue to be traded on the Nasdaq Stock Market under the ticker symbol "OMPT." If the VoiceStream reorganization is completed thereafter, VoiceStream Holdings common stock is expected to be traded on the Nasdaq Stock Market under the ticker symbol "VSTR."

                   SELECTED HISTORICAL CONDENSED CONSOLIDATED
               FINANCIAL AND OTHER DATA OF OMNIPOINT CORPORATION

     The following table sets forth certain selected historical condensed consolidated financial and other data for Omnipoint Corporation and its subsidiaries as of and for each of the five years ended December 31, 1998 and as of and for the nine month period ended September 30, 1999. The selected historical consolidated financial data as of and for each of the five years ended December 31, 1998, are derived from our audited consolidated financial statements and notes thereto. The selected historical condensed consolidated financial data for the nine month period ended September 30, 1999 is derived from Omnipoint's unaudited condensed consolidated financial statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data presented for such period. The selected historical condensed consolidated financial data for the nine month period is not necessarily indicative of the results that would have occurred for a full year.

                                                                                                            NINE MONTHS
                                                             YEARS ENDED DECEMBER 31,                          ENDED
                                           -------------------------------------------------------------   SEPTEMBER 30,
                                             1994       1995        1996          1997          1998           1999
                                           --------   --------   -----------   -----------   -----------   -------------
                                                                                                            (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS
DATA
Revenues:
  Service revenues, net..................  $     --   $     --   $       269   $    30,766   $   141,136   $    226,061
  Handset and accessories revenues,
    net..................................        --         --           262        11,611        26,616         40,595
  License fees and engineering
    services.............................     3,000         --            --         9,573         4,784          2,521
                                           --------   --------   -----------   -----------   -----------   ------------
        Total revenues...................     3,000         --           531        51,950       172,536        269,177
Operating costs and expenses:
  Cost of service revenues...............        --         --         3,230        45,367       124,177        110,712
  Cost of handset and accessories
    revenues.............................        --         --            --        61,895       100,074        114,286
  Cost of engineering services...........        --         --            --         1,073         4,168          1,831
  Research and development...............     7,018     14,345        34,975        23,932        16,639          2,019
  Sales, general and administrative......     6,290     12,619        47,140       105,375       255,242        239,857
  Depreciation and amortization..........     1,125     11,038        15,587        52,644       129,043        143,360
                                           --------   --------   -----------   -----------   -----------   ------------
        Total operating costs and
          expenses.......................    14,433     38,002       100,932       290,286       629,343        612,065
  Loss from operations...................   (11,433)   (38,002)     (100,401)     (238,336)     (456,807)      (342,888)
Other income (expense):
  Equity in losses of joint ventures.....        --         --            --            --       (11,879)        (4,718)
  Interest income........................       363        749        10,697        12,872        11,355          7,848
  Interest expense.......................    (1,519)      (517)      (37,226)      (89,061)     (187,187)      (192,639)
  Other income (expense).................        65         --            --           106        (8,149)           711
  Gain on sale of subsidiary stock.......     3,194         --            --            --            --         37,120
                                           --------   --------   -----------   -----------   -----------   ------------
Loss before extraordinary item...........    (9,330)   (37,770)     (126,930)     (314,419)     (652,667)      (494,566)
Extraordinary loss on early
  extinguishment of debt.................        --         --            --        (6,591)           --             --
Extraordinary loss on return of C-Block
  licenses...............................        --         --            --            --       (11,115)            --
                                           --------   --------   -----------   -----------   -----------   ------------
Net loss.................................    (9,330)   (37,770)     (126,930)     (321,010)     (663,782)      (494,566)
Accretion of 7% Cumulative Convertible
  Preferred Stock........................        --         --            --            --       (13,945)       (15,688)
                                           --------   --------   -----------   -----------   -----------   ------------
Net loss attributable to common
  stockholders...........................  $ (9,330)  $(37,770)  $  (126,930)  $  (321,010)  $  (677,727)  $   (510,254)
                                           ========   ========   ===========   ===========   ===========   ============

                                                                                                            NINE MONTHS
                                                             YEARS ENDED DECEMBER 31,                          ENDED
                                           -------------------------------------------------------------   SEPTEMBER 30,
                                             1994       1995        1996          1997          1998           1999
                                           --------   --------   -----------   -----------   -----------   -------------
                                                                                                            (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Current assets...........................  $  6,348   $ 64,134   $   344,657   $   198,415   $   328,154   $    498,413
Fixed assets, net........................     3,015     18,957       186,851       584,990     1,031,175      1,082,075
Licensing cost, net......................   347,090    338,402       752,189       938,533       645,408        647,105
Other assets.............................     4,492     53,497       135,775        57,651        61,867         84,794
                                           --------   --------   -----------   -----------   -----------   ------------
        Total assets.....................  $360,945   $474,990   $ 1,419,472   $ 1,779,589   $ 2,066,604   $  2,312,387
                                           ========   ========   ===========   ===========   ===========   ============
Current liabilities......................  $  3,253   $ 65,544   $    98,342   $   290,580   $   369,454   $    418,695
Long-term debt...........................   349,206    395,867     1,187,356     1,670,915     2,283,170      2,716,248
Preferred Stock..........................    15,902     44,127            --            --            --             --
Stockholders' equity (deficit)...........    (7,416)   (30,548)     (133,774)     (181,906)     (586,020)      (822,556)
                                           --------   --------   -----------   -----------   -----------   ------------
        Total liabilities and
          stockholders' equity
          (deficit)......................  $360,945   $474,990   $ 1,419,472   $ 1,779,589   $ 2,066,604   $  2,312,387
                                           ========   ========   ===========   ===========   ===========   ============
OTHER FINANCIAL DATA:
EBITDA(1)................................  $(10,308)  $(26,964)  $   (84,841)  $  (185,692)  $  (327,764)  $   (199,528)
Capital expenditures.....................     2,474     17,303       170,931       452,822       562,534        189,218
OTHER DATA:
Licensed POPs............................        --         --    40,200,000    96,500,000    95,000,000    100,000,000
Marketed to POPs(2)......................        --         --            --    16,000,000    45,000,000     46,000,000
Subscribers (at period end)..............        --         --            --       141,000       378,000        698,000
CASH FLOWS PROVIDED BY (USED IN):
Operating activities.....................  $ (7,896)  $(19,747)  $   (64,508)  $  (166,972)  $  (463,871)  $   (413,840)
Investing activities.....................       720    (43,991)     (290,490)     (360,337)     (331,225)       (76,565)
Financing activities.....................      (126)   115,979       512,243       375,861       926,247        546,975
Net Loss Per Share Attributable to Common
  Stockholders...........................  $     --   $     --   $     (2.74)  $     (6.23)  $    (12.87)  $      (9.57)


-------------------------
(1) EBITDA represents operating income (loss) before depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, operating income (loss) as determined in accordance with GAAP, cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Management of Omnipoint believes EBITDA provides meaningful additional information on its operating results and on its ability to service its long-term debt and other fixed obligations and to fund its continuing growth. Because EBITDA is not calculated in the same manner by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(2) Represents population to which Omnipoint's consolidated systems were marketed at period end.

                SELECTED HISTORICAL FINANCIAL DATA OF EAST/WEST


     The selected financial data presented below were derived from the financial statements of East/West and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. East/West has no operating history. The selected financial data for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998, were derived from the audited financial statements of East/West included elsewhere herein. The selected financial data for the period from July 26, 1996 (inception) to December 31, 1996 was derived from the audited financial statements of East/West not presented herein. The selected financial data for each of the nine month periods ended September 30, 1998 and 1999 and for the period from July 26, 1996 (inception) to September 30, 1999, were derived from East/West's unaudited financial statements included elsewhere herein, and in the opinion of management, reflect all adjustments (consisting of normal recurring accruals), necessary to present fairly the data presented for such periods. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1999.


                                                                                               NINE MONTHS ENDED
                          JULY 26, 1996                                    JULY 26, 1996         SEPTEMBER 30,        JULY 26, 1996
                          (INCEPTION) TO   JANUARY 1 TO    JANUARY 1 TO    (INCEPTION) TO   -----------------------   (INCEPTION) TO
                          DEC. 31, 1996    DEC. 31, 1997   DEC. 31, 1998   DEC. 31, 1998       1998         1999      SEPT. 30, 1999
                          --------------   -------------   -------------   --------------   ----------   ----------   --------------
STATEMENT OF OPERATIONS
  DATA:
Interest income.........                                    $     9,818     $     9,818     $    8,266   $    5,617    $    15,435
Interest expense,
  including commitment
  fees and late fees....   $ (1,578,500)    $(1,987,562)        (74,124)     (3,640,186)            --     (137,706)    (3,777,892)
Other expenses..........                        (87,607)        (76,210)       (163,817)       (23,198)     (73,069)      (236,886)
                           ------------     -----------     -----------     -----------     ----------   ----------    -----------
Loss before income
  taxes.................   $ (1,578,500)    $(2,075,169)    $  (140,516)    $(3,794,185)    $  (14,932)  $ (205,158)   $(3,999,343)
Income tax (expense)
  benefit...............                       (500,000)         56,000        (444,000)            --       82,063       (361,937)
                           ------------     -----------     -----------     -----------     ----------   ----------    -----------
  Net loss..............   $ (1,578,500)    $(2,575,169)    $   (84,516)    $(4,238,185)    $  (14,932)  $ (123,095)   $(4,361,280)
Dividend requirement on
  preferred stock.......                        (54,266)       (634,689)       (688,955)      (474,711)    (504,106)    (1,193,061)
Loss applicable to
  common shares.........   $ (1,578,500)    $(2,629,435)    $  (719,205)    $(4,927,140)    $ (489,643)  $ (627,201)   $(5,554,341)
                           ============     ===========     ===========     ===========     ==========   ==========    ===========
Basic and diluted loss
  per common share......                    $     (0.74)    $      (.20)                    $     (.14)  $     (.16)
Number of shares used in
  computation...........                      3,551,499       3,551,499                      3,551,499    4,040,074
                                            ===========     ===========                     ==========   ==========
Net loss allocated to
  general partner
  (1%)..................        (15,785)
Net loss allocated to
  limited partner
  (99%).................     (1,562,715)

CASH FLOWS PROVIDED BY
  (USED IN):
Operating activities....             --         (38,303)       (492,622)       (530,925)       (56,325)    (815,357)    (1,346,282)
Investing activities....    (12,000,000)      8,208,456              --      (3,791,544)            --           --     (3,791,544)
Financing activities....     12,000,000      (7,915,726)        300,000       4,384,274             --      866,805      5,251,079

                                                                DECEMBER 31,                       SEPTEMBER 30,
                                                   ---------------------------------------   -------------------------
                                                      1996          1997          1998          1998          1999
               BALANCE SHEET DATA:                 -----------   -----------   -----------   -----------   -----------
Current assets...................................  $12,000,000   $   254,427   $    61,805   $   198,102   $   113,253
Total assets.....................................   12,000,000    20,452,582    21,208,152    21,125,823    21,968,332
Current liabilities..............................           --       654,853     2,294,519     1,343,026     2,093,051
Long-term liabilities............................   13,378,500    15,666,177    14,866,597    15,666,177    14,784,534
Total liabilities................................   13,378,500    16,321,030    17,161,116    17,009,203    16,877,585
Redeemable preferred stock.......................           --     3,389,487     4,024,176     3,864,198     4,528,282
Total shareholders' equity (deficit)(1)..........   (1,378,500)      742,065        22,860       252,422       562,465

-------------------------

(1) In October 1999, East/West issued 300,000 shares of its Class A common stock to Omnipoint for net proceeds of approximately $2.9 million, and in January 2000 East/West issued 100,000 shares of its Class A common stock to affiliates of Weiss, Peck & Greer, LLC for net proceeds of approximately $3.32 million (see note 9 to East/West's unaudited financial information included elsewhere herein.)

                         THE EAST/WEST SPECIAL MEETING

DATE, TIME, AND PLACE


     The special meeting of East/West stockholders will be held at 4:00 p. m., local time, on February 24, 2000, at Indian Harbor Yacht Club, 710 Steamboat Road, Greenwich, CT 06830. This proxy statement/prospectus is being furnished in connection with the solicitation by the board of directors of East/West of proxies to be used at the East/West special meeting and at any and all adjournments and postponements of the East/West special meeting.


PURPOSE

     The purpose of the East/West special meeting is to consider and vote on the proposal to approve the East/West merger agreement under which East/West would be merged with and into Omnipoint with Omnipoint continuing as the surviving corporation. Omnipoint has also entered into a separate agreement with VoiceStream under which Omnipoint and VoiceStream would each become a wholly-owned subsidiary of VoiceStream Wireless Holding Corporation. East/West stockholders may also be asked to transact other business that may properly come before the East/West special meeting or any adjournment or postponement of the East/West special meeting.

EAST/WEST BOARD OF DIRECTORS' RECOMMENDATION

     The East/West board, after careful consideration, has unanimously approved the East/West merger agreement and recommends a vote FOR approval of the East/West merger agreement.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS


     The East/West board has fixed December 28, 1999 as the record date for the East/West special meeting. Only holders of record of shares of East/West common stock on the record date are entitled to notice of and to vote at the East/West special meeting. As of the record date, there were 4,739,374 outstanding shares of East/West common stock held by approximately 2,150 holders of record. At the East/West special meeting, holders of shares of East/West Class A common stock will be entitled to one vote per share of East/West Class A common stock and holders of shares of East/West Class B common stock will be entitled to five votes per share of East/West Class B common stock. Holders of East/West Class A common stock can vote no more than 49.9% of East/West's voting interests. Holders of East/ West Class B common stock have the right to vote at least 50.1% of East/West's voting interests.


VOTE REQUIRED; QUORUM

     The approval of the East/West merger agreement will require the affirmative vote of the holders of a majority of the voting power of the shares of East/West Class A common stock and East/West Class B common stock, voting together as one class, provided that, in accordance with the Certificate of Incorporation and Bylaws of East/West, the holders of Class B common stock shall always represent at least 50.1% of the voting power of East/West.

     The representation, in person or by properly executed proxy, of the holders of a majority of the voting power of the shares of stock entitled to vote at the East/West special meeting is necessary to constitute a quorum at the East/West special meeting. Shares of East/West common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the East/West special meeting. Shares that abstain from voting on the proposal to approve the East/West merger agreement will be treated as shares that are present and entitled to vote at the East/West special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the East/West merger agreement. Broker non-votes will be treated as present and entitled to vote at the East/West special meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of record for customers will not be entitled to vote on the proposal to approve the merger agreement unless they receive voting instructions from their customers.

Accordingly, broker non-votes will not be voted in favor of approval of the East/West merger agreement meaning that such shares will have the same effect as shares voted against approval of the East/West merger agreement.


     As of the record date, East/West's directors and executive officers and their affiliates beneficially owned approximately 85.6% of the votes represented by the outstanding shares of East/West common stock. East/West's directors and executive officers have expressed their intent to vote their shares in favor of approval of the East/West merger agreement.



     At the time the East/West merger agreement was executed by East/West and Omnipoint, Aer Force Communications, Inc., holder of approximately 81.6% of the votes entitled to be cast by holders of all outstanding shares of East/West common stock, entered into a voting agreement with East/West and Omnipoint under which Aer Force agreed to vote in favor of approval of the East/West merger agreement.


VOTING OF PROXIES

     All shares of East/West common stock that are entitled to vote and are represented at the East/West special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies, other than broker non-votes, will be voted for approval of the East/West merger agreement.

     The East/West board does not know of any matters other than those described in the notice of the East/West special meeting that are to come before such meeting. If any other matters are properly presented at the East/West special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the East/West merger, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voted against the East/West merger will not be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of East/West, at or before the taking of the vote at the East/West special meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of East/West before the taking of the vote at the East/West special meeting; or

     - attending the East/West special meeting and voting in person, although attendance at the East/ West special meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice of revocation or subsequent proxy should be sent to East/West Communications, Inc., 350 Stuyvesant Avenue, Rye, New York 10580
Attention: Secretary, or hand delivered to the Secretary of East/West at or before the taking of the vote at the East/West special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the East/West special meeting.

SOLICITATION OF PROXIES; EXPENSES

     Substantially all expenses of East/West's solicitation of proxies, including the cost of preparing and mailing this joint proxy statement/prospectus to East/West stockholders, will be borne by East/West. In addition to solicitation by use of the mails, proxies may be solicited from East/West stockholders by directors, officers, and employees of East/West in person or by telephone, facsimile, or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. East/West has not retained a proxy solicitation firm to assist East/West in connection with the solicitation of proxies for the East/West special meeting.

                                  RISK FACTORS

     In evaluating the transactions described in this proxy statement/prospectus you should carefully consider the risks identified below. Additional risks not presently known to Omnipoint or that it currently deems immaterial may also impair Omnipoint's business operations.

     In addition to considering the risks described below, you should also carefully consider the risk factors identified and described in the VoiceStream disclosure statement, a copy of which is enclosed with this proxy statement/prospectus. While you will not be entitled to vote on the approval of the VoiceStream reorganization, you should consider them carefully in light of the fact that you could become a stockholder of VoiceStream Holdings as a result of the transactions described in this proxy/prospectus.

RISKS RELATED TO THE EAST/WEST MERGER

     BEFORE APPROVING THE EAST/WEST MERGER AGREEMENT, YOU MUST WEIGH THE RISKS OF OWNING SHARES OF OMNIPOINT SERIES E PREFERRED STOCK, OMNIPOINT COMMON STOCK, OR VOICESTREAM HOLDINGS COMMON STOCK.

     By approving the East/West merger agreement, every holder of East/West common stock acknowledges that he or she may receive in the East/West merger an amount of Omnipoint Series E preferred stock, VoiceStream Holdings common stock, Omnipoint common stock and/or cash. See "The East/West Merger -- Conversion of East/West Common Stock." Omnipoint Series E preferred stock or Omnipoint common stock will be supported by a different mix of assets and personnel than that of either East/West common stock or Omnipoint common stock prior to the East/West merger. VoiceStream Holdings common stock will be supported by a different mix of assets and personnel than that of either East/West common stock, Omnipoint common stock, or Omnipoint Series E preferred stock. As a consequence, the Omnipoint Series E preferred stock, VoiceStream Holdings common stock, or Omnipoint common stock may perform differently than the East/West common stock has performed historically. Each stockholder must weigh the risks of this new equity ownership, understanding that the stock price of VoiceStream Holdings common stock, or Omnipoint common stock may fluctuate significantly after the East/West merger.

     THE STOCK PRICE OF VOICESTREAM HOLDINGS COMMON STOCK OR OMNIPOINT COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY AFTER THE EAST/WEST MERGER.

     There will be no public market for Omnipoint Series E preferred stock. Omnipoint common stock trades on the Nasdaq Stock Market and VoiceStream Holdings common stock is expected to be listed and traded on the Nasdaq Stock Market. The market price of VoiceStream Holdings common stock or Omnipoint common stock could fluctuate significantly in response to various factors and events, including:

     - the perceived prospects of the combined companies;

     - changes in VoiceStream Holdings' or Omnipoint's operating results;

     - changes in, or VoiceStream Holdings' or Omnipoint's failure to meet, financial estimates by securities analysts;

     - liquidity of VoiceStream Holdings common stock or Omnipoint common stock; and

     - developments in the wireless communications industry.

     In addition, the stock market in general and wireless industry stocks in particular have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of VoiceStream

Holdings common stock or Omnipoint common stock, regardless of VoiceStream Holdings' or Omnipoint's actual operating performance.

     YOUR ABILITY TO RESELL OMNIPOINT SERIES E PREFERRED STOCK, VOICESTREAM HOLDINGS COMMON STOCK, OR OMNIPOINT COMMON STOCK MAY BE RESTRICTED.

     All Omnipoint Series E preferred stock, VoiceStream Holdings common stock or Omnipoint common stock that East/West stockholders receive as a result of the East/West merger will be freely transferable, except for Omnipoint Series E preferred stock, VoiceStream Holdings common stock, or Omnipoint common stock received by stockholders who are deemed to be "affiliates" of East/West prior to the merger. Affiliates may resell their Omnipoint Series E preferred stock, VoiceStream Holdings common stock, or Omnipoint common stock only in transactions permitted by the resale provisions and volume limitations of Rule 145 or Rule 144 of the Securities Act or as the Securities Act otherwise permits.

     NEITHER OMNIPOINT NOR EAST/WEST CAN GUARANTEE THAT THE EAST/WEST MERGER WILL BE CONSUMMATED.

     Neither Omnipoint nor East/West can give you assurance that the East/West merger or the VoiceStream reorganization will be consummated. Omnipoint, VoiceStream, and VoiceStream Holdings have the right to take (or fail to take) any action necessary in order to consummate the VoiceStream reorganization, fulfill the closing conditions in the VoiceStream reorganization agreement, or to ensure that the receipt of VoiceStream Holdings common stock by Omnipoint stockholders pursuant to the VoiceStream reorganization will be tax-free to such Omnipoint stockholders, even if such action (or failure to take such action) will result in the East/West merger not being completed. Failure to consummate such transactions may result in a material adverse effect on the business or prospects of East/West. Such a material adverse effect may result from, among other factors, the significant amount of time and resources that have been dedicated by the management of East/West to the transactions contemplated by the East/West merger agreement.

     EAST/WEST MERGER MAY NOT QUALIFY AS A TAX-FREE REORGANIZATION.

     The East/West merger generally is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the East/West merger constitutes a reorganization within the meaning of the Internal Revenue Code, no gain or loss will be recognized by holders of East/West common stock, except to the extent of cash received. As described in more detail under the heading "The East/West Merger Agreement -- Material United States Federal Income Tax Consequences of the East/West Merger" it is possible that the East/West merger will be completed even if it does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In this case, the East/West merger will be a fully taxable transaction and holders of East/West common stock will recognize gain or loss in an amount equal to the difference between the fair market value of the consideration received in the East/West merger and the holder's adjusted tax basis in the stock exchanged therefor.

     Tax matters are very complicated, and the tax consequences of the East/West merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the East/West merger to you. We encourage you to review carefully the disclosure under the heading "The East/West Merger Agreement -- Material United States Federal Income Tax Consequences of the East/West Merger".

RISKS RELATED TO OMNIPOINT

     OMNIPOINT HAS A HISTORY OF OPERATING LOSSES, AND ITS FUTURE OPERATING RESULTS ARE UNCERTAIN.

     Omnipoint sustained operating losses of approximately $342.9 million for the nine months ended September 30, 1999, $456.8 million in fiscal 1998, $238.3 million in fiscal 1997 and $100.4 million in fiscal 1996. At September 30, 1999, Omnipoint had an accumulated deficit of $1.7 billion and negative stockholders' equity, net of accumulated deficit, of $822.6 million. East/West sustained losses before income taxes of approximately $205,158 for the nine months ended September 30, 1999, $141,000 in fiscal year 1998, $2,075,000 in fiscal year 1997 and $3,999,343 for the period from July 26, 1996 (inception) to September 30, 1999. At September 30, 1999, East/West had a deficit accumulated during the development stage of approximately $5,554,000 and total shareholders' equity of approximately $562,000. Omnipoint expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while it continues to develop and construct its systems and grow its subscriber base.

     Omnipoint believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside its control. These factors include, among others, the following:

     - costs associated with the buildout of Omnipoint's networks (including any unanticipated costs associated with this buildout);

     - fluctuations in demand for Omnipoint's services and equipment;

     - the expansion of the market for PCS;

     - increased competition, including price competition;

     - changes in the regulatory environment;

     - the cost and availability of equipment components; and

     - changes in general economic conditions.

     Omnipoint cannot assure you that it will achieve or sustain profitability or positive cash flow from operating activities in the future, or will generate sufficient cash flow to service current or future debt requirements or working capital requirements.

     OMNIPOINT'S SUBSTANTIAL DEBT WILL LIMIT ITS ABILITY TO BORROW ADDITIONAL FUNDS TO FINANCE ITS GROWTH, CREATES FINANCIAL AND OPERATING RISKS, AND WILL MAKE IT VULNERABLE TO INCREASES IN INTEREST RATES.

     After the East/West merger, Omnipoint will be highly leveraged and subject to strict financial limitations because Omnipoint and East/West have incurred a significant amount of debt in acquiring PCS licenses, building their systems and subscriber bases. As of September 30, 1999, East/West had approximately $15,166,177 of total outstanding debt and redeemable preferred stock of $4,528,282. As of November 30, 1999, Omnipoint had approximately $2.9 billion of total outstanding long-term debt. Omnipoint's level of debt, and the incurrence of additional debt in the future, could have important consequences to you. For example, it could:

     - require us to dedicate a substantial portion of Omnipoint's cash flow from operations to paying principal and interest on Omnipoint's debt, thereby reducing the availability of Omnipoint's cash flow to fund working capital, capital expenditures, acquisitions of additional systems and other general corporate requirements;

     - limit Omnipoint's flexibility in reacting to changes in Omnipoint's business and the wireless industry generally;

     - limit Omnipoint's ability to borrow additional funds due to financial and restrictive covenants in such debt; and

     - make us more vulnerable to increases in prevailing interest rates because certain of Omnipoint's borrowings are and will continue to be at variable rates of interest.

     Additionally, Omnipoint cannot guarantee that after the closing of the East/West merger Omnipoint will be able to generate enough cash flow from operations or that Omnipoint will be able to obtain enough capital to service Omnipoint's debt or fund Omnipoint's planned capital expenditures. Omnipoint may also need to refinance some or all of Omnipoint's indebtedness on or before its maturity. Omnipoint cannot guarantee, however, that Omnipoint will be able to refinance Omnipoint's indebtedness on commercially reasonable terms or at all. Should Omnipoint be liquidated, Omnipoint's stockholders' claims would be subordinated to the claims of the holders of any outstanding indebtedness.

     THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE EAST/WEST MERGER AND COULD DELAY OR REFUSE TO APPROVE THE EAST/WEST MERGER OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT OMNIPOINT'S BUSINESS OR FINANCIAL CONDITION.

     The Communications Act and FCC rules require the FCC's prior approval of the assignment of East/West's PCS licenses to Omnipoint. East/West and Omnipoint filed an application for FCC approval of the assignment of East/West's PCS licenses to Omnipoint on November 1, 1999. The FCC released a Public Notice announcing the acceptance for filing of the application. Interested parties will have until December 10, 1999 to comment on, or to oppose, the application. Interested parties will again have 30 days to comment on or oppose the grant of the FCC's consent to the application following public notice of the grant.

     Omnipoint's obligation to close on the East/West merger is conditioned, among other factors, upon the order granting the requisite FCC consent becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent, Omnipoint cannot assure you that there will not be any post-grant challenges by private parties or actions by the FCC or the courts that would delay or prevent finality. Though Omnipoint may waive finality as a condition of closing, we cannot assure you that it will do so.

     While Omnipoint expects that the application will be processed in accordance with the FCC's routine procedures and without conditions other than conditions that are consistent with those generally applicable to the assignment of PCS licenses, we cannot assure you that the FCC will grant the application, that the FCC will grant the application without conditions, or that there will be no delay caused by the filing of a challenge to the assignment application.

     OMNIPOINT WILL NEED SIGNIFICANT FUTURE FUNDING, WHICH IT MAY NOT BE ABLE TO OBTAIN.

     Omnipoint's business plan will require it to obtain significant amounts of additional capital if either or both of the East/West merger or the VoiceStream reorganization is completed. Among other things, this additional funding will be needed for the buildout of Omnipoint's networks. To the extent that the buildout of these networks is faster than expected, the costs will be greater than anticipated. Omnipoint's industry is rapidly evolving and is experiencing a number of recent consolidations. Omnipoint will need significant additional funding to make any future strategic acquisitions, including those that may arise through future acquisitions of licenses and equipment for the development or expansion of its PCS networks. Omnipoint may also need substantial additional capital to refinance its indebtedness as it matures. There can be no assurance that Omnipoint will be able to obtain such financing on acceptable terms and in adequate amounts to accomplish its objectives, if at all. Omnipoint's access to additional funds may be limited by the terms of its existing financing arrangements, including:

     - covenants that restrict the amount of additional borrowings that Omnipoint can make, including borrowings under existing credit facilities;

     - covenants that restrain Omnipoint's ability to grant security interests on its assets that diminish its ability to obtain additional secured financing; and

     - substantial existing debt service requirements.

     Among other things, the amount of Omnipoint's future capital needs will depend on a variety of factors, including:

     - Omnipoint's desire to pursue strategic opportunities not contemplated by its business plan;

     - the level of its buildout costs;

     - greater than anticipated equipment maintenance or replacement costs;

     - expansion of its sales and marketing efforts;

     - the progress of its research and development efforts and the extent to which it invests in new technology and in improvements to its existing technology; and

     - the response of competitors to its services and equipment.

     Omnipoint plans to meet its additional capital needs for the buildout of its systems and to refinance its indebtedness as it becomes due with the proceeds from credit facilities and other borrowings, the proceeds from sales of additional debt securities, the sale or issuance of equity securities, financing arrangements with vendors and through joint ventures. Omnipoint cannot guarantee that it will be able to raise sufficient additional capital on commercially reasonable terms or at all. If Omnipoint does not raise sufficient funds, it may delay or abandon some or all of its planned buildout or expenditures, which could materially limit its ability to compete in the wireless communications industry. Omnipoint's failure to refinance any indebtedness when due could have a material adverse effect on its financial condition, results of operations and cash flows.

     OMNIPOINT IS HIGHLY DEPENDENT ON THE SERVICES OF ITS KEY EMPLOYEES.

     Omnipoint is highly dependent upon the technical and management skills of its key employees, particularly those of Douglas G. Smith, Omnipoint's Chairman, President and CEO. The loss of the services of any of Omnipoint's key employees could adversely affect Omnipoint's financial condition and results of operations. There can be no assurance that Omnipoint will be successful in retaining its key employees, or that it will be able to attract or retain additional skilled personnel.

     Omnipoint's rapid growth and continued expansion has placed, and may continue to place, a significant strain on its management, as well as on its operational and financial resources. Omnipoint's rapid growth has placed a particular strain on its financial personnel, whose areas of responsibility have expanded in connection with its recent financing activities and strategic partnering negotiations. Omnipoint's ability to manage its growth effectively will require it to continue to implement and improve its operational and financial systems. Omnipoint's success also depends in large part on a limited number of key technical, accounting, marketing and sales employees, as well as on its ability to continue to attract and retain additional highly talented personnel. Competition for qualified personnel in the industries in which it operates is intense. These demands could require the addition of new management personnel and the development of additional expertise by existing management. The failure of Omnipoint's management team to effectively manage growth could have a material adverse affect on its financial condition and results of operations.

     OMNIPOINT HOLDS SPECIAL LICENSES THAT MAY EXPOSE IT TO ADDITIONAL RISKS.

     Omnipoint holds special qualifications under current FCC rules and regulations which allow it to participate in special auctions of, and be eligible for deferred payment terms and discounts for, C Block and F Block PCS licenses. The East/West licenses to be assigned to Omnipoint in the East/West merger also are subject to these requirements. In order to retain these licenses and favorable government financing afforded to it as a result of these qualifications, Omnipoint must maintain its Designated Entity status.

     In order to maintain all of the benefits Omnipoint has as a Designated Entity, certain investors may not exceed certain maximum levels of stock ownership and voting stock for a period of ten years from the date on which Omnipoint, or in the case of East/West's licenses, East/West, acquired its C Block and F Block licenses. While Omnipoint believes that it has taken all necessary steps to comply with the FCC's Designated Entity requirements, it can make no assurance that its ownership and control structure or its eligibility to hold the East/West licenses will not be challenged. See "-- Risks related to the VoiceStream Transactions." Assuming that the proposed VoiceStream reorganization is completed, Omnipoint will be required to assign certain of its licenses to joint ventures that it will not control. See "-- Risks related to the VoiceStream reorganization" for a discussion of the effect the proposed VoiceStream reorganization will have on Omnipoint's Designated Entity status. East/West's PCS licenses will be among those which Omnipoint will assign to a qualified Designated Entity. Omnipoint will be required to request and obtain FCC approval prior to doing so. Omnipoint cannot assure you that such approval will be obtained prior to consummation of the VoiceStream reorganization or that, if such approval is not obtained prior to consummation of the VoiceStream reorganization, that the FCC will not impose any penalty or that no delay will occur.

     DELAYS IN THE BUILDOUT OF OMNIPOINT'S NETWORK FACILITIES MAY ADVERSELY AFFECT ITS BUSINESS.

     As a condition of license renewal, FCC rules require that Omnipoint, along with all other C Block licensees, construct facilities with a signal level sufficient to provide adequate service to at least one-third of the population of its licensed service area within five years of their initial license grants and two-thirds of the population within ten years. In addition, Omnipoint, along, with all other 10 MHz PCS licensees, must construct facilities with a signal level sufficient to provide adequate service to at least one-quarter of the population in its licensed service area within five years of its initial license grants, or make a showing of substantial service in its licensed service area within five years of its initial license grants. Failure to meet the coverage requirement for a particular market may subject Omnipoint to forfeiture of its license for that market.

     Omnipoint anticipates that it will take several years to substantially complete its targeted buildout. The buildout of the network in each market is subject to successful completion of network design, site and facility acquisitions, permitting, and purchase and installation of network equipment. Delays in any of these areas may adversely affect Omnipoint's ability to complete the buildout in a timely manner. Failure or delay in completing the buildout of the network in the surrounding areas also may adversely affect Omnipoint's ability to market its PCS services in the licensed areas. In connection with the VoiceStream reorganization, Qualcomm Incorporated filed a petition on September 16, 1999 to deny Omnipoint's application for transfer of its New York MTA PCS license to VoiceStream Holdings. The petition claims that Omnipoint has not satisfied the condition on its license requiring that it construct a system that substantially uses the technology upon which its pioneer's preference was based and that its New York MTA PCS license should be revoked for that reason. See "-- Risks related to the VoiceStream
Transactions -- Regulatory agencies must approve the VoiceStream reorganization and could delay or refuse to approve the VoiceStream reorganization or impose conditions that could adversely affect VoiceStream Holdings' business or financial condition."

RISKS RELATED TO THE VOICESTREAM TRANSACTIONS

     In addition to considering the risks described below, you should also carefully consider the risk factors identified and described in the VoiceStream disclosure statement, a copy of which is enclosed with this proxy statement/prospectus.

     OMNIPOINT CANNOT ASSURE YOU THAT THE VOICESTREAM REORGANIZATION WILL BE CONSUMMATED.

     Completion of the VoiceStream reorganization is subject to a number of conditions that are outside of Omnipoint's control. The failure to complete the VoiceStream reorganization or any of the related transactions expected to be completed in connection with the VoiceStream reorganization, including the Aerial reorganization, could have a material adverse effect on Omnipoint's business and financial condition and could substantially impact the value of any Omnipoint securities you might receive in the East/West merger or the VoiceStream common stock you will receive if both the VoiceStream reorganization and the East/West merger are completed. See "The VoiceStream Transactions -- Termination of the VoiceStream Reorganization Agreement."

     THE VOICESTREAM REORGANIZATION AGREEMENT CONTAINS CERTAIN RESTRICTIONS ON OMNIPOINT'S INTERIM OPERATIONS PENDING CONSUMMATION OF THE VOICESTREAM REORGANIZATION.

     The VoiceStream reorganization agreement requires Omnipoint, until either the closing of the VoiceStream reorganization or the termination of the VoiceStream reorganization agreement, to conduct its business in the ordinary course consistent with past practice and to use its reasonable efforts to preserve its business organizations and relationships with third parties. In addition, Omnipoint has agreed to some specific restrictions, subject to certain exceptions described in the VoiceStream reorganization agreement. For example, with certain exceptions, Omnipoint may not:

     - enter into any reorganization (Omnipoint has obtained VoiceStream's approval to enter into the East/West merger), liquidation or other significant transaction;

     - encumber or transfer any assets having a fair market value exceeding $5 million, or $10 million in the aggregate;

     - issue or dispose of equity securities, options or other securities convertible or exercisable for equity securities, except in connection with the exercise or conversion of options or convertible securities outstanding on June 23, 1999;

     - incur or assume any non-vendor related indebtedness other than the greater of $300 million or the amount needed to finance a six-month rolling forecast of cash needs;

     - make any loans, advances or capital contributions;

     - make certain capital expenditures;

     - enter into any agreement that would materially limit Omnipoint's ability or the ability of VoiceStream or VoiceStream Holdings to engage in the wireless communications business or any other business.

     These limitations could restrict Omnipoint's ability to generate cash flow, obtain sufficient capital to service its existing and future debt or fund its future capital expenditures. As a result, Omnipoint may be unable to adapt timely and effectively to changes in its business and industry or take advantage of various opportunities that may arise. See "The VoiceStream
Transactions -- Omnipoint's Interim Operations."

     OMNIPOINT WILL EXPERIENCE A CHANGE OF CONTROL UPON COMPLETION OF THE VOICESTREAM REORGANIZATION. VOICESTREAM HOLDINGS' BUSINESS STRATEGY MAY BE DIFFERENT FROM OMNIPOINT'S OPERATING STRATEGY AND VOICESTREAM HOLDINGS MAY EXPERIENCE DIFFICULTY INTEGRATING ITS OPERATIONS WITH THOSE OF OMNIPOINT AND/OR AERIAL.

     Omnipoint will experience a change of control if the VoiceStream reorganization is completed. Assuming the completion of the VoiceStream reorganization, Omnipoint expects that the current stockholders of Omnipoint, as well as the East/West stockholders, assuming the East/West merger is consummated, will own a minority of the outstanding shares of VoiceStream Holdings. In connection with the VoiceStream transactions, and assuming that both the VoiceStream reorganization and the Aerial reorganization are completed, the size of the VoiceStream Holdings board will be increased to 17 members and four of the currently serving members of Omnipoint's board will be appointed to the VoiceStream Holdings board. Omnipoint expects that the remaining seats on the VoiceStream Holdings board will be filled by currently serving members of the VoiceStream board and others as described in the VoiceStream disclosure statement, a copy of which is enclosed with this proxy statement/prospectus.

     Because the Omnipoint-designated directors will constitute less than a majority of the membership of the VoiceStream Holdings board and none of Omnipoint's executive officers, other than Mr. Smith, is currently designated to serve as an executive officer of VoiceStream Holdings, Omnipoint's current directors and executive officers will not be able to control the outcome of future decisions regarding the VoiceStream Holdings' business strategy and operations. VoiceStream's business strategy and operations are expected to differ in a number of respects from Omnipoint's current business strategy and operations. Omnipoint can make no assurances that any strategies pursued by VoiceStream Holdings' board or management will not adversely affect Omnipoint's existing business strategy or operations. Moreover, Omnipoint cannot assure you that any attempts by VoiceStream Holdings to integrate some or all of its operations, networks and billing and other systems with those of VoiceStream, and Aerial if the Aerial reorganization is completed, following the VoiceStream reorganization will be successful and will not be disruptive to the combined company as a whole. Any disruptions stemming from the business strategy implemented by the VoiceStream Holdings' board and management team or the integration of the operations of Omnipoint and VoiceStream, and Aerial if the Aerial reorganization is completed, could have a material adverse effect on Omnipoint's and on VoiceStream Holdings' growth rates, business, financial condition and results of operations.

     ASSUMING THAT THE VOICESTREAM REORGANIZATION IS COMPLETED, OMNIPOINT WILL BE REQUIRED TO TRANSFER CERTAIN OF ITS LICENSES TO JOINT VENTURES THAT IT WILL NOT CONTROL.

     When implementing the PCS licensing scheme in the United States, the FCC established six PCS license Blocks, A, B, C, D, E and F, and adopted rules that granted a narrow category of defined "Designated Entities" the right to own and operate under the C and F Block PCS licenses. Although Omnipoint qualified as a Designated Entity under FCC rules and is therefore able to hold and operate under C and F Block PCS licenses, VoiceStream Holdings does not qualify as a Designated Entity and therefore cannot own or operate under C or F Block PCS licenses.

     As a result, immediately prior to the VoiceStream reorganization, Omnipoint's C and F Block licenses and its existing rights to obtain pending C Block PCS licenses will be assigned to two new joint venture entities controlled by Cook Inlet. The East/West PCS licenses also must be assigned to a qualified Designated Entity in order to avoid possible penalties imposed by the FCC; Omnipoint intends to assign the East/West licenses to a joint venture entity controlled by Cook Inlet. In the event that the VoiceStream reorganization occurs prior to the East/West merger, Omnipoint will become a subsidiary of VoiceStream Holdings before the East/West PCS licenses are assigned to Omnipoint in the East/West merger, and would thus not be a Designated Entity under the FCC's rules. In that case, Omnipoint intends to complete the assignment of the East/West licenses to the Cook Inlet-controlled entity immediately upon assignment of the licenses to Omnipoint. Because the East/West PCS licenses may be held briefly by Omnipoint after it is no longer a Designated Entity, a waiver of the FCC's rules regarding eligibility to hold these licenses may be required as part of the FCC's consent to the assignment, and Omnipoint intends to request such a waiver, if necessary. Omnipoint cannot assure you that the FCC will grant such a request. Omnipoint will have a 49.9% minority interest in each of these entities and VoiceStream Holdings is expected to provide technical services to each of these joint venture entities. The joint venture entities will hold or have rights to acquire licenses including those of some key urban markets. Among the markets previously owned and operated by Omnipoint that will be acquired by and subsequently owned and operated by these joint venture entities are Philadelphia. Omnipoint will not have affirmative control over and will maintain limited investor protection rights in the new joint venture entities. VoiceStream Holdings will have substantial financial commitments and must rely on corresponding financial commitments to the joint venture entities from Cook Inlet in the markets served by these joint venture entities. Also, many of the systems owned by these joint venture entities have not been built out and the joint venture entities will have substantial capital needs in connection with such buildouts. Omnipoint cannot guarantee that these joint venture entities will be able to raise sufficient capital, whether through bank borrowings or otherwise, to complete the buildout of their systems. While VoiceStream Holdings will have certain rights which may allow it to acquire interests in these joint venture entities that it does not currently own, Omnipoint cannot assure you that third parties will not outbid VoiceStream Holdings.

     THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE VOICESTREAM REORGANIZATION AND COULD DELAY OR REFUSE TO APPROVE THE VOICESTREAM REORGANIZATION OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT VOICESTREAM HOLDINGS' BUSINESS OR FINANCIAL CONDITION.

     The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of Omnipoint's PCS licenses to VoiceStream Holdings, as well as the assignment of Omnipoint's C and F Block PCS licenses to the two new joint venture entities controlled by Cook Inlet. Omnipoint and VoiceStream filed applications to make these transfers and assignments on July 15, 1999. On August 16, 1999, the FCC released a Public Notice announcing the acceptance for filing of the applications. On September 10, 1999, National Telecom PCS, Inc. filed a petition to deny Omnipoint's assignment to Cook Inlet of eleven licenses on which Omnipoint was the high bidder in the FCC's recently completed C Block reauction (the FCC Auction 22). Those licenses were formerly held by a company now in Chapter 11 bankruptcy reorganization against whom NatTel has filed an antitrust claim. NatTel argues that the FCC should not permit the assignment of the licenses until the antitrust claim is resolved. On September 16, 1999, Qualcomm Incorporated filed a petition to deny Omnipoint's application for transfer of its New York MTA PCS license to VoiceStream Holdings. The petition claims that Omnipoint has not satisfied the condition on its license requiring that it construct a system that substantially uses the technology upon which its pioneer's preference was based and that Omnipoint's New York MTA PCS license should be revoked for that reason. The full cycle of such comment and reply concluded on October 5, 1999. While Omnipoint expects that the applications will be processed in accordance with the FCC's routine procedures and without conditions other than conditions that are consistent with those generally applicable to the transfer and assignment of PCS licenses, there can be no assurance that the FCC will grant the applications, that the FCC will grant the applications without conditions, or that there will be no delay caused by the filing of a challenge to the transfer and assignment applications.

RISKS RELATED TO THE WIRELESS COMMUNICATIONS AND TECHNOLOGY INDUSTRIES

     OMNIPOINT FACES INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS, WHICH COULD ADVERSELY AFFECT ITS ABILITY TO GROW ITS SUBSCRIBER BASE AND REVENUES.

     Omnipoint competes with providers of PCS, cellular and other wireless services. Under the current rules of the FCC, up to six PCS licenses and two cellular licenses may be issued in each geographic area. In addition, Nextel operates on ESMR frequencies. Due to license aggregation, currently the number of PCS competitors, cellular competitors and Nextel ranges from five to seven across the top 50 markets. Thus, competition is intense. Omnipoint competes against AT&T Wireless, Bell Atlantic Mobile Systems, Nextel, SBC Communications, Sprint PCS and Vodafone AirTouch, among others. Many of these competitors have substantially greater financial, technical, marketing, sales and distribution resources than it does, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks, and Bell Atlantic Mobile Systems and Vodafone AirTouch, among others, through joint ventures and affiliation arrangements, could operate substantially nationwide wireless systems throughout the continental United States. In short, there can be no assurance that Omnipoint will be able to successfully attract and retain customers and grow its subscriber base and revenues.

     Competition in the communications equipment industry is also intense. The industry consists primarily of major domestic and international companies which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than Omnipoint does. In the cellular, PCS and wireless local loop markets, Omnipoint competes against analog and various digital technologies, the most prominent of which are either TDMA-based or CDMA-based systems. In addition, a number of privately and publicly held telecommunications companies, including Northern Telecom and Ericsson, are developing digital telecommunications systems and products and implementing competing digital wireless technologies. It is possible that Omnipoint's competitors will devote significantly greater financial, technical, marketing and other resources to aggressively market competitive communications systems, or develop and adopt competitive digital cellular technologies. Any such efforts by Omnipoint's competitors may materially adversely affect its financial condition, results of operations and cash flows in the future.

     OMNIPOINT IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, ANY CHANGE IN WHICH COULD AFFECT ITS BUILD OUT PLAN OR ITS FINANCIAL PERFORMANCE.

     The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, also may be regulated by state and local governmental bodies. There can be no assurance that either the FCC or such state and local agencies will not adopt regulations or take other actions that would adversely affect Omnipoint's business. Omnipoint cannot assure you that it will be able to obtain and retain all necessary governmental authorizations and permits. Failure to do so could negatively affect Omnipoint's existing operations, and could delay or prevent proposed operations. Omnipoint may be required to modify its business plans or operations as new regulations arise. Omnipoint cannot assure you that it will be able to do so in a cost-effective manner, or at all.

     THERE IS A RISK THAT OMNIPOINT COULD LOSE THE NEW YORK MTA LICENSE OR OTHER LICENSES AS A RESULT OF COURT OR REGULATORY PROCEEDINGS.

     Omnipoint's New York MTA A Block license was issued as a Pioneer's Preference, and as a consequence contains a condition that requires it to construct a PCS system that "substantially uses" the design and technology upon which its Pioneer's Preference license was based. The FCC has never specifically defined the phrase "substantial use." Although there can be no assurance as to whether or how the FCC will in the future construe the phrase "substantial use," Omnipoint believes, on the basis of prior FCC pronouncements, that its build out plan in connection with the New York MTA has satisfied the "substantial use" condition and has so notified the FCC. None of Omnipoint's other licenses contain a similar condition. If Omnipoint loses the New York MTA A Block 30 MHz license, it would only hold the New York BTA D Block 10 MHz license and would be required to make significant capital expenditures to be able to continue to operate in the New York City BTA, Omnipoint's largest market, and it would cease to have licenses in certain BTAs in the New York MTA.

     In addition, FCC licenses to provide PCS services are subject to renewal requirements and to revocation at any time for cause. Omnipoint's New York MTA A Block license will expire in December 2004 and its other licenses will expire beginning in 2006. There can be no assurance that the FCC will renew them.

     CONCERNS ABOUT HEALTH AND SAFETY RISKS ASSOCIATED WITH WIRELESS HANDSETS AND THE POSSIBILITY OF RELATED LEGISLATION MAY AFFECT OMNIPOINT'S PROSPECTS.

     Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect Omnipoint's business.

     The first phase of a university study funded by the wireless industry found that digital technologies cause interference with hearing aids in some instances. In addition, an industry group has announced that it is gathering information on possible interference by PCS standards with medical devices. The findings of studies like these could have an adverse effect on the wireless industry, on Omnipoint's business, or on the use of GSM technology. Such findings could lead to the adoption of governmental regulations that could have an adverse effect on Omnipoint's business.

     Several states have proposed or enacted legislation that would limit or prohibit the use or possession of mobile phones while driving an automobile. If states adopt and strictly enforce such legislation, this legislation could have an adverse effect on Omnipoint's business.

     OMNIPOINT'S OPERATIONS MAY BE HARMED IF ITS, OR ITS VENDORS' COMPUTER PROGRAMS DO NOT FUNCTION PROPERLY BEFORE, DURING AND AFTER THE YEAR 2000.


     Omnipoint is in the process of modifying portions of its software so that it will function properly during and after the year 2000. Any of Omnipoint's computer programs, or those of its vendors, that have date-sensitive software or embedded technology may recognize a date containing "00" as the year 1900 rather than the year 2000. Omnipoint is currently remediating its critical systems to address the year 2000 issue. Critical systems are those whose failure poses a risk of disruption to the ability to provide wireless services, to collect revenues, to meet safety standards, or to comply with legal requirements. Omnipoint expects that it will incur ongoing internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare its systems for the year 2000. There can be no assurance that the remediation of these critical systems has been completed.



     Omnipoint purchases much of its technology, including technology associated with its critical systems, from third parties. Omnipoint depends on those third parties to assess the impact of the year 2000 issue on the technology and the services they supply and to take any necessary corrective action. Omnipoint cannot assure you that these third parties have taken the necessary corrective action. If these parties did not take the necessary corrective action, it may have an adverse effect on Omnipoint's business.

                              THE EAST/WEST MERGER

BACKGROUND OF THE EAST/WEST MERGER

     During the past few years, Omnipoint reviewed developing trends in the telecommunications industry and a variety of strategic alternatives, including acquisitions to extend the geographic scope of its business operations. In connection with such review, from time to time during 1998, Douglas Smith, Omnipoint's Chairman and CEO, spoke with representatives of East/West concerning possible transactions relating to the PCS licenses held by East/West.

     In 1998, representatives of Omnipoint and East/West met in New York to discuss the wireless industry and possible transactions between Omnipoint and East/West involving East/West's PCS licenses.

     In February 1999, discussions between Omnipoint and representatives of East/West relating to the PCS licenses held by East/West were suspended due to the FCC C Block reauction. The FCC reauction ended on May 6, 1999.

     In May 1999, East/West entered into a non-exclusive agreement with Gabelli and Company, Inc. with the purpose of locating a possible partner/buyer of East/West's PCS licenses.

     On May 11, 1999, Mr. Smith spoke with a representative of East/West, and between May 12, 1999 and June 10, 1999, Mr. Smith had several conversations with representatives of East/West relating to a proposed transaction to acquire East/West or East/West's PCS licenses.

     On June 23, 1999, Omnipoint signed definitive agreements with respect to the VoiceStream reorganization.

     From June 30, 1999 through August 19, 1999, Mr. Smith discussed various proposals with representatives of VoiceStream. During such period, Omnipoint and VoiceStream held several discussions with East/West concerning the terms of a potential business combination transaction between Omnipoint and East/West.

     On August 27, 1999, Omnipoint sent a draft term sheet to East/West describing a possible transaction involving the purchase of East/West and an initial investment in East/West by Omnipoint as well as other terms.

     From August 27, 1999 until September 20, 1999, representatives of East/West and Omnipoint had numerous telephone conversations in connection with the draft term sheet. During this period, Omnipoint conducted due diligence of East/West and East/West conducted due diligence on Omnipoint's business and financial condition. On September 23, 1999, Omnipoint and its outside legal counsel for the transaction and East/West and its outside legal counsel for the transaction commenced drafting and negotiating the terms of a proposed merger agreement.

     From late September 1999 through the signing on October 22, 1999, numerous meetings and telephone conversations took place among representatives of East/West and Omnipoint in connection with various structural issues, including tax and regulatory issues. During such time, the parties continued their due diligence reviews and negotiations and exchanged additional information. The parties also held numerous discussions in connection with the preparation, negotiation and finalization of the East/West merger agreement and other related documents, including the voting agreement, the securities purchase agreement and the supplemental agreement.

     During the course of the discussions between Omnipoint and East/West, members of the East/West board of directors held several meetings concerning the terms of the East/West merger and the terms and conditions of the East/West merger agreement, the East/West/Omnipoint Securities Purchase Agreement and the other related documents and consulted with its outside legal advisors concerning the terms and conditions of the East/West merger. On October 20, 1999, the board of directors of East/West unanimously approved the East/West merger agreement and the related transactions and determined to recommend that the stockholders vote in favor of approval and adoption of the East/West merger agreement.

     On October 21, 1999, Omnipoint held a meeting of its board by phone to consider and vote upon the proposed East/West merger agreement and related transactions. The board reviewed the strategic rationale for, and had a lengthy discussion concerning, the proposed transaction. Following such discussions, the Omnipoint board approved the execution of such documents and related matters.

     Following approval of the East/West merger agreement and related documents by the board of directors of each party, the East/West merger agreement, the voting agreement, the side agreement and the securities purchase agreement were finalized and executed by each of the parties. The terms of the East/West merger were announced in a joint press release that was issued before the opening of the stock markets on October 22, 1999.

OMNIPOINT'S REASONS FOR THE EAST/WEST MERGER

     The Omnipoint board has determined that the East/West merger agreement and the East/West merger are fair to and in the best interests of Omnipoint's stockholders, has approved the East/West merger agreement, and adoption of the transactions contemplated by, the East/West merger agreement.

     The Omnipoint board believes that the completion of the East/West merger will substantially benefit both Omnipoint and its stockholders. In reaching its decision to approve the East/West merger agreement, the Omnipoint board consulted with Omnipoint's legal advisors and senior management and considered numerous factors, including:

     - the Omnipoint board's review of and familiarity with the business, assets, competitive position, and prospects of Omnipoint;

     - the strategic and financial alternatives available to Omnipoint in the highly competitive wireless communications industry, as well as the attractiveness of a business combination with East/West and the strategic fit between Omnipoint and East/West;

     - benefits expected to be achieved as a result of combining Omnipoint and East/West;

     The foregoing summary addresses the material facts, matters and information considered by the Omnipoint board in connection with its deliberations on the combination of Omnipoint and East/West. In view of the variety of factors considered, the Omnipoint board did not find it practical to and did not make a specific assessment of or otherwise assign relative weights to the specific facts, matters and information considered. The Omnipoint board adopted the East/West merger agreement and approved the transactions contemplated thereby in consideration of all of the facts, matters and information brought to its attention.

     Taking into account all of the material facts, matters and information, including those described above, the Omnipoint board believes that the terms of the East/West merger agreement and the transactions provided for therein are fair to and in the best interest of Omnipoint's stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF EAST/WEST; EAST/WEST'S REASONS FOR THE EAST/WEST MERGER

     The East/West board believes that the terms of the East/West merger are fair to and in the best interests of East/West and its stockholders. Accordingly, the East/West board has unanimously approved the East/West merger agreement and the transactions contemplated thereby and recommends approval of the East/West merger agreement by the stockholders of East/West.

     In the course of its deliberations, the East/West board considered the factors listed below in reaching its decision to approve the East/West merger agreement and to recommend that East/West's stockholders vote to approve the East/West merger agreement.

     - The East/West board considered the opportunity of the holders of East/West common stock to participate in the potential growth of the combined company after the merger as a result of their ownership of Omnipoint common stock or VoiceStream Holdings common stock, as the case may be.

     - The East/West board considered the historical trading price of the East/West common stock, the Omnipoint common stock, the VoiceStream common stock, and the consideration to be received by the holders of East/West common stock in the East/West merger.


     - The East/West board considered the fact that, as of October 20, 1999, the day the East/West board approved the East/West merger, (i) the value of the consideration to be received in respect of each share of East/West common stock in the merger represented an approximate 141% premium over the closing price per share of East/West common stock (assuming consummation of the East/West merger immediately prior to the consummation of the VoiceStream reorganization or consummation of the East/West merger prior to the VoiceStream reorganization) and (ii) the value of the consideration to be received in respect of each share of East/West common stock in the East/West merger represented an approximate 122% premium over the closing price per share of East/West common stock (assuming that the East/West merger is consummated but the VoiceStream reorganization is not consummated).



     - The East/West board considered the fact that Aer Force Communications, Inc., the holder of East/West common stock representing 81.6% of the total voting power of all outstanding shares of East/West common stock entitled to vote at the East/West special meeting, was willing to agree to vote its shares of East/West common stock in favor of approval of the East/West merger agreement.


     - The East/West board considered the strength of both Omnipoint and VoiceStream in the wireless communications markets and the ability of the combined company to construct facilities for sale and delivery of PCS services and to compete in markets for wireless telecommunications services and products.

     - The East/West board considered the principal terms and conditions of the East/West merger agreement and related agreements, including the representations, warranties, and covenants and the conditions to each party's obligation to complete the East/West merger.

     - The East/West board assessed the possibility of being part of a combined company and the risk of continuing to be an independent company, in view of the increased consolidation and increased competitive trends in the telecommunications industry.

     - The East/West board considered the ability of Omnipoint and East/West to complete the East/ West merger, including their ability to obtain necessary regulatory approvals and their obligations to attempt to obtain those approvals, and determined that there was a strong likelihood that the East/West merger would be completed.

     - The East/West board considered the risk that the East/West merger would not be completed or that the VoiceStream reorganization would not be completed. In evaluating this risk, the East/ West board considered the limited circumstances under which Omnipoint could terminate the East/West merger agreement.

     The foregoing discussions of the information and factors considered by the East/West board is not intended to be exhaustive but is believed to include all material factors considered by the East/West board. In view of the wide variety of information and factors considered, the East/West board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The East/West board did not attempt to analyze the fairness of the conversion ratio in isolation from the considerations as to the business of East/West and Omnipoint, the strategic merits of the East/West merger, or the other considerations referred to above.

TREATMENT OF EAST/WEST PREFERRED STOCK

     The East/West merger agreement provides that each share of East/West preferred stock issued and outstanding immediately prior to the effective time of the East/West merger will be converted into and represent the right to receive cash in the amount of $1,000 plus accrued and unpaid dividends. As of the effective time of the East/West merger, all such shares of East/West preferred stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

TIMING OF CLOSING


     Unless East/West and Omnipoint agree to a different date, the closing of the East/West merger will occur: (i) in the event that the VoiceStream reorganization agreement has been terminated prior to the satisfaction of the closing conditions in the East/West merger agreement, on the fifth business day following the day on which the last of the closing conditions set forth in the East/West merger agreement has been satisfied or waived; and (ii) in the event that the closing conditions in the East/West merger agreement have been satisfied or waived prior to the termination of the VoiceStream reorganization agreement, the date that is the earliest of: (A) the date of the closing of the VoiceStream reorganization or, if the conditions to the East/West merger are not then satisfied or waived, the first date after the closing of the VoiceStream reorganization on which such conditions are satisfied or waived; and (B) the fifth business day after the first date following the date that the VoiceStream reorganization agreement has been terminated. Upon closing of the East/West merger, the parties will file the required certificate of merger with the Secretary of State of Delaware, at which time the East/West merger will be effective.


ACCOUNTING TREATMENT

     The East/West merger will be accounted for using the purchase method of accounting with Omnipoint becoming the successor company to East/West. Under the purchase method of accounting, the purchase price will be allocated among the East/West assets and liabilities. The excess of purchase price over the fair value of the identifiable tangible assets and liabilities acquired will be recorded as intangible assets and amortized on a straight-line basis over a period not to exceed 40 years.

TRANSACTION COSTS

     Anticipated non-recurring charges to Omnipoint as a result of the East/West merger are estimated to be approximately $850,000. This includes transaction costs to be paid by East/West of approximately $450,000 related to legal, accounting and other transaction fees which will be expensed as incurred by East/West. This total also includes non-recurring costs to be paid by Omnipoint of approximately $400,000 related to legal, accounting and other transaction fees, which will be considered as part of the purchase price.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF EAST/WEST IN THE EAST/WEST
MERGER

     You should be aware of the interests that executive officers and directors of East/West have in the East/West merger. These interests are different from and in addition to your and their interests as stockholders. In discussing the fairness of the East/West merger to the stockholders of East/West, the East/West board took into account these interests. These interests are summarized below.

     Ownership and Voting Stock. As of the record date for the East/West special meeting, directors and executive officers of East/West and their affiliates beneficially owned approximately 58.1% of the outstanding shares of East/West common stock representing approximately 85.6% of the voting power of the East/West common stock entitled to vote at the East/West special meeting. In addition, Aer Force, the sole East/West Class B common stockholder and beneficial owner of 46.9% of the outstanding shares of East/West common stock, representing approximately 81.6% of the voting power of the East/West common stock entitled to vote at the East/West special meeting entered into a voting agreement, dated as of October 22, 1999 with Omnipoint and East/West. In the voting agreement, Aer Force agreed to vote all of its East/West Class B common stock in favor of adoption and approval of the East/West merger. Victoria G. Kane, a director of East/West, is the sole stockholder of Aer Force.


     Preferred Stock. All of the issued and outstanding preferred stock of East/West is owned by Lynch Corporation, a Delaware corporation. Mario J. Gabelli, a director of East/West, serves as Chairman and Chief Executive Officer of Lynch Corporation and is the beneficial owner of approximately 22.8% of the outstanding common stock of Lynch Corporation.


     Fees to Gabelli and Company, Inc. Gabelli and Company, Inc. has provided certain services to East/West in connection with the transactions contemplated by the Securities Purchase Agreement and the East/West merger agreement. In return for these services, if the East/West merger and the VoiceStream reorganization both are completed, Gabelli and Company, Inc. is entitled to receive 20,625 shares of VoiceStream Holdings common stock and cash equal to $200,000. If, on the other hand, the East/West merger is completed and the VoiceStream reorganization agreement has been terminated, then Gabelli and Company, Inc. will receive 25,000 shares of Omnipoint common stock. If the East/West merger is not completed, Gabelli and Company, Inc. is entitled to receive only a fee of $150,000 in cash from East/West for services performed in connection with the transactions contemplated by the securities purchase agreement. The majority of Gabelli and Company, Inc.'s outstanding securities is beneficially owned by Mario J. Gabelli, a director of East/West.


     Indemnification. Pursuant to the East/West merger agreement, Omnipoint has, for the time periods specified in the East/West merger agreement, agreed to indemnify each present and former director and officer of East/West against liabilities or expenses incurred in connection with claims arising out of or pertaining to matters existing or occurring at or prior to the effective time of the East/West merger to the fullest extent permitted under Delaware law.

REGULATORY APPROVALS


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder, Omnipoint and East/West may not merge unless Notification and Report Forms have been filed with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC"), and the waiting period requirements have expired or are otherwise earlier terminated by the Antitrust Division and the FTC. On November 5, Omnipoint and East/West submitted the required filings to the Antitrust Division and the FTC, and on December 8, 1999 received notification that the waiting period under the HSR Act has been terminated.


     The Communications Act and FCC rules require the FCC's prior approval of the assignment of East/West's PCS licenses to Omnipoint. Omnipoint and East/West filed an application for approval of the assignment of East/West's licenses to Omnipoint on November 1, 1999. While we expect that the application will be processed in accordance with the FCC's routine procedures and without conditions other than conditions that are consistent with those generally applicable to the transfer and assignment of PCS licenses, we cannot assure you that the FCC will grant the application, that the FCC will grant the application without conditions, or that there will be no delay caused by the filing of a challenge to the transfer and assignment application. A condition to Omnipoint's obligation to close the East/West merger is the grant of the requisite FCC consent becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent to the East/West merger, we cannot assure you that there will not be any post-grant challenges by private parties or actions by the FCC or the courts that would delay or prevent finality. Though Omnipoint may waive finality as a condition of closing, we cannot assure you that it will do so.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EAST/WEST MERGER

     In the opinion of Latham & Watkins, counsel to East/West, the material United States federal income tax considerations generally applicable to United States holders of (i) East/West common stock who, pursuant to the East/West merger, exchange their East/West common stock for either Omnipoint common stock, Omnipoint Series E preferred stock or VoiceStream Holdings common stock, as the case may be, and (ii) holders of East/West preferred stock whose stock is acquired pursuant to the East/West merger for cash are described below. Except as described below, East/West's obligation to consummate the East/West merger is conditioned upon East/West's receipt of an opinion from Latham & Watkins to the effect that the East/West merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code. In addition, except as described below, Omnipoint's obligation to consummate the East/West merger is conditioned upon Omnipoint's receipt of an opinion from Piper Marbury Rudnick & Wolfe LLP to the effect that:

     - the East/West merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code, and

     - the East/West merger will not result in recognition of gain by Omnipoint or East/West, except for (i) gain, if any, resulting from the purchase by Omnipoint of shares of East/West and (ii) gain, if any, resulting from the payment of a broker fee in stock of Omnipoint.

     Notwithstanding the foregoing, East/West is obligated to consummate the East/West merger if Latham & Watkins does not deliver its opinion, and Omnipoint is obligated to consummate the East/ West merger if Piper Marbury Rudnick & Wolfe LLP does not deliver its opinion, if the opinions are not delivered because of the failure, or possible failure, of the East/West merger to satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e) as a result of a change, or possible change, in the price of Omnipoint Series E preferred stock, Omnipoint common stock, VoiceStream common stock or VoiceStream Holding common stock between the date the East/West merger agreement was executed and the date the East/West merger is consummated. The continuity of interest requirement of Treasury Regulation Section 1.368-1(e) generally requires that a substantial part of the proprietary interests of East/West shareholders be preserved in the form of proprietary interests in Omnipoint after the East/West merger. Whether the continuity of interest requirement is satisfied will depend, in part, on the amount of cash received by the East/West shareholders, including the holders of East/West's preferred stock, in connection with the East/West merger relative to the fair market value of the stock received by the East/West common stockholders in the East/West merger.

     The minimum value of stock necessary to satisfy the continuity of interest requirement is not entirely clear. It is likely that Latham & Watkins and Piper Marbury Rudnick & Wolfe LLP will each be unable to render a legal opinion that the East/West merger qualifies as a reorganization unless the value of the stock to be received by holders of East/West stock is at least 45% of the aggregate value of the consideration (both stock and cash) received by such holders. However, it is possible that, even in the absence of a legal opinion, the continuity of interest requirement could be satisfied with a somewhat lower percentage of stock, and holders of East/West common stock are urged to consult their own tax advisors on this point. Since the fair market value of the stock to be issued to holders of East/West common stock in the East/West merger will not be known until the date the East/West merger is consummated, it is not currently possible to determine if the East/West merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. As a result of the provision in the East/West merger agreement which requires East/West and Omnipoint to consummate the East/West merger if the opinions of Latham & Watkins and Piper Marbury Rudnick & Wolfe LLP are not delivered due to failure to satisfy the continuity of interest requirement, it is possible that the East/West merger will be consummated even if the East/West merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the East/West merger does not qualify as a tax-free reorganization, then the holders of East/West common stock who participate in the East/West merger will be participating in a fully taxable transaction.

     Under certain circumstances, Omnipoint, VoiceStream and VoiceStream Holdings have the right, without causing Omnipoint to be in breach of the East/West merger agreement, to take certain actions which would otherwise result in a violation of the East/West merger agreement, and which might result in the failure of the East/West merger to qualify as a tax-free reorganization. See "The East/West Merger -- Certain Rights of Omnipoint, VoiceStream and VoiceStream Holdings Under the East/West Merger Agreement." If this were to occur, the opinions referred to above could not be delivered, and neither East/West nor Omnipoint would be required to consummate the East/West merger. The following discussion assumes that the East/West merger will in fact be consummated according to the terms of the East/West merger agreement, without any actions being taken under this provision.

     This discussion is, and the opinion of Latham & Watkins will be, if issued, based upon current provisions of the Internal Revenue Code, current applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinion of Latham & Watkins will be based on the facts, representations and assumptions set forth or referred to in such opinion, including representations contained in certificates executed by officers of East/West, Omnipoint, VoiceStream and VoiceStream Holdings. This discussion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of East/West.

     The discussion below and the opinion of Latham & Watkins, assuming this opinion is issued, do not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and are not intended for stockholders subject to special treatment under the federal income tax law. Stockholders subject to special treatment include:

     - insurance companies,

     - tax-exempt organizations,

     - financial institutions,

     - broker-dealers,

     - foreign persons,

     - stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction,

     - stockholders who do not hold their stock as capital assets and

     - stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation.

In addition, the discussion below does not, and the opinion of Latham & Watkins, assuming this opinion is issued, will not, consider the effect of any applicable state, local or foreign tax laws.

EACH HOLDER OF EAST/WEST COMMON STOCK AND EAST/WEST PREFERRED STOCK IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES TO HOLDERS OF EAST/WEST COMMON STOCK.

     TAX CONSEQUENCES OF THE EAST/WEST MERGER IF THE VOICESTREAM REORGANIZATION OCCURS IMMEDIATELY AFTER THE EAST/WEST MERGER

     As described in more detail under the heading "The East/West Merger Agreement -- Conversion of East/West Common Stock" the parties presently anticipate, but cannot assure you, that the VoiceStream reorganization will occur immediately after the completion of the East/West merger. Assuming this is the case, automatically upon completion of the VoiceStream reorganization, each share of Omnipoint Series E preferred stock issued to holders of East/West common stock in the East/West merger will become exchangeable for the standard election consideration multiplied by the conversion ratio. The standard election consideration consists of shares of VoiceStream Holding common stock and cash.

     Tax-Free Merger

     Assuming the continuity of interest requirement of Treasury Regulation
Section 1.368-1(e) is satisfied and the accuracy of the representations and assumptions referred to above in the first six paragraphs of this section upon which the opinion of Latham & Watkins will be based, the East/West merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     It is not clear whether the receipt of Omnipoint Series E preferred stock by the holders of East/ West common stock in the East/West merger will be ignored for federal income tax purposes and the transaction treated as though holders of East/West common stock exchanged such stock for their pro rata share of the standard election consideration. As described in more detail below under the headings "-- Tax Free Merger; Deemed Issuance Of The Standard Election Consideration For East/West Common Stock" and "Tax Free Merger; Issuance of Omnipoint Series E Preferred Stock For East/West Common Stock", whether or not the transaction is so treated, the holders of East/West common stock will not recognize any gain in the East/West merger, except to the extent of cash received, or deemed received, by the holders of East/West common stock.

     Tax-Free Merger; Deemed Issuance of The Standard Election Consideration for East/West Common Stock

     If the VoiceStream reorganization occurs immediately after the East/West merger, and the momentary receipt of the Omnipoint Series E preferred stock is ignored for federal income tax purposes, then each holder of East/West common stock will be treated for federal income tax purposes as if it received its pro rata share of the standard election consideration in exchange for its shares of East/West common stock. In this case, a holder of East/West common stock will recognize gain in the East/West merger in an amount equal to the lesser of (i) the cash deemed received in the East/West merger and (ii) the difference between the fair market value of the standard election consideration received in the East/West merger and the adjusted tax basis in the shares of East/West common stock exchanged therefor. Except to the extent of gain recognized as a result of the deemed receipt of cash in lieu of a fractional share of VoiceStream Holdings common stock, the gain recognized will be taxed as a dividend, to the extent of each holder's ratable share of East/West's accumulated earnings and profits, if the receipt of the cash has "the effect of the distribution of a dividend." Any gain recognized in excess of a holder's ratable share of East/West's accumulated earnings and profits will be capital gain.

     To determine if the receipt of cash in the East/West merger has "the effect of the distribution of a dividend," a holder of East/West common stock will be treated as if it solely received stock of VoiceStream Holdings in the East/West merger and then exchanged the extra shares of VoiceStream Holdings common stock for the cash deemed received in the East/West merger. The receipt of cash will be treated as having "the effect of the distribution of a dividend" unless the deemed redemption of VoiceStream Holdings common stock for cash is (i) "substantially disproportionate" or (ii) is "not essentially equivalent to a dividend"; each within the meaning of Section 302(b) of the Internal Revenue Code. A deemed redemption is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the holders' interest in VoiceStream Holdings. If as a result of the deemed redemption of the VoiceStream Holdings common stock, a stockholder whose relative stock interest in VoiceStream Holdings is minimal and who exercises no control over VoiceStream Holdings has a reduction in its proportionate interest in VoiceStream Holdings, taking into account the constructive ownership rules of Section 318 of the Internal Revenue Code, that stockholder should be regarded as having experienced a meaningful reduction in its interest in VoiceStream Holdings common stock. There can be no certainty, however, as to whether a "meaningful reduction" has occurred because the applicable test is not based on numerical criteria. Satisfaction of the "substantially disproportionate" test is dependent upon compliance with the objective tests set forth in section 302(b)(2) of the Internal Revenue Code. Each holder should consult its own tax advisor as to its ability, in light of its own particular circumstances, to satisfy the foregoing tests. Additionally, corporate holders should consult their own tax advisors concerning the availability of the corporate dividends received deduction and the possible application of the extraordinary dividend rules of Section 1059 of the Internal Revenue Code to an exchange by a corporate holder for whom the distribution is taxable as a dividend.

     A holder of East/West common stock who is deemed to receive cash in lieu of a fractional share of VoiceStream Holdings' common stock in the East/West merger will be treated as having received the fractional share pursuant to the East/West merger and then as having exchanged the fractional share for cash in a redemption by VoiceStream Holdings. Any gain or loss attributable to fractional shares will be capital gain or loss. The amount of this gain or loss will be equal to the difference between the portion of the holder's tax basis in the East/West common stock surrendered in the East/West merger that is allocated to the fractional share and the cash payment received in lieu thereof. Any gain or loss will be long-term capital gain or loss if the East/West common stock that is deemed to be redeemed is considered to have been held for more than one year at the effective time of the East/West merger.

     The tax basis of the VoiceStream Holdings common stock deemed received by a holder of East/West common stock in the East/West merger generally will be equal to the tax basis of the East/West common stock surrendered in the East/West merger (excluding any portion of the holder's tax basis allocated to fractional shares of VoiceStream Holdings common stock), decreased by the amount of cash deemed received in the East/West merger (other than cash received in lieu of fractional shares of VoiceStream Holdings common stock) and increased by the amount of gain recognized in the East/West merger (other than gain recognized as a result of the receipt of cash in lieu of fractional shares of VoiceStream Holdings common stock).

     The holding period of the VoiceStream Holdings common stock deemed received by each East/West common stockholder in the East/West merger will include the holding period for the East/West common stock surrendered in exchange therefor.

     Tax-Free Merger; Issuance of Omnipoint Series E Preferred Stock for East/West Common Stock

     If the form of the East/West merger is respected for federal income tax purposes each holder of East/West common stock will be treated as if it received Omnipoint Series E preferred stock, instead of its pro rata share of the standard election consideration, in exchange for its shares of East/West common stock. In this case, no gain or loss will be recognized by the holders of East/West common stock upon the receipt of Omnipoint Series E preferred stock in the East/West merger. As described below, holders of East/West common stock will recognize gain upon the receipt of their pro rata share of the standard election consideration in exchange for the Omnipoint Series E preferred stock.

     A condition to the VoiceStream reorganization is Omnipoint's receipt of an opinion from Piper Marbury Rudnick & Wolfe LLP to the effect that the receipt of VoiceStream Holdings common stock by holders of Omnipoint common stock pursuant to the VoiceStream Reorganization will be treated as described in Section 351 of the Code. Assuming this is the case, then the exchange of Omnipoint Series E preferred stock for stock of VoiceStream Holdings company will also be treated as a transfer of property to VoiceStream Holdings described in Section 351 of the Internal Revenue Code. The amount of gain recognized by the holders of the East/West common stock will depend on whether the persons who hold stock of Omnipoint prior to the VoiceStream reorganization "control" VoiceStream Holdings after the VoiceStream reorganization. The persons who hold stock of Omnipoint prior to the VoiceStream reorganization will "control" VoiceStream Holdings after the VoiceStream reorganization if such persons own, actually or constructively, under the rules set forth in Section 304(c) of the Internal Revenue Code, at least 50% of VoiceStream Holdings voting stock or at least 50% of the value of VoiceStream Holdings stock after the VoiceStream reorganization.

     If the persons who hold stock of Omnipoint prior to the VoiceStream reorganization do not "control" VoiceStream Holdings after the VoiceStream reorganization, then the holders of East/West common stock will recognize gain upon the receipt of their pro rata share of the standard election consideration in exchange for Omnipoint Series E preferred stock in an amount equal to the lesser of (i) the difference between the fair market value of the standard election consideration received in the VoiceStream reorganization and the holder's adjusted tax basis of the East/West common stock surrendered in the East/West merger and (ii) the cash received in the VoiceStream reorganization. Any gain will be taxed as capital gain. The tax basis of the VoiceStream Holdings common stock received in the VoiceStream reorganization generally will be equal to the tax basis of the East/West common stock surrendered in the East/West merger, decreased by the amount of cash received in the VoiceStream reorganization and increased by the amount of gain recognized in the VoiceStream reorganization. In addition, the holding period of the VoiceStream Holdings common stock will include the holding period for the East/West common stock surrendered in the East/West merger.

     If the persons who hold stock of Omnipoint prior to the VoiceStream reorganization "control" VoiceStream Holdings after the VoiceStream reorganization, then except for cash received in lieu of fractional shares, the holders of East/West common stock will be treated as having exchanged (i) a portion of the Omnipoint Series E preferred stock for VoiceStream Holdings common stock in a tax-free exchange and (ii) a portion of the Omnipoint Series E preferred stock for cash. In this case, a holder of East/West common stock should generally recognize capital gain or loss equal to the difference between the amount of cash received in the VoiceStream reorganization and the holder's basis in the portion of the Omnipoint Series E preferred stock that is considered to be surrendered in exchange for cash.

     Alternative Treatment if The East/West Merger Does Not Qualify as a Tax-Free Reorganization

     If the East/West merger does not qualify as reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then the East/West merger will be a fully taxable transaction. In this case, a holder of East/West common stock will recognize gain or loss equal to the difference between the fair market value of the consideration received, or deemed received, in the East/West merger and the holder's adjusted tax basis in the shares of East/West common stock exchanged therefor. In this event, an East/West common stockholder's holding period for the stock received in the East/West merger would begin the day after the East/West merger.

     TAX CONSEQUENCES OF THE EAST/WEST MERGER IF THE VOICESTREAM REORGANIZATION OCCURS PRIOR TO THE EAST/WEST MERGER

     As described in detail under the heading "The East/West Merger
Agreement -- Conversion of East/West Common Stock", if the VoiceStream reorganization occurs before the East/West merger, then each share of East/West common stock will be converted at the effective time of the East/West merger into the standard election consideration multiplied by the conversion ratio.

     Tax-Free Merger

     Assuming the continuity of interest requirement of Treasury Regulation
Section 1.368-1(e) is satisfied and the accuracy of the representations and assumptions referred to above in the first six paragraphs of this section upon which the opinion of Latham & Watkins will be based, the East/West merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax consequences of the exchange of a share of East/West common stock for the standard election consideration multiplied by the conversion ratio will be identical to the consequences described above under the heading "Tax Consequences Of The East/West Merger If The VoiceStream Reorganization occurs Immediately After The East/West Merger -- Tax-Free
Merger -- Tax-Free Merger; Deemed Issuance Of The Standard Election Consideration In Exchange For East/West Common Stock."

     Alternative Treatment If The East/West Merger Does Not Qualify as a Tax-Free Reorganization

     If the East/West merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then the East/West merger will be a fully taxable transaction. The tax consequences to a holder of East/West common stock who exchanges a share of East/West common stock for the standard election consideration multiplied by the conversion ratio in the case where the East/West merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code are identical to the consequences described above under the heading "Tax Consequences Of The East/West Merger If The VoiceStream Reorganization Occurs Immediately After The East/West Merger; Alternative Treatment If The East/West Merger Does Not Qualify As A Tax-Free Reorganization."

     TAX CONSEQUENCES OF THE EAST/WEST MERGER IF THE VOICESTREAM REORGANIZATION AGREEMENT IS TERMINATED PRIOR TO THE CONSUMMATION OF THE EAST/WEST MERGER

     As described in more detail under the heading "The East/West Merger Agreement -- Conversion of East/West Common Stock" if the VoiceStream reorganization agreement is terminated prior to the completion of the East/West merger, then each share of East/West common stock will be converted at the effective time of the East/West merger into one share of Omnipoint common stock, multiplied by the conversion ratio, provided that cash will be issued in lieu of fractional shares of Omnipoint common stock.

     Tax-Free Merger

     Assuming the continuity of interest requirement of Treasury Regulation
Section 1.368-1(e) is satisfied and the accuracy of the representations and assumptions referred to above in the first six paragraphs of this section upon which the opinion of Latham & Watkins will be based, the East/West merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In this case, no gain or loss will be recognized by the holders of East/West common stock upon the receipt of the Omnipoint common stock, except to the extent of cash received in lieu of fractional shares of Omnipoint common stock.

     A holder of East/West common stock who receives cash in lieu of a fractional share of Omnipoint common stock will be treated as having received the fractional share pursuant to the East/West merger and then as having exchanged the fractional share for cash in a redemption by Omnipoint. Any gain or loss attributable to fractional shares will be capital gain or loss. The amount of this gain or loss will be equal to the difference between the portion of the holder's tax basis in the East/West common stock surrendered in the East/West merger that is allocated to the fractional share and the cash payment received in lieu thereof. Any gain or loss will be long-term capital gain or loss if the East/West common stock that is deemed to be redeemed is considered to have been held for more than one year at the effective time of the East/West merger.

     The tax basis of the Omnipoint common stock received by a holder of East/West common stock in the East/West merger generally will be equal to the tax basis of the East/West common stock surrendered in the East/West merger (excluding any portion of the holder's tax basis allocated to fractional shares of Omnipoint common stock).

     The holding period of the Omnipoint common stock received by each East/West common stockholder in the East/West merger will include the holding period for the East/West common stock surrendered in exchange therefor.

     Alternative Treatment if The East/West Merger Does Not Qualify as a Tax-Free Reorganization

     If the East/West merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then the East/West merger will be a fully taxable transaction. The tax consequences to a holder of East/West common stock who exchanges a share of East/West common stock for Omnipoint common stock are identical to the consequences described above under the heading "Tax Consequences Of The East/West Merger If The VoiceStream Reorganization Occurs Immediately After The East/West Merger; Alternative Treatment If The East/West Merger Does Not Qualify As A Tax-Free Reorganization."

     TAX CONSEQUENCES TO HOLDERS OF EAST/WEST PREFERRED STOCK

     A holder of East/West preferred stock will recognize gain or loss on the acquisition of its East/West preferred stock. Except to the extent of cash received as a result of accrued but unpaid dividends (which should be taxed as a receipt of a dividend), a holder of East/West preferred stock will recognize gain or loss in amount equal to the difference between the cash received in exchange for the holder's East/West preferred stock and the holder's adjusted tax basis in such stock. This gain or loss should be capital and it should be long-term capital gain or loss if a holder of East/West preferred stock holding period in the stock is more than one year.

     REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     If the East/West merger qualifies as a tax-free reorganization, each holder of East/West common stock receiving stock as a result of the East/West merger will be required to retain records set forth in Treasury Regulations and file with its federal income tax return a statement setting forth facts that relate to the East/West merger.

     Back-up withholding at a rate of 31% may apply to cash payments received by East/West common stockholders unless the recipient:

     - is a corporation or other exempt recipient and when required demonstrates this fact or

     - provides a correct taxpayer identification number, certifies as to no loss to exemption from back-up withholding and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder who does not provide East/West with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the back-up withholding rules may be allowed as a refund or credit against the stockholder's federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

DELISTING AND DEREGISTRATION OF EAST/WEST COMMON STOCK; LISTING OF OMNIPOINT COMMON STOCK OR VOICESTREAM HOLDINGS COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER

     East/West Class A common stock currently is listed for quotation on the OTC Bulletin Board under the symbol "EWCM." Upon consummation of the merger, East/West Class A common stock will be delisted from the OTC Bulletin Board and deregistered under the Securities Exchange Act of 1934. Omnipoint common stock is listed and traded on the Nasdaq stock market under the symbol "OMPT." VoiceStream Holdings common stock is expected to be listed and traded on the Nasdaq stock market under the symbol "VSTR." Following the merger, East/West stockholders will be instructed to exchange their outstanding stock certificates for stock certificates representing shares of Omnipoint Series E preferred stock, Omnipoint common stock, or a combination of cash and VoiceStream Holdings common stock. See "The East/West Merger Agreement -- Exchange of Certificates."

RESALES OF OMNIPOINT SERIES E PREFERRED STOCK, VOICESTREAM HOLDINGS COMMON STOCK, OR OMNIPOINT COMMON STOCK ISSUED IN CONNECTION WITH THE EAST/WEST MERGER; AFFILIATE AGREEMENTS

     Omnipoint Series E preferred stock, VoiceStream Holdings common stock or Omnipoint common stock issued in connection with the East/West merger will be freely transferable, except that shares of Omnipoint Series E preferred stock, VoiceStream Holdings common stock or Omnipoint common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act of 1933, of East/West at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933.

DISSENTERS' RIGHTS OF APPRAISAL


     The following is a summary of the principal steps that a stockholder of East/West must take to exercise appraisal rights. This summary does not purport to be complete and all East/West stockholders are encouraged to read Section 262 of the Delaware General Corporation Law, which is attached as Annex B. Failure to take any one of the required steps may terminate the stockholder's appraisal rights under the Delaware General Corporation Law. Because of the complexity of the procedures in exercising appraisal rights, stockholders who exercise such rights should seek the advice of legal counsel. All references in Section 262 and in this summary to a "stockholder" or "holder" are to the record holder of the shares of East/West preferred stock or East/West common stock as to which appraisal rights are asserted.



     Under Section 262 of the Delaware General Corporation Law, any record holder of East/West common stock who does not wish to accept the shares of Omnipoint Series E Preferred Stock, Omnipoint common stock, or a combination VoiceStream Holdings common stock and cash, as applicable, for his, her or its shares of East/West common stock, as provided in the East/West merger agreement, has the right to seek an appraisal of, and to be paid the fair value for, his, hers or its shares of East/West common stock if the stockholder complies with the provisions of Section 262. Omnipoint's obligation to effect the East/West merger is conditioned on the holders of no more than 10% of the outstanding shares of East/West common stock exercising appraisal rights.


     Record holders of shares of East/West common stock who do not vote in favor of the merger agreement and who otherwise comply with Section 262's procedures will be entitled to appraisal rights under Section 262. These procedures are summarized below. A person having a beneficial interest in shares of East/West common stock held of record by or in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     Under Section 262, a holder of shares of East/West common stock (the "Appraisal Shares"), that follows the procedures set forth in Section 262 will be entitled to have its Appraisal Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Appraisal Shares together with a fair rate of interest, if any, as determined by the Court.

     Under Section 262, if a merger agreement is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a holder on the record date for the meeting of shares for which appraisal rights are available, of the availability of appraisal rights, and must include in this notice a copy of
Section 262. This proxy statement/prospectus is the notice to the holders of Appraisal Shares required by Section 262 and the text of Section 262 is attached as Annex B to this proxy statement/prospectus.

     Any stockholder who wishes to exercise appraisal rights or who wishes to preserve his, her or its right to do so should review the following description and Annex B carefully. The failure to timely, properly and strictly comply with the required procedures will result in the loss of appraisal rights.

     A holder of Appraisal Shares wishing to exercise appraisal rights must not vote in favor of the adoption of the East/West merger agreement and must deliver to East/West prior to the vote on the East/ West merger agreement at the East/West special meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or against the East/West merger. This demand must reasonably inform East/West of the identity of the stockholder and of the stockholder's intent thereby to demand appraisal of his, her or its shares of East/West common stock. A holder of Appraisal Shares wishing to exercise appraisal rights must be the record holder of the Appraisal Shares on the date the written demand for appraisal is made and must continue to hold the Appraisal Shares until the consummation of the merger. Accordingly, a record holder of Appraisal Shares on the date the written demand for appraisal is made who thereafter transfers any Appraisal Shares prior to consummation of the merger, will lose appraisal rights for those Appraisal Shares.

     Only a record holder of Appraisal Shares is entitled to an appraisal of the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the record holder as the holder's name appears on the holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the Appraisal Shares are owned of record by more than one owner, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder. However, in the demand the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights for the Appraisal Shares held for one or more beneficial owners and not exercise rights for the Appraisal Shares held for other beneficial owners. In this case, the written demand should state the number of Appraisal Shares for which appraisal is sought. When no number of Appraisal Shares is stated, the demand will be presumed to coverall Appraisal Shares in brokerage accounts or other nominee forms. Those who wish to exercise appraisal rights under Section 262 are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

     All written demands for appraisal should be delivered to East/West Communications, Inc., 350 Stuyvesant Avenue, Rye, New York 10580, Attention:
Secretary.

     Within 10 days after the effective time of the East/West merger, Omnipoint, as the surviving corporation in the merger, will notify each stockholder who has properly demanded appraisal rights under Section 262 and has not voted in favor of the East/West merger agreement of the effective time of the East/West merger.

     Within 120 days after the effective time of the East/West merger, but not thereafter, Omnipoint, as the surviving corporation in the East/West merger, or any stockholder who has complied with the requirements of Section 262, and is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Appraisal Shares. Omnipoint is under no obligation to and has no present intention to file an appraisal petition. Accordingly, it is the obligation of stockholders wishing to exercise appraisal rights to file the petition within the time prescribed in
Section 262.

     Within 120 days after the effective time of the East/West merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled to receive from Omnipoint a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. A stockholder must make a written request for this information. Omnipoint must mail this statement within 10 days after the written request has been received by it.

     If a petition for an appraisal is filed timely, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares. Under Section 262, fair value does not include any element of value arising from the accomplishment or expectation of the East/West merger. The Court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive under the East/West merger agreement if they did not seek appraisal of their Appraisal Shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. The Delaware Supreme Court has stated that" proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order that all or a portion of the expenses incurred by any stockholder in an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or to the payment of dividends or other distributions on those Appraisal Shares, except, for dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the effective time of the East/West merger.

     If any stockholder who properly demands appraisal of his, her or its Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable for those Appraisal Shares under the East/West merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to East/West prior to the effective time of the East/West merger or Omnipoint after the effective time of the East/West merger a written withdrawal of his, her or its demand for appraisal. An attempt to withdraw an appraisal demand made more than 60 days after the effective time of the East/West merger will require the written approval of Omnipoint and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder without court approval.

     Failure to follow the steps required by Section 262 for perfecting and pursuing appraisal rights may result in the loss of such rights. If such rights are lost a stockholder will be entitled to receive the consideration receivable with respect to his, her or its appraisal shares in accordance with the East/West merger agreement.

RELATED AGREEMENTS

     SECURITIES PURCHASE AGREEMENT

     At the same time that East/West and Omnipoint entered into the East/West merger agreement, Omnipoint purchased 300,000 shares of East/West Class A common stock for a purchase price of $10 per share pursuant to a securities purchase agreement entered into on the same date by and between Omnipoint and East/West. Under the terms of the securities purchase agreement, East/West shall use the proceeds from the sale to repay the principal and interest on loans from the FCC relating to East/West's PCS licenses, and subject to certain limitations, pay certain legal and accounting expenses incurred in connection with the securities purchase agreement and the East/West merger agreement and general corporate purposes. If the East/West merger agreement is terminated under certain circumstances, Omnipoint will have a right of first refusal for any sale or other disposition of East/West's licenses, which will expire two years after termination of the East/West merger agreement.

     VOTING AGREEMENT


     At the same time that East/West and Omnipoint entered into the East/West merger agreement, Aer Force, the sole East/West Class B common stockholder and beneficial owner of shares of East/West representing 81.6% of the voting power of all shares of East/West common stock entitled to vote at the East/West special meeting, entered into a voting agreement with Omnipoint and East/West. In the voting agreement, Aer Force agreed to vote all of its East/West Class B common stock in favor of adoption and approval of the East/West merger.


     SUPPLEMENTAL AGREEMENT

     At the same time that East/West and Omnipoint entered into the East/West merger agreement, VoiceStream, VoiceStream Holdings, East/West and Omnipoint entered into a supplemental agreement pursuant to which, among other things, VoiceStream consented to the East/West merger and agreed to take certain actions in connection with the East/West merger. The supplemental agreement is attached to this proxy statement/prospectus as Annex C. We encourage you to review the supplemental agreement in conjunction with reviewing the East/West merger agreement.


     SALE OF ADDITIONAL SHARES OF EAST/WEST COMMON STOCK



     On January 5, 2000 certain affiliates of Weiss, Peck & Greer, L.L.C. purchased 100,000 shares of East/West Class A common stock from East/West for a purchase price of $33.25 per share pursuant to a securities purchase agreement entered into on the same date by and between East/West and affiliates of Weiss, Peck & Greer, L.L.C. Additionally, on January 5, 2000, the affiliates of Weiss, Peck & Greer, L.L.C. entered into a voting agreement in favor of Omnipoint and East/West. In the voting agreement, such affiliates of Weiss, Peck & Greer, L.L.C. agreed to vote all of their East/West Class A common stock in favor of adoption and approval of the East/West merger.

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

     Omnipoint and East/West have made forward looking statements in this information statement-prospectus and in the documents incorporated by reference herein. These statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include, among other things, assumptions as to how Omnipoint and East/West may perform in the future.

     Additionally, the use of words like "believes," "anticipates," "expects" or similar expressions involve forward-looking statements. For those statements, Omnipoint and East/West claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Act of 1995. You should understand that a number of important factors, in addition to those discussed elsewhere in this information statement-prospectus, could affect the future results of operations and performance of Omnipoint and East/West, and could cause those results and performance to differ materially from those expressed in the forward-looking statements set forth herein. These factors include, among others, regulatory, legal and other changes in the wireless telecommunications industry environment generally, material adverse changes in economic conditions in the markets in which Omnipoint and East/West operate, and significant delays in the completion of the East/West merger.

                         THE EAST/WEST MERGER AGREEMENT

     In addition to the following summary of the East/West merger agreement, you should read the entire East/West merger agreement which is attached as Annex A.

CONVERSION OF EAST/WEST COMMON STOCK

     If the East/West merger is consummated immediately prior to the VoiceStream reorganization,


     - at the closing of the East/West merger, each share of East/West common stock will be converted into the right to receive one share of newly authorized Omnipoint Series E preferred stock. At the closing of the VoiceStream reorganization, each share of Series E preferred stock you received will be converted into (x) the standard election consideration to be received by holders of Omnipoint common stock in connection with the VoiceStream reorganization, multiplied by (y) the conversion ratio equal to 1,775,000, divided by the number of issued and outstanding shares of East/West common stock outstanding immediately prior to the closing of the East/West merger. No fractional shares of VoiceStream Holdings common stock will be issued pursuant to the VoiceStream reorganization. In lieu of the issuance of any fractional shares of VoiceStream Holdings common stock, cash equal to the product of such fractional share amount and the Closing Date Market Price will be paid to holders in respect of a fractional share of VoiceStream Holdings common stock that would otherwise be issuable. Payments with respect to fractional shares may come from the sale of the aggregate number of whole shares resulting from the foregoing.


     If the East/West merger is consummated after the VoiceStream reorganization,


     - at the closing of the East/West merger, each share of East/West common stock will be converted into the right to receive (x) the standard election consideration to be received by holders of Omnipoint common stock in connection with the VoiceStream reorganization, multiplied by
       (y) the conversion ratio equal to 1,775,000, divided by the number of issued and outstanding shares of East/West common stock outstanding immediately prior to the closing of the East/West merger. No fractional shares of VoiceStream Holdings common stock will be issued in the East/ West merger. In lieu of the issuance of any fractional shares of VoiceStream Holdings common stock, cash equal to the product of such fractional share amount and the Closing Date Market Price will be paid to holders in respect of a fractional share of VoiceStream Holdings common stock that would otherwise be issuable. Payments with respect to fractional shares may come from the sale of the aggregate number of whole shares resulting from the foregoing.


     If the VoiceStream reorganization agreement is terminated prior to the East/West merger,


     - at the closing of the East/West merger, each share of East/West common stock will be converted into the right to receive (x) one share of Omnipoint common stock, multiplied by (y) the conversion ratio equal to 1,775,000, divided by the number of issued and outstanding shares of East/West common stock outstanding immediately prior to the closing of the East/West merger. No fractional shares of Omnipoint common stock will be issued pursuant to the East/West merger. In lieu of the issuance of any fractional shares of Omnipoint common stock, cash equal to the product of such fractional share amount and the Merger Share Market Value will be paid to holders in respect of a fractional share of Omnipoint common stock that would otherwise be issuable. Payments with respect to fractional shares may come from the sale of the aggregate number of whole shares resulting from the foregoing.


EXCHANGE OF CERTIFICATES


     Omnipoint has designated Chase Mellon Shareholder Services, L.L.C. as exchange agent for (i) the exchange of certificates representing shares of East/West common stock for certificates representing:

(a) Omnipoint Series E preferred stock if the East/West merger is consummated before the VoiceStream reorganization; (b) shares of VoiceStream Holdings common stock if the East/West merger is consummated after the VoiceStream reorganization; or (c) shares of Omnipoint common stock if the VoiceStream reorganization agreement is terminated, and (ii) the payment of cash (x) to holders of East/West common stock if the East/West merger is consummated after the VoiceStream reorganization; (y) to holders of East/West preferred stock; and
(z) in lieu of fractional shares. Promptly after the effective time of the East/West merger, the exchange agent will mail to each record holder of certificates representing shares of East/West common stock or East/West preferred stock, a letter of transmittal and instructions for surrendering the certificates for exchange and payment. Holders of certificates representing shares of East/West common stock who surrender their certificates to the exchange agent together with a duly executed letter of transmittal, will receive certificates representing the number of whole shares of Omnipoint Series E preferred stock, VoiceStream Holdings common stock or Omnipoint common stock, as the case may be. Holders of certificates representing shares of East/West preferred stock who surrender their certificates to the exchange agent together with a duly executed letter of transmittal, will receive cash in the amount of $1,000 per share of East/West preferred stock plus all accrued and unpaid dividends thereon. The surrendered certificates will be canceled.

     Failure to Exchange


     One year after the effective time of the East/West merger, Omnipoint may require the exchange agent to deliver to Omnipoint all unclaimed cash and shares of Omnipoint Series E preferred stock or Omnipoint common stock, as the case may be. Thereafter, East/West stockholders must look only to Omnipoint for payment of their consideration on their East/West stock.


     No Further Registration or Transfer

     At the effective time of the East/West merger, there will be no further registration of transfers of shares of East/West common stock or East/West preferred stock on the stock transfer books of East/West.

     Dividends and Distributions

     No dividends or other distributions declared or made after the effective time of the East/West merger on shares of East/West common stock will be paid to the holder of any unsurrendered certificate for the shares of Omnipoint Series E preferred stock or Omnipoint common stock, as the case may be, that the holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders such certificate as provided above. Upon surrender of the certificate, Omnipoint will pay to the holder, without interest, any dividends or distributions with respect to such shares of Omnipoint Series E preferred stock or Omnipoint common stock that have become payable between the effective time of the East/West merger and the time of such surrender.

     Lost Certificates

     A stockholder must provide an appropriate affidavit to Omnipoint if any certificates are lost, stolen or destroyed, in order to receive consideration for such certificates. Omnipoint may require the owner of such lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against Omnipoint or the exchange agent with respect to any such certificates.

     Withholding Rights

     Each of Omnipoint, the exchange agent and East/West (to the extent any shares of East/West preferred stock is redeemed by East/West pursuant to the East/West merger agreement) is entitled to deduct and withhold from the consideration payable to any holder of certificates the amounts Omnipoint, the exchange agent or East/West is required to deduct and withhold from such consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid to the holder of the shares of East/West common stock or East/West preferred stock.

     Holders of East/West common stock and East/West preferred stock should not send in their certificates until they receive a transmittal letter from the exchange agent, Chase Mellon Shareholder Services, L.L.C.

TREATMENT OF EAST/WEST PREFERRED STOCK

     At the closing of the East/West merger, each share of East/West preferred stock will be converted into the right to receive cash in the amount of $1,000 plus accrued and unpaid dividends. As of the effective time of the East/West merger, all such shares of East/West preferred stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

COVENANTS OF EAST/WEST AND OMNIPOINT

     In the East/West merger agreement, East/West and Omnipoint have agreed to take or not to take certain actions. The following summarizes these actions, however, these obligations are also set forth in detail in the East/West merger agreement.

     NO SOLICITATION OF ALTERNATIVE ACQUISITION TRANSACTIONS BY EAST/WEST

     East/West has agreed that it and its subsidiaries and their officers, directors, employees, affiliates and advisors will not directly or indirectly:

     - take any action to solicit or encourage the submission of any alternative acquisition proposal;

     - other than in the ordinary course of business and not related to an alternative acquisition proposal, engage in any discussions or negotiate with, or provide any information or provide access to any other party who East/West knows is considering an alternative acquisition proposal;

     - approve any transactions under the antitakeover statutes of the Delaware General Corporation Law or approve any person becoming an "interested stockholder" under such statute; or

     - enter into any agreement with respect to an alternative acquisition proposal.

     BOARD RECOMMENDATION

     The East/West board has agreed to recommend to the East/West stockholders the adoption of, and approval of the transactions contemplated by, the East/West merger agreement. However, the East/West board may withdraw or modify in a manner adverse to Omnipoint this recommendation if:

     - the East/West board by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, after receiving the advice of outside legal counsel; and

     - East/West and its subsidiaries, officers, directors, employees, affiliates and advisors have substantially complied with their obligations under the no solicitation covenant described above.

     CONDUCT OF EAST/WEST'S BUSINESS PENDING THE EAST/WEST MERGER

     In general, the East/West merger agreement requires East/West, until either the closing of the East/ West merger or the termination of the East/West merger agreement, to conduct its business in the ordinary course consistent with past practice and to use its reasonable efforts to preserve intact its business organization and relationships with third parties. In addition, East/West has agreed to specific restrictions, subject to certain exceptions described in the East/West merger agreement and the schedules thereto. With certain exceptions, East/West may not:

     - amend its organizational documents;

     - amend the terms of its outstanding securities;

     - enter into any merger, liquidation or other significant transaction;

     - split, combine or reclassify its capital stock;

     - issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or securities convertible into or exercisable for equity securities, other than the issuance of shares of East/West preferred stock as dividends on outstanding shares of East/West preferred stock as of the date of the East/West merger agreement and in accordance therewith, except as permitted in the East/West merger agreement;

     - make capital expenditures, except for capital expenditures not exceeding $500,000 in the aggregate;

     - acquire any business or assets of any person, other than in the ordinary course of business;

     - sell, lease, license, encumber or otherwise transfer any assets;

     - incur, assume or guarantee any indebtedness;

     - create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues;

     - make any loans, advances or capital contributions;

     - enter into any contract or agreement other than in the ordinary course of business or to amend in any material respect any material contract;

     - enter into any employment, deferred compensation or other similar agreements;

     - establish or amend any of its bonus plans or benefits;

     - increase the total compensation or benefits payable to any officer or director, or amend the terms of any outstanding options;

     - change its accounting policies;

     - acquire any investment interest in any person;

     - settle any material litigation;

     - take any other action that would make any representation or warranty by East/West inaccurate in any material respect;

     - make any material tax election or enter into a settlement with respect to any material tax liability; or

     - enter into any agreement that would materially limit the ability of Omnipoint or any of its affiliates to engage in the wireless communications business or any other business.

     REASONABLE BEST EFFORTS TO COMPLETE EAST/WEST MERGER

     Subject to certain exceptions, East/West and Omnipoint have agreed to cooperate with each other and use their reasonable best efforts to take all actions and do all things necessary or advisable under the East/West merger agreement and applicable laws to complete the East/West merger and the other transactions contemplated by the East/West merger agreement.

     INDEMNIFICATION AND INSURANCE OF EAST/WEST DIRECTORS AND OFFICERS

     Omnipoint has agreed that Omnipoint will indemnify former East/West directors and officers for liabilities from their acts or omissions in those capacities occurring prior to the closing of the East/West merger to the extent provided under East/West's charter and bylaws as in effect on October 22, 1999.

     REPRESENTATIONS AND WARRANTIES OF EAST/WEST AND OMNIPOINT

     The East/West merger agreement contains substantially reciprocal representations and warranties made by East/West, on the one hand, and Omnipoint on the other. The most significant of these relate to:

     - corporate existence and power;

     - corporate authorization to enter into the transactions provided for in the East/West merger agreement and authorization, execution, delivery and enforceability of the East/West merger agreement and related matters;

     - required governmental approvals;

     - validity and sufficiency of FCC licenses and FCC requirements;

     - absence of conflicts under organizational documents, applicable law or certain material agreements;

     - capitalization;

     - ownership of subsidiaries and minority investments;

     - accuracy of filings with the SEC;

     - accuracy of financial statements;

     - absence of certain material changes since a specified balance sheet date;

     - absence of undisclosed material liabilities;

     - litigation;

     - tax matters;

     - compliance with laws and court orders;

     - intellectual property;

     - material contracts;

     - finders' or advisors' fees; and

     - environmental matters.

     In addition, East/West has represented and warranted to Omnipoint that the Delaware anti-takeover statute does not apply.

     The representations and warranties in the East/West merger agreement will not survive the closing or termination of the East/West merger agreement.

CONDITIONS TO THE COMPLETION OF THE EAST/WEST MERGER AGREEMENT

     MUTUAL CLOSING CONDITIONS

     The obligations of East/West, on the one hand, and Omnipoint, on the other hand, to complete the transactions provided for in the East/West merger agreement are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     - the approval of the East/West stockholders;

     - expiration of the Hart-Scott-Rodino waiting period;

     - absence of legal prohibition on completion of the East/West merger or the other transactions provided for in the East/West merger agreement;

     - effectiveness of all governmental consents without limitations, restrictions or obligations that would have a material adverse effect on the business operations of East/West or Omnipoint;

     - effectiveness of Omnipoint's registration statement on Form S-4;

     - receipt of opinions of counsel relating to tax, corporate and regulatory matters;

     - receipt of all requisite approvals of the FCC which shall not contain any conditions with respect to East/West or Omnipoint, which conditions would be reasonably expected to have a material adverse effect on Omnipoint;

     - each of the parties to the supplemental agreement shall have performed its respective obligations thereunder and Omnipoint and East/West shall have received a legal opinion relating to certain corporate matters;

     - any one of the following shall have occurred: (i) the parties to the VoiceStream reorganization shall be capable of consummating the VoiceStream reorganization immediately after the closing of the East/West merger; (ii) the VoiceStream reorganization agreement shall have been terminated; or (iii) the closing of the VoiceStream reorganization shall have occurred;

     - accuracy as of closing of the representations and warranties made by the parties to the extent specified in the East/West merger agreement; and

     - performance in all material respects by the parties of their obligations required to be performed at or prior to closing.

     Although the respective obligations of East/West and Omnipoint to consummate the East/West merger are conditioned upon receipt of a tax opinion from their respective counsel referred to above concerning the effect of the East/West merger, East/West is obligated to consummate the East/West merger if Latham & Watkins does not deliver its opinion, and Omnipoint is obligated to consummate the East/West merger if Piper Marbury Rudnick & Wolfe LLP does not deliver its opinion, if the opinions are not delivered because of the failure, or possible failure, of the East/West merger to satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e) as a result of a change, or possible change, in the price of Omnipoint preferred stock, Omnipoint common stock, VoiceStream common stock or VoiceStream Holdings common stock between the date of the East/West merger agreement and the consummation of the East/West merger. See "The East/West Merger -- Material United States Federal Income Tax Consequences of the East/West Merger."

     ADDITIONAL OMNIPOINT CONDITIONS

     Omnipoint's obligation to complete the East/West merger is also conditioned upon the following:

     - no more than 10% of East/West common stockholders exercise dissenters' rights; and

     - the requisite approval from the FCC shall have become a final order and shall not contain any conditions with respect to Omnipoint or East/West, which conditions would be reasonably expected to have a material adverse effect on Omnipoint.

     The preceding conditions may be waived by the Omnipoint board in the exercise of its business judgment without seeking stockholder approval.

TERMINATION OF THE EAST/WEST MERGER AGREEMENT

     RIGHT TO TERMINATE

     East/West or Omnipoint may terminate the East/West merger agreement at any time prior to the closing in any of the following ways:

     - by mutual written consent of East/West and Omnipoint;

     - by either East/West or Omnipoint if:

          - the East/West merger has not been consummated by July 31, 2000, which may under some circumstances be extended to October 22, 2000 (the "Termination Date") unless a willful breach by the terminating party caused the failure to timely complete the East/West merger;

          - there is a permanent legal prohibition to closing the East/West merger; or

          - any of the conditions to the terminating party's obligation to consummate the East/West merger becomes incapable of being fulfilled.

     - by Omnipoint if:

          - the East/West board fails to recommend, or withdraws or modifies its approval or recommendation of the East/West merger in a manner adverse to Omnipoint (or resolves to do so);

          - East/West stockholders fail to give the necessary approvals on or before July 31, 2000;

          - East/West willfully and materially breaches any representation, warranty, covenant or agreement on the part of East/West;

          - East/West breaches any of its representations, warranties, covenants or agreements that would cause it to be incapable of satisfying, in all material respects, its obligations under the East/West merger agreement, and East/West is incapable of satisfying, in all material respects, its obligations under the East/West merger agreement by the Termination Date; or

          - East/West updates information on its disclosure schedules to the East/West merger agreement and such change(s) result in a material adverse effect on East/West or Omnipoint.

     - by East/West if:

          - Omnipoint willfully and materially breaches any of its representations, warranties, covenants or agreements;

          - Omnipoint breaches any of its representations, warranties covenants or agreements that would cause it to be incapable of satisfying, in all material respects, its obligations under the East/West merger agreement, and Omnipoint is incapable of satisfying, in all material respects, its obligations under the East/West merger agreement by the Termination Date;

          - Omnipoint updates information on its disclosure schedules to the East/West merger agreement and such change(s) result in a material adverse effect on East/West or Omnipoint; or

          - in certain circumstances, Omnipoint, VoiceStream or VoiceStream Holdings takes (or fails to take) actions that are inconsistent with the other provisions of the East/West merger agreement in order to consummate the VoiceStream reorganization, fulfill the closing conditions in the VoiceStream reorganization agreement, or to ensure that the receipt of VoiceStream Holdings common stock by Omnipoint stockholders pursuant to the VoiceStream reorganization will be tax-free to such Omnipoint stockholders.

CERTAIN RIGHTS OF OMNIPOINT, VOICESTREAM AND VOICESTREAM HOLDINGS UNDER THE EAST/WEST MERGER AGREEMENT

     Under the East/West merger agreement, each of Omnipoint, VoiceStream and VoiceStream Holdings is permitted, in its sole discretion, to take (or not take) any action permitted by the VoiceStream reorganization agreement or any action it deems necessary in order to consummate the VoiceStream reorganization, fulfill the closing conditions in the VoiceStream reorganization agreement or to ensure that the receipt of VoiceStream Holdings common stock by Omnipoint stockholders pursuant to the VoiceStream reorganization will be tax-free to such Omnipoint stockholders. Any such action would not be considered a breach by such party of the East/West merger agreement, the supplemental agreement, or any other document to which such party is a party (each, a "Related Agreement"). If, in the absence of the foregoing, the action would have caused a material breach of a Related Agreement by such party, that party has the right to cure the breach within 30 days of written notice of the breach. If the party fails to cure the breach, then East/West will have the right for the following 30 days to terminate the East/West merger agreement. If East/West elects to terminate the East/West merger agreement under this provision, East/West has the option to require that Omnipoint purchase 250,000 shares of East/West Class A common stock at a per share purchase price of $20 for an aggregate purchase price of $5,000,000 on substantially similar terms and conditions as the securities purchase agreement.

FEES TO GABELLI AND COMPANY, INC.


     Gabelli and Company, Inc. has provided certain services to East/West in connection with the transactions contemplated by the securities purchase agreement and the East/West merger agreement. In return for these services, if the East/West merger and the VoiceStream reorganization both are completed, Gabelli and Company, Inc. is entitled to receive 20,625 shares of VoiceStream Holdings common stock and cash equal to $200,000. If, on the other hand, the East/West merger is completed and the VoiceStream reorganization agreement has been terminated, then Gabelli and Company, Inc. will receive 25,000 shares of Omnipoint common stock. If the East/West merger is not completed, Gabelli and Company, Inc. is entitled to receive only a fee of $150,000 in cash from East/West for services performed in connection with the transactions contemplated by the securities purchase agreement. The majority of Gabelli and Company, Inc.'s outstanding securities is beneficially owned by Mario J. Gabelli, a director of East/West.

                          THE VOICESTREAM TRANSACTIONS

OVERVIEW

     Set forth below is certain information concerning the VoiceStream reorganization, the Aerial reorganization and certain related transactions. These summaries are qualified in their entirety by reference to the VoiceStream disclosure statement and the annexes and exhibits thereto included with this proxy statement/prospectus. While you will not be entitled to vote on the approval any of these transactions, you should consider them carefully in light of the fact that if you continue to hold shares of East/West common stock at the time of the East/West merger, and the VoiceStream reorganization occurs at such a time as you hold any Omnipoint securities received as a result of the East/West merger, you will become stockholders of VoiceStream Holdings.

     THE VOICESTREAM REORGANIZATION

     On June 23, 1999, Omnipoint entered into the VoiceStream reorganization agreement with VoiceStream and VoiceStream Holdings. Among other things, the VoiceStream reorganization agreement provides for the mergers of separate subsidiaries of VoiceStream Holdings with and into Omnipoint and VoiceStream.

     Upon completion of these proposed mergers, VoiceStream and Omnipoint will both become wholly owned subsidiaries of VoiceStream Holdings. The VoiceStream reorganization agreement provides that at the closing of the VoiceStream reorganization, each share of Omnipoint common stock will be converted into the right to receive 0.825 shares of VoiceStream Holdings common stock, plus $8 in cash, or the equivalent value of all cash or all VoiceStream Holdings common stock.

     VoiceStream, Omnipoint, and a number of their respective major stockholders entered into an agreement whereby:

     - certain major Omnipoint stockholders have agreed to vote or cause to be voted the number of shares of Omnipoint common stock beneficially owned by them at the time of the Omnipoint special meeting to consider the VoiceStream reorganization in favor of the VoiceStream reorganization; and

     - certain major VoiceStream stockholders have agreed to vote or cause to be voted the number of shares of common stock of VoiceStream beneficially owned by them at the time of the VoiceStream special meeting to consider the VoiceStream reorganization in favor of the VoiceStream reorganization.

In addition, both the VoiceStream board and the Omnipoint board have agreed to recommend that their respective stockholders adopt, and approve the transactions contemplated by, the VoiceStream reorganization agreement.

     THE AERIAL REORGANIZATION

     On September 17, 1999, VoiceStream entered into the Aerial reorganization agreement with Aerial. Among other things, the Aerial reorganization agreement provides for Aerial's merger with a subsidiary of VoiceStream Holdings.

     EFFECTS OF THE VOICESTREAM REORGANIZATION AND THE AERIAL REORGANIZATION


     The parties expect that each of the VoiceStream reorganization and the Aerial reorganization will be closed immediately prior to the East/West merger. Omnipoint is not a party to the Aerial reorganization and neither the VoiceStream reorganization nor the Aerial reorganization is conditioned on the completion of the other or conditioned on the completion of the East/West merger.

RELATED TRANSACTIONS

     COOK INLET TRANSACTIONS

     In connection with the VoiceStream reorganization, Omnipoint will transfer certain licenses and related assets to joint venture entities affiliated with Cook Inlet. Because VoiceStream Holdings is prohibited from holding certain licenses currently held by Omnipoint, two Cook Inlet entities, Cook Inlet/VoiceStream GSM II PCS, LLC and Cook Inlet/VoiceStream GSM III PCS, LLC, will hold these licenses. Cook Inlet/VoiceStream GSM II and III are limited liability companies and are eligible to hold C and F Block licenses issued by the FCC. Cook Inlet, through its wholly owned subsidiary Cook Inlet GSM, Inc., is the managing member of each of Cook Inlet/VoiceStream GSM II and III. VoiceStream Holdings entered into separate purchase agreements with Cook Inlet/VoiceStream GSM II and III that will allow them to operate these licenses, with technical assistance from VoiceStream Holdings, in the covered markets using the VoiceStream brand.

     Among other things, the Cook Inlet/VoiceStream GSM II purchase agreement provides that Omnipoint (then a subsidiary of VoiceStream Holdings) will contribute to Cook Inlet/VoiceStream GSM II C and F Block licenses for 54 BTA markets together with certain associated assets. In consideration for such licenses and assets, Cook Inlet/VoiceStream GSM II will issue to Omnipoint Class B membership interests in Cook Inlet/VoiceStream GSM II entitling Omnipoint to a 49.9% interest in Cook Inlet/VoiceStream GSM II. Cook Inlet/VoiceStream GSM II will also assume certain of Omnipoint's liabilities associated with such licenses and assets. In conjunction with the formation of Cook Inlet/VoiceStream GSM II and the Cook Inlet/VoiceStream GSM II purchase agreement, VoiceStream Holdings will grant to Cook Inlet certain rights to exchange Cook Inlet's interest in Cook Inlet/VoiceStream GSM II for VoiceStream Holdings common stock during the 30-day period beginning five years after the issuance of the licenses to Cook Inlet/VoiceStream GSM II.

     Among other things, the Cook Inlet/VoiceStream GSM III purchase agreement provides that Omnipoint will contribute to Cook Inlet/VoiceStream GSM III certain C Block licenses for 34 BTA markets. In consideration for such contribution, Cook Inlet/VoiceStream GSM III will issue to Omnipoint Class B membership interests in Cook Inlet/VoiceStream GSM III entitling Omnipoint to a 49.9% interest in Cook Inlet/VoiceStream GSM III. Cook Inlet/VoiceStream GSM III will also assume certain of Omnipoint's liabilities associated with such licenses. In conjunction with the formation of Cook Inlet/VoiceStream GSM III and the Cook Inlet/VoiceStream GSM III purchase agreement, VoiceStream Holdings will grant to Cook Inlet certain rights to exchange Cook Inlet's interest in Cook Inlet/VoiceStream GSM III for VoiceStream Holdings common stock during the 30-day period beginning five years after issuance of the licenses to Cook Inlet/VoiceStream GSM III.

     HUTCHISON INVESTMENTS

     At the same time that Omnipoint entered into the VoiceStream reorganization agreement, Hutchison Telecommunications, Hutchison PCS (USA) and VoiceStream Holdings entered into agreements providing for the purchase by Hutchison PCS
(USA) of VoiceStream Holdings common stock for a purchase price of $29 per share and shares of VoiceStream Holdings 2.5% Convertible Junior Preferred Stock, for a purchase price of $100,000 per share. The total purchase price of the VoiceStream Holdings common stock and the VoiceStream Holdings 2.5% Convertible Junior Preferred Stock will be $957 million, consisting of $807 million in cash and $150 million in shares of Omnipoint's Series A Preferred Stock, acquired from Omnipoint by Hutchison PCS (USA).

     In accordance with a securities purchase agreement dated June 23, 1999, Hutchison PCS (USA) and VoiceStream invested a combined total of $300 million in Omnipoint by purchasing shares of Series A Preferred Stock. The Series A Preferred Stock (or all shares of its common stock obtained prior to the VoiceStream reorganization on conversion of Series A Preferred Stock) held by Hutchison PCS (USA) will be exchanged at the closing of the VoiceStream reorganization for VoiceStream

Holdings common stock at a conversion price of $29 per share. Hutchison PCS
(USA) has the right to determine the allocation between VoiceStream Holdings common stock and VoiceStream Holdings 2.5% Convertible Junior Preferred Stock that it will hold so long as it holds at least 18.6% of the total number of outstanding shares of VoiceStream Holdings common stock immediately after the closing of the VoiceStream reorganization. If the entire $957 million is used to purchase (or is converted into) VoiceStream Holdings common stock, Hutchison will have purchased an aggregate of 33 million shares of VoiceStream Holdings common stock in connection with the Hutchison Investments. The Hutchinson Entities, which are already major stockholders of VoiceStream, assuming the completion of the VoiceStream reorganization, are expected to be significant stockholders in VoiceStream Holdings. In connection with the $957 million Hutchison investments, Hutchison PCS (USA) and certain of its affiliates entered into a standstill agreement with VoiceStream Holdings.

CONDITIONS TO THE COMPLETION OF THE VOICESTREAM REORGANIZATION

     The obligations of VoiceStream and Omnipoint to complete the transactions provided for in the VoiceStream reorganization agreement are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     - receipt of all necessary approvals from the VoiceStream and Omnipoint stockholders;

     - expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

     - absence of legal prohibition on completion of the VoiceStream reorganization or the other transactions provided for in the VoiceStream reorganization agreement;

     - effectiveness of VoiceStream Holdings' registration statement on Form
       S-4;

     - approval for listing on the Nasdaq Stock Market of the shares of VoiceStream Holdings common stock to be issued in the VoiceStream reorganization;

     - receipt of opinions of counsel that (aside from any consequences to Western Wireless) the VoiceStream reorganization will qualify as a tax-free transaction (except with respect to any cash received);

     - receipt of all requisite orders and approvals of the FCC;

     - effectiveness of all governmental consents without limitations, restrictions or obligations that would have a material adverse effect on the business operations of VoiceStream or Omnipoint;

     - consummation of the Hutchison Investments at the effective time of the VoiceStream reorganization;

     - consummation of the formation of the joint ventures with Cook Inlet;

     - accuracy as of closing of the representations and warranties made by the parties to the extent specified in the VoiceStream reorganization agreement; and

     - performance in all material respects by the parties of their obligations required to be performed at or prior to closing.

     See "Risk Factors -- Risks related to the VoiceStream Transactions -- Regulatory agencies must approve the VoiceStream reorganization and could delay or refuse to approve the VoiceStream reorganization or impose conditions that could adversely affect VoiceStream Holdings' business or financial condition."

ADDITIONAL VOICESTREAM CONDITIONS

     VoiceStream's obligation to complete the VoiceStream reorganization is additionally conditioned upon the following:

     - its receipt of a legal opinion that the VoiceStream reorganization agreement and the transactions contemplated by the VoiceStream reorganization agreement should not cause the spin-off of VoiceStream, which occurred on May 3, 1999, to fail to be a tax-free transaction to the holders of Western Wireless; and

     - fewer than 10% of VoiceStream stockholders or Omnipoint stockholders electing dissenters' rights.

     Further, VoiceStream is not required to close the transaction if:

     - a change occurs in the U.S. financial, political or economic conditions which would materially and adversely affect the ability of VoiceStream and Omnipoint to restructure or refinance Omnipoint's indebtedness on such terms as would not have a material adverse effect on VoiceStream Holdings after the effective time; and

     - more than $200 million of Omnipoint's indebtedness either becomes due and payable prior to its stated maturity or is required to be redeemed or repurchased prior to its stated maturity.

TERMINATION OF THE VOICESTREAM REORGANIZATION AGREEMENT

     RIGHT TO TERMINATE

     The parties may terminate the VoiceStream reorganization agreement at any time prior to the closing in any of the following ways:

     - by mutual written consent of VoiceStream and Omnipoint;

     - by either VoiceStream or Omnipoint if:

          - the VoiceStream reorganization has not been consummated by March 31, 2000, which may under some circumstances be extended to June 30, 2000 unless the terminating party has failed to fulfill its obligations under the VoiceStream reorganization agreement that resulted in the failure to timely complete the VoiceStream reorganization; or

          - there is a permanent legal prohibition to closing the VoiceStream reorganization;

     - by VoiceStream if:

          - Omnipoint's board fails to recommend, or withdraws or modifies in a manner adverse to VoiceStream, its approval or recommendation of the VoiceStream reorganization, or fails to call the Omnipoint meeting;

          - Omnipoint's stockholders fail to give the necessary approvals at a duly held meeting;

          - Omnipoint willfully and materially breaches the no solicitation covenant of the VoiceStream reorganization agreement;

          - Omnipoint is incapable of satisfying, in all material respects, its obligations under the VoiceStream reorganization agreement; or

          - Omnipoint breaches any representation or warranty that would cause a representation or warranty to be incapable of being true and correct at and as of the effective time; and

     - by Omnipoint if:

          - the VoiceStream board fails to recommend, or withdraws or modifies in a manner adverse to Omnipoint, its approval or recommendation of the VoiceStream reorganization or fails to call the VoiceStream meeting;

          - VoiceStream is incapable of satisfying, in all material respects, its obligations under the VoiceStream reorganization agreement; or

          - VoiceStream breaches any representation or warranty that would cause a representation or warranty to be incapable of being true and correct at and as of the effective time.

     If the VoiceStream reorganization agreement is terminated, it will become void without any liability on the part of any party unless that party is in willful breach of the VoiceStream reorganization agreement. However, the provisions of the VoiceStream reorganization agreement relating to expenses and termination fees, as well as the confidentiality agreement, will continue in effect notwithstanding termination of the VoiceStream reorganization agreement.

     TERMINATION FEES PAYABLE BY OMNIPOINT

     Omnipoint has agreed to pay VoiceStream a cash amount equal to $70 million in any of the following circumstances:

     - VoiceStream terminates the VoiceStream reorganization agreement because the Omnipoint board fails to recommend or withdraws, or modifies in a manner adverse to VoiceStream, its approval or recommendation of the VoiceStream reorganization or fails to call a special meeting in accordance with the VoiceStream reorganization agreement or Omnipoint materially and willfully breaches any obligation with respect to the non-solicitation of other acquisition proposals; or

     - VoiceStream terminates the VoiceStream reorganization agreement in circumstances where the following three conditions are met:

          - Omnipoint's stockholders do not approve the VoiceStream reorganization;

          - prior to Omnipoint's special meeting a third party makes a proposal for an alternative transaction; and

          - within twelve months of the special meeting Omnipoint enter into an agreement for an alternative transaction with that third party or any third party makes a tender offer for and obtains control of Omnipoint.

OMNIPOINT'S INTERIM OPERATIONS

     You should be aware that, pending the completion of the VoiceStream reorganization, Omnipoint is bound by covenants set forth in the VoiceStream reorganization agreement that restrict it from taking a variety of actions. For example, without the prior written consent of VoiceStream, Omnipoint may not, subject to mutually agreed exceptions,

     - amend the terms of its outstanding securities;

     - enter into any reorganization, liquidation or other significant transaction;

     - issue or dispose of equity securities, options or other securities convertible into or exercisable for equity securities, except in connection with the exercise or conversion of options or convertible securities outstanding on June 23, 1999;

     - encumber or transfer any assets having a fair market value exceeding $5,000,000 in related transactions, or $10,000,000 in the aggregate;

     - incur or assume any non-vendor related indebtedness other than the greater of $300 million or the amount needed to finance a six-month rolling forecast of cash needs;

     - make any guarantees;

     - make any loans, advances or capital contributions;

     - make certain capital expenditures;

     - acquire or dispose of material assets, except for disposing of assets pursuant to existing commitments;

     - change its accounting policies;

     - enter into or amend the terms of any joint venture, partnership, or other minority investment;

     - settle or propose to settle any litigation;

     - make any material tax election or enter into a settlement with respect to any material tax liability;

     - incur any liens, other than in the ordinary course of business;

     - enter into or rescind in a material respect any material agreement; or

     - enter into any agreement that would materially limit its ability, or the ability of VoiceStream or VoiceStream Holdings to engage in the wireless communications business or any other business.

     For a summary of additional risks posed by the VoiceStream reorganization, you should also review and consider the risks identified under the heading "Risk Factors -- Risks related to the VoiceStream reorganization" and elsewhere in this offering memorandum.

VOICESTREAM HOLDINGS

     VoiceStream Holdings was incorporated in June 1999 as a Delaware corporation to act as the parent company for VoiceStream and Omnipoint following the VoiceStream reorganization. VoiceStream Holdings has not conducted any activities other than in connection with its organization, capitalization, financing, and the VoiceStream reorganization. Upon consummation of the VoiceStream reorganization, Omnipoint and VoiceStream will be subsidiaries of VoiceStream Holdings, and VoiceStream Holdings will change its name to VoiceStream Wireless Corporation.

     VoiceStream Holdings' business initially will be the combined current businesses of Omnipoint and VoiceStream (and Aerial, if the Aerial reorganization is completed), and its assets will be the assets of Omnipoint and VoiceStream and their subsidiaries (and of Aerial and its subsidiaries, if the Aerial reorganization is completed), subject to the contribution of certain assets to joint ventures with Cook Inlet, which are more fully described in "-- Related Transactions -- Cook Inlet Transactions." VoiceStream, which was spun-off from its former parent Western Wireless on May 3, 1999, currently uses the VoiceStream brand name to provide PCS services in 11 major markets in the western United States. VoiceStream holds PCS licenses covering approximately
62.6 million POPs. For the nine months ended September 30, 1999, VoiceStream had revenues of $300.0 million and an operating loss of $225.2 million.

     After the VoiceStream reorganization (and assuming the closing of the Aerial reorganization), VoiceStream Holdings and the joint venture entities in which it will hold interests will be a leading provider of PCS in the United States, operating fully digital PCS networks. Assuming that the VoiceStream reorganization had occurred on September 30, 1999, VoiceStream Holdings' networks would have served subscribers in 22 major markets in the U.S., including New York, Philadelphia, Detroit, Boston, Denver, Seattle/Tacoma, Phoenix/Tucson, Portland, Salt Lake City and Indianapolis. In addition, VoiceStream is currently constructing PCS networks in San Antonio and Austin, which it expects to be operational in the fourth quarter of 1999. This expanded footprint is expected to allow VoiceStream Holdings to offer its customers an extensive "local" calling area and will help VoiceStream Holdings compete against regional operators. Together with its interests in the four joint venture entities controlled by Cook Inlet discussed above and other smaller joint ventures in which VoiceStream Holdings will hold interests, assuming the closing of both the VoiceStream reorganization and the Aerial reorganization, VoiceStream Holdings will have access to broadband PCS licenses covering over 220 million persons and 77% of the geography of the United States and will serve customers through more than 6,200 operational cell sites.

     While it is expected that VoiceStream Holdings will be a strong national competitor in the wireless communications industry, it will be subject to some of the same risks and limitations to which Omnipoint, VoiceStream and Aerial are subject and will be subject to the same competitive factors described in the most recent annual report on Form 10-K/A of VoiceStream.

     The information with respect to VoiceStream and Aerial has not been independently verified and neither Omnipoint nor East/West makes any representation or warranty as to the accuracy and completeness of this information. See "Risk Factors" and "Where You Can Find More Information."

                             BUSINESS OF OMNIPOINT

     Omnipoint is a leading provider of personal communications services and developer of PCS technology. Omnipoint holds licenses to provide communications services to approximately 100 million POPs in the U.S. Approximately 60% of Omnipoint's POPs are located in a contiguous cluster stretching from Maine to Virginia. Omnipoint also hold licenses covering Detroit, Miami, St. Louis and other parts of the U.S. On the basis of POPs, Omnipoint is the fourth largest PCS licensee in the U.S. and its licenses cover six of the top 12, nine of the top 20 and 23 of the top 50 cities in the U.S.

     Omnipoint employs GSM technology, which is the most widely used wireless technology in the world with over 200 million users. Omnipoint is currently the only GSM operator in each market in which it offers service. Omnipoint currently operates in New York, New England, south Florida and the Midwest. Since 1996, Omnipoint has aggressively built out its licenses and currently cover and market to approximately 46 million POPs, including all major markets in the northeastern United States from Boston to Delaware, as well as southern Florida from Palm Beach to Key West, and certain Midwest markets, which include the greater Detroit, Indianapolis, and Wichita markets. Omnipoint provides service in the Harrisburg, York, and Lancaster, Pennsylvania markets through a joint venture with D&E Communications. Omnipoint intends to continue its aggressive build-out through both wholly-owned affiliates and joint ventures. Additionally, Omnipoint offers out of network roaming in over 3,600 North American cities (including Canada), through roaming agreements with members of the North American GSM Alliance, and worldwide, through active roaming agreements with over 100 carriers in 53 countries.

     PCS service offerings available from Omnipoint include voice communications, caller ID, call forwarding, call waiting, voice activated dialing, fax storage and retrieval, internet access, short messaging, numeric paging, and information services including, but not limited to, stock quotes, news, weather and sports scores. Every activated handset has its own internet address and is capable of receiving and sending internet e-mail up to 160 characters long.

     Through its subsidiary OTI, Omnipoint is also a developer and supplier of wireless communication technologies, products and engineering services. OTI, with an ongoing staff of more than 120 people (adjusted for the employees transferred as a result of OTI's joint venture with Siemens), will continue to operate its other business divisions independently of the new joint venture. Other OTI technology businesses include the PCS Infrastructure Products division, which develops base station equipment for wireless E911 and other location-based services for GSM infrastructure providers, and the Wireless Solutions Division, which provides GSM-based solutions such as the Redhawk OSM data terminal unit and the Eagle OEM module which are used to integrate GSM solutions directly into wireless applications such as telematics and telemetry. OTI is also working on next-generation wireless products and systems including GPRS (General Packet Radio Systems) wireless packet systems.

     Omnipoint was incorporated as a Delaware corporation in June, 1987 and has its principal executive offices at 3 Bethesda Metro Center, Suite 400, Bethesda, Maryland 20814 (telephone number (301) 951-2500). For further information concerning Omnipoint, see "Summary -- Selected Historical Condensed Consolidated Financial and Other Data of Omnipoint" and "Where You Can Find More Information."

     EAST/WEST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              OR PLAN OF OPERATION

     East/West is a development stage company with no significant results of operations to date. East/West holds five 10 MHz PCS licenses to serve a population of approximately 21 million, including two of the top ten markets, Los Angeles and Washington, D.C., plus Sarasota, Florida, Reno, Nevada and Santa Barbara, California. The total cost of these licenses was approximately $19 million, after a 25% bidding credit provided by the FCC. Eighty percent of the cost of the licenses (or $15.2 million) was financed over ten years by the FCC, with only payments of interest during the first two years after award of the licenses.


     On October 22, 1999, East/West sold 300,000 shares of our Class A common stock to Omnipoint Corporation for a total of $3,000,000. In addition, on that date, East/West signed an Agreement and Plan of Merger in which all of its outstanding common stock, both Class A and Class B, at consummation of the merger will be exchanged for either Series E preferred stock, common stock of Omnipoint, or a combination of cash and common stock of VoiceStream Holdings, as discussed below. On January 5, 2000, East/West sold 100,000 shares of our Class A common stock to affiliates of Weiss, Peck & Greer, L.L.C. for a total of $3,325,000.


     Omnipoint is also a party to an Agreement and Plan of Reorganization, dated as of June 23, 1999, by and among Omnipoint, VoiceStream Wireless Corporation and VoiceStream Wireless Holding Corporation, pursuant to which Omnipoint will be merged with a newly formed, wholly-owned subsidiary of VoiceStream Holdings, and each share of common stock of Omnipoint will be converted into the right to receive 0.825 shares of common stock of VoiceStream Holdings and $8.00 in cash, subject to the right of the holders of outstanding shares of Omnipoint common stock to elect to receive stock and cash consideration in different proportions.


     It is anticipated that the East/West merger will be consummated immediately prior to the VoiceStream reorganization. Under the terms and conditions of the East/West merger, if the East/West merger is consummated prior to the VoiceStream reorganization, (i) in the East/West merger, each outstanding share of Class A common stock and Class B common stock of East/West will be converted into one share of newly-authorized Series E preferred stock of Omnipoint and
(ii) each share of Omnipoint's Series E preferred stock received by the holders of the East/West common stock in the East/West merger will be converted in the VoiceStream reorganization into (x) 0.825 shares of common stock of VoiceStream Holdings and $8.00 in cash, which is the "standard election consideration," multiplied by (y) a conversion ratio equal to 1,775,000, divided by the number of shares of East/West common stock outstanding immediately prior to consummation of the East/West merger. Currently, there are 4,839,374 shares of East/West common stock issued and outstanding, taking into account the sale of 300,000 shares to Omnipoint on October 22, 1999 and 100,000 shares to affiliates of Weiss, Peck & Greer, L.L.C. on January 5, 2000. If the VoiceStream reorganization occurs prior to the consummation of the East/West merger, in the East/West merger, each share of East/West common stock will be converted into the right to receive (x) the standard election consideration, multiplied by (y) the conversion ratio described above. Under each of the scenarios described above, upon consummation of the East/West merger, each outstanding share of preferred stock of East/West will be converted in the East/West merger, into the right to receive in all events cash in the amount of $1,000 per share, plus accrued and unpaid dividends.


     As evidenced by the sale of shares to Omnipoint and the East/West merger, East/West believes that its PCS licenses have substantial value. However, should the merger with Omnipoint not take place, we have not yet adopted an alternative business plan or determined an alternative methodology for how to obtain additional financing for our operations because of uncertainties relating to PCS, which makes evaluation difficult, including without limitation the newness of PCS, financing, affiliation and technology issues and the financial problems of certain C-Block licensees. Therefore, should the East/

West merger not be consummated, East/West has not yet determined whether to develop its PCS licenses on its own, joint venture the licenses with other PCS wireless telephone license holders or operators or others, or sell some or all of its PCS licenses. East/West expects to continually evaluate these factors and to adopt a plan or plans once the financing, regulatory and market aspects of PCS are less uncertain. Our principal expense to date has been interest, including commitment fees, plus minor administrative expenses.


     If the East/West merger is not consummated and unless East/West sells its PCS business or joint venture East/West's PCS licenses with another entity that has the capacity to provide substantial funds, East/West will need to raise substantial capital to fund our installment payments to the FCC and the build out of our PCS licenses. We do not have a reliable estimate of the cost to build out our PCS licenses, should we determine to do so, but it is likely to be substantial.


     Of the $3,000,000 of proceeds from the sale of shares of East/West common stock to Omnipoint, $1,656,000 million was used to pay all past and currently due interest and principal payments, including penalties, on our FCC obligation. This represented payments that were originally due on April 30, 1999, July 31, 1999 and October 31, 1999. Under the government financing of part of our winning bids for its PCS licenses, we will be required to pay the FCC approximately $2.6 million in the year 2000 and $2.4 million in each of the next seven years.

     The following are the scheduled interest and principal payments over the next two fiscal years:

                          DUE DATE                              AMOUNT
                          --------                            ----------
January 31, 2000............................................  $  706,566
April 30, 2000..............................................     706,566
July 31, 2000...............................................     605,879
October 31, 2000............................................     605,879
                                                              ----------
                                                              $2,624,890
                                                              ==========
January 31, 2001............................................     605,839
April 30, 2001..............................................     605,839
July 31, 2001...............................................     605,839
December 31, 2001...........................................     605,839
                                                              ----------
                                                              $2,423,356
                                                              ==========

     Under FCC rules, scheduled payments may be delayed for up to 90 days upon payment of a 5% penalty and for 90-180 days upon payment of a 15% penalty.

     If the merger with Omnipoint is not consummated, we will have to raise funds within the next year in order to make interest payments on the government financing and for working capital and general corporate purposes. The report of our independent auditors with respect to our financial statements as of December 31, 1998 and 1997, for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998 contains a paragraph indicating that substantial doubt exists as to our ability to continue as a going concern. Among the factors cited by the auditors as raising substantial doubt as to our ability to continue as a going concern is that, with respect to the periods covered, we have incurred losses since inception and have not yet adopted a business plan or determined how to finance our operations and will need to obtain capital in order to fund our interest and principal payment obligations and for working capital and general corporate purposes.

LIQUIDITY AND CAPITAL RESOURCES


     Pro forma for the sale of shares to Omnipoint and to the affiliates of Weiss, Peck & Greer, L.L.C. and the principal payments of debt in October, the principal amount of debt on September 30, 1999 was

$14,897,000 and shareholders equity was $6,661,000. During the period from July 26, 1996 (inception) to September 30, 1999, we had no revenues or operating profits and cannot predict when East/West may have any revenues or operating profits.


     In April 1997, the FCC suspended interest payments on its financings through March 31, 1998. On March 24, 1998, the FCC indicated that such interest would be resumed not earlier than 90 days subsequent to the publication in the Federal Register of an order on reconsideration. Such publication was made on April 8, 1998, requiring cumulative suspended interest payments to be made in eight quarterly installments of $100,686 each beginning on July 31, 1998. Also on that date, the accrued interest of $311,324, from the date the interest suspension ended, March 31, 1998, until July 31, 1998. Through September 30, 1999, East/West had made interest payments totaling $1,212,000 and, as noted above, in October 1999 East/West made additional payments of $1,656,000.

     During May 1999, we offered, at no cost to the holders of its Class A common stock, a non-transferrable right to purchase up to 443,050 shares of Class A common stock. The rights entitle shareholders to purchase one additional share of Class A common stock for every four shares of Class A common stock held at $1.50 per share. In addition, we offered rights to purchase 444,825 shares of Class B common stock at a price of $1.50 per share to the current owner of our Class B common stock. The Class A and Class B shareholders exercised these rights on June 23, 1999, and the net proceeds from the sale of both Class A and Class B common shares was $1,202,000.

     On October 22, 1998 and April 29, 1999, East/West borrowed $300,000 and $400,000, respectively, from certain of our directors. Such funds were used to make the required payments on our FCC obligations. On July 22, 1999, these loans were repaid by the Company, along with accrued interest in the amount of $12,164, from the proceeds of the rights offering.

                             BUSINESS OF EAST/WEST

     East/West holds five 10 MHz personal communications services ("PCS") licenses to serve a population of approximately 21 million, including two of the top ten markets, Los Angeles, California and Washington D.C., plus Sarasota, Florida, Reno, Nevada and Santa Barbara, California. The total cost of these licenses was approximately $19 million, after a 25% bidding credit provided by the Federal Communications Commission. Eighty percent (80%) of the cost of the licenses (or $15.2 million) was financed over ten years by the FCC, with only payments of interest during the first two years.

     East/West believes that there are significant growth opportunities in the wireless telecommunications industry and that our PCS licenses have substantial potential. According to the Cellular Telecommunications Industry Association, there are 60.8 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 22.4% and a subscriber growth rate of 24.9% from June 30, 1997. Paul Kagan Associates, Inc., a leading telecommunications consultant, estimates that the number of cellular and PCS wireless service subscribers will reach 98.4 million by 2001. East/West believes that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. East/West also believes that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless services.

     East/West has not adopted a business plan or determined how to finance our operations, due in part to uncertainties relating to PCS, which makes evaluation difficult, including the newness of PCS, financing, affiliation and technology issues and the financial problems of certain C-Block licensees.

     East/West's address is 350 Stuyvesant Avenue, Rye, New York 10580. East/West's telephone number is (914) 921-6300.

OFFICERS AND DIRECTORS OF EAST/WEST

           NAME              AGE                 POSITION WITH EAST/WEST(1)
           ----              ---                 --------------------------
Victoria G. Kane(2)........  51    Class B Director, Chairman, Chief Executive Officer,
                                   and Secretary
T. Gibbs Kane, Jr.(2)......  52    Class B Director
Mario J. Gabelli(3)........  56    Class A Director

OFFICERS WHO ARE NOT
DIRECTORS
Robert E. Dolan............  47    Assistant Secretary

---------------
(1) Under East/West's certificate of incorporation, the Class B Directors collectively have three votes and the Class A Directors collectively have two votes on all matters properly brought before the East/West board of directors.
(2) T. Gibbs Kane, Jr. and Victoria G. Kane are husband and wife.
(3) One of the two available Class A Director positions is currently vacant.

     Victoria G. Kane, Entrepreneur and investor. Owner and instructor of dance studio (from 1986 to 1996).

     T. Gibbs Kane, Jr., President (since 1978), Sound Shore Management, a registered investment adviser; Director (since 1985), Sound Shore Fund, a mutual fund.

     Mario J. Gabelli, has served as Chairman, Chief Executive Officer and Chief Investment Officer of Gabelli Funds, Inc. and Gabelli Asset Management, Inc. and their predecessors since November 1976. In connection with those responsibilities, he serves as Chairman and/or President of thirteen registered investment companies managed by Gabelli Funds, LLC. Mr. Gabelli also serves as a Governor of the American Stock Exchange and Chairman and Chief Executive Officer of Lynch Corporation, a public company engaged in multimedia, specialized transportation and manufacturing. Mr. Gabelli received a B.S. from Fordham University and an M.B.A. from Columbia University Graduate School of Business.

     Robert E. Dolan, Chief Financial Officer (since February 1992) and Controller (since May 1990) of Lynch Corporation.

COMPENSATION OF DIRECTORS

     East/West is not compensating its directors at the present time, although it may do so in the future. East/West does indemnify directors pursuant to Delaware law and may reimburse them for certain out-of-pocket costs in connection with serving as directors.

EXECUTIVE COMPENSATION

     East/West has no employees and has paid no employee or executive compensation, although it may do so in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information concerning ownership of East/West's common stock outstanding at November 11, 1999, by (i) each person known by the Company to be the beneficial owner of more than five percent of East/West's common stock, (ii) each officer and director, and (iii) by all directors and executive officers of East/West as a group. Unless otherwise indicated, each stockholder has sole voting power and sole dispositive power with respect to the indicated shares.



                                        CLASS A                 CLASS B                   TOTAL
                                   BENEFICIALLY OWNED      BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                  --------------------   ----------------------   ----------------------
                                  SHARES    PERCENTAGE    SHARES     PERCENTAGE    SHARES     PERCENTAGE
                                  ------    ----------    ------     ----------    ------     ----------
Aer Force Communications,
Inc.(1).........................       --        --      2,224,126      100%      2,224,126     46.93%
Victoria G. Kane(1).............       --        --      2,224,126      100%      2,224,126     46.93%
T. Gibbs Kane, Jr.(1)...........       --        --      2,224,126      100%      2,224,126     46.93%
Mario J. Gabelli(2).............  529,491     21.05%            --       --         529,491     11.17%
Robert E. Dolan(3)..............      285       (4)             --       --              --       (4)
Elisa Gabelli Wilson(5).........  246,000      9.78%            --       --         246,000      5.19%
Omnipoint Corporation...........  300,000     11.93%                                300,000      6.33%
All Directors and Executive
  Officers as a Group (3 in
  total)........................  529,776     21.06%     2,224,126      100%      2,753,902     58.11%


---------------
(1) Victoria G. Kane is the sole shareholder of Aer Force and therefore shares owned by Aer Force are set forth in this table as owned by her. She has sole voting and dispositive power with respect to the shares owned by Aer Force.
    T. Gibbs Kane, Jr. is the husband of Victoria G. Kane, and therefore shares owned by Victoria G. Kane are also set forth as owned by T. Gibbs Kane, Jr. Mr. Kane disclaims beneficial ownership of those shares. The address of Aer Force, Victoria G. Kane and T. Gibbs Kane, Jr. is 350 Stuyvesant Avenue, Rye, New York 10580.
(2) Includes (i) 328,116 shares owned directly by Mr. Gabelli, (ii) 93,176 shares owned by a limited partnership of which Mr. Gabelli is the general partner and in which he has a 20% interest, (iii) 107,164 shares subject to a voting agreement that terminates on June 26, 2001, under which Mr. Gabelli has sole voting power, but no investment power, and (iv) 1,035 shares owned by Gabelli Partners in which Mr. Gabelli is a majority stockholder, officer, and director. The address of Mr. Gabelli and Gabelli Partners is 555 Theodore Fremd Avenue, Corporate Center, Rye, New York 10580.

(3) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has sole voting and investment power.
(4) Less than 1%.
(5) Consists of 246,000 shares held in trust for which Ms. Gabelli Wilson is the trustee and for which Ms. Gabelli Wilson has sole voting and investment power. Ms. Gabelli Wilson is the daughter of Mario Gabelli.

                     DESCRIPTION OF OMNIPOINT CAPITAL STOCK

     The following is a summary of the material terms of Omnipoint's capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of Omnipoint's certificate of incorporation (as amended and restated) and by-laws and the Deposit Agreement dated May 6, 1998 by and among Omnipoint, HSBC Bank USA (formerly known as Marine Midland Bank, N.A.), as depositary, and all holders from time to time of depositary receipts issued thereunder. For information on how to obtain copies of Omnipoint's certificate of incorporation and by-laws, see "Where You Can Find More Information."

GENERAL

     As of the date of this proxy statement/prospectus, Omnipoint's authorized capital stock consists of 200,000,000 shares of Omnipoint common stock, par value $.01 per share, 10,000,000 shares of preferred stock, $.01 par value per share, of which (i) 12,500 shares have been designated as Omnipoint Series A Non-Voting Convertible Preferred Stock, and (ii) 325,000 shares have been designated as Omnipoint 7% Cumulative Convertible Preferred Stock. In connection with the East/West merger, Omnipoint will designate a number of shares of Series E preferred stock equal to the number of shares of East/West common stock outstanding immediately prior to the East/West merger. No other classes of capital stock are authorized or expected to be authorized under the Omnipoint certificate of incorporation. The issued and outstanding shares of Omnipoint common stock and Omnipoint preferred stock are duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

     Each holder of Omnipoint common stock is entitled to one vote for each share of Omnipoint common stock held of record by such holder. Holders of Omnipoint common stock, voting as a single class, are entitled to elect all of the directors of Omnipoint. Matters submitted to stockholder approval generally require a majority vote. Holders of Omnipoint common stock are entitled to receive ratably such dividends as may be allowed under the various financing agreements of Omnipoint and as declared by the Omnipoint board out of funds legally available therefor. Upon Omnipoint's liquidation, dissolution or winding up, holders of Omnipoint common stock would be entitled to share ratably in Omnipoint's net assets after the payment of liquidating distributions to holders of Omnipoint preferred stock. Holders of Omnipoint common stock have no preemptive, redemption, conversion or other subscription rights.

     The registrar and transfer agent for the Omnipoint common stock is Chase Mellon Shareholder Services, LLC.

PREFERRED STOCK

     The Omnipoint board has the power, without further vote of stockholders, to authorize the issuance of up to 10,000,000 shares of Omnipoint preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Omnipoint preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. Other than as set forth herein, there are no shares of Omnipoint preferred stock currently outstanding.

  SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

     Omnipoint has issued and outstanding 12,500 shares of Omnipoint Series A Non-Voting Convertible Preferred Stock. Each share of Series A preferred stock is deemed to be, and treated for all purposes relating to the declaration and payment of dividends as, the number of shares of Omnipoint common stock into which each share of the Series A preferred stock is then convertible. The affirmative vote or consent of the holders of at least 51% of the outstanding Series A preferred stock is required for amendments to Omnipoint's certificate of incorporation that would adversely affect the rights of holders of Series A preferred stock. The holders of Series A preferred stock have no other voting rights, except as provided by law or as set forth in the certificate of designation relating to the Series A preferred stock.

  7% CUMULATIVE CONVERTIBLE PREFERRED STOCK; DEPOSITARY SHARES

     Omnipoint has issued and outstanding 325,000 shares of Omnipoint's 7% Cumulative Convertible Preferred Stock, par value $0.01 per share. In addition, there are 6,500,000 Depositary Shares outstanding. The shares of Omnipoint Cumulative preferred stock are represented by Omnipoint depositary shares, each share representing one twentieth of a share of Omnipoint Cumulative preferred stock. Subject to the terms of a deposit agreement, each owner of an Omnipoint Depositary Share is entitled to all the rights and preferences of the Omnipoint Cumulative preferred stock represented thereby, and subject, proportionately, to all of the limitations of the Omnipoint Cumulative preferred stock represented thereby, contained in the certificate of designation related to the Cumulative preferred stock summarized below.

     The liquidation preference per share of Omnipoint Cumulative preferred stock is $1,000 per share. Holders of the Omnipoint Cumulative preferred stock are entitled to receive cumulative annual dividends of 7% of the liquidation preference per share payable quarterly. Except as required by law, holders of Omnipoint Cumulative preferred stock have no voting rights unless dividends are in arrears for six quarterly periods, in which case the holders of Omnipoint Cumulative preferred stock have the right to elect two directors at the next meeting of Omnipoint stockholders.

  SERIES E PREFERRED STOCK

     In connection with the East/West merger, Omnipoint will designate a number of shares of Series E preferred stock equal to the number of shares of East/West common stock outstanding immediately prior to the East/West merger. With respect to dividends and voting rights, the proposed Series E preferred stock will have the same rights as the Omnipoint common stock (as multiplied by the Conversion Ratio). In terms of ranking, the Series E preferred stock will rank on parity with the Omnipoint common stock.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of the material differences between the rights of holders of Omnipoint common stock and the rights of holders of East/West common stock. Since both Omnipoint and East/ West are organized under the laws of the state of Delaware, the differences arise from differences between various provisions of the respective certificates of incorporation and bylaws of Omnipoint and East/West and from Omnipoint's rights agreement.

     The following summary is qualified in its entirety by reference to the Delaware General Corporation Law and the respective certificates of incorporation and bylaws of East/West and Omnipoint and Omnipoint's rights agreement. See "Description of Omnipoint Capital Stock" for a summary of a number of other rights relating to Omnipoint common stock.

CAPITAL STOCK

     The authorized capital stock of Omnipoint consists of 200,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of preferred stock, par value $0.01 per share, of which 325,000 have been designated shares of Omnipoint's 7% Cumulative Convertible Preferred Stock, and 12,500 have been designated shares of Omnipoint's Series A Non-Voting Convertible Preferred Stock. The total number of authorized shares of capital stock of East/West is 19,616,000 shares, consisting of 16,000,000 shares of East/West Class A common stock, par value $0.0001 per share, 3,600,000 shares of East/West Class B common stock, par value $0.0001 per share, and 16,000 shares of East/West preferred stock, par value $1,000 per share.

NUMBER AND ELECTION OF DIRECTORS

     The Omnipoint bylaws provide that the Omnipoint board shall consist of one or more members as the Omnipoint board shall designate, with each director serving until the subsequent annual meeting and until his successor is elected and qualified, or until his death, resignation or removal. The number of directors of Omnipoint currently designated is seven. The Omnipoint bylaws provide that whenever the number of directors of Omnipoint is increased between annual meetings of Omnipoint stockholders, a majority of the directors then in office have the power to elect the new directors for the balance of the term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless at the time of the decrease there shall be vacancies on the Omnipoint board which are being eliminated by the decrease.


     East/West's certificate of incorporation and bylaws, as amended, provide that the number of members of the East/West board of directors shall consist of five unless otherwise determined by resolution of the board or by the stockholders at the annual meeting of the stockholders and each director shall serve until his successor is elected and qualified. The number of directors of East/West is currently three. Whenever the number of directors of East/West is increased between annual meetings of East/West stockholders, under the East/West bylaws, a majority of the directors then in office have the power to elect the new directors for the balance of the term and until their successors are elected and qualified. The holders of the Class A common stock of East/West, voting as a class, are entitled to elect up to two (2) members of the Board of Directors, and the holders of the Class B common stock of East/West, voting as a class, are entitled to elect up to three (3) members of the Board of Directors.


VOTING

     The Omnipoint bylaws provide that the holders of Omnipoint common stock are entitled to one vote per share held at all meetings of stockholders. The holders of Omnipoint common stock are entitled to one vote per share held at all meetings of stockholders when voting for Directors. The holders of Omnipoint common stock are entitled to one vote per share held at all meetings of stockholders when voting on matters other than the election of Directors. For class votes on amendments to the Charter, the holders of Omnipoint common stock are entitled to one vote per share held at all meetings of stockholders. The holders of Omnipoint common stock are entitled to one vote per share held at all meetings of stockholders for vote regarding mergers. The East/West certificate of incorporation provides that at every meeting of the shareholders of East/West
(i) each holder of each share of Class A common stock shall be entitled to one vote per share, provided that the Class A common stock will vote as a class no more than 49.9% of East/West's voting interests, and (ii) each holder of each share of Class B common stock shall be entitled to five votes for each share, provided that the Class B common stock will vote as a class at least 50.1% of East/West's voting interests. The holders of the Class A common stock of East/West, voting as a class, are entitled to elect up to two (2) members of the Board of Directors, and the holders of the Class B common stock of East/West, voting as a class, are entitled to elect up to three (3) members of the Board of Directors.



     The members of the Board of Directors of East/West elected by the holders of the Class A common stock will, collectively, regardless of their number, have two (2) votes on all matters presented for a vote by the Board of Directors. The members of the Board of Directors of East/West elected by the holders of the Class B common stock will, collectively, regardless of their number, have three
(3) votes on all matters presented for a vote by the Board of Directors.


REMOVAL OF DIRECTORS

     The Omnipoint amended and restated certificate of incorporation does not include provisions relating to the removal of directors. The East/West bylaws provide that any director may be removed, with or without cause, only by the holders of a majority of shares entitled to vote at an election of directors of the class of stock which elected such director.


DIVIDENDS


     The Omnipoint board may declare and pay dividends from funds lawfully available therefor, subject to any preferential rights of any then outstanding shares of preferred stock. The Omnipoint amended and restated certificate of incorporation does not include provisions relating to stock dividends or dividends of subsidiary stock. The East/West board may declare and pay dividends from assets legally available therefor, subject to any preferential rights of any then outstanding shares of preferred stock.

SPECIAL MEETING OF STOCKHOLDERS

     The Omnipoint bylaws provide that special meetings of the stockholders of Omnipoint for any purposes prescribed in the notice of meeting may be called by the Omnipoint board or the president of Omnipoint. The East/West bylaws provide that special meetings of the stockholders of East/West for any purposes prescribed in the notice of meeting may be called by the East/West president or shall be called by the president or secretary at the request and in writing of a majority of the board of directors, of all of the directors designated by the holders of shares of Class A common stock or at the request in writing of the stock holders owning a majority in amount of the entire capital stock of East/West issued and outstanding and entitled to vote.

WRITTEN CONSENT OF STOCKHOLDERS

     Any action required or permitted to be taken by stockholders of Omnipoint may be taken by unanimous written consent of the stockholders.

     East/West bylaws provide that any action required or which may be taken at an annual or special meeting of East/West stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the taking of such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those East/West stockholders who have not consented in writing.

PREEMPTIVE RIGHTS/CONVERSION RIGHTS


     Omnipoint common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Omnipoint or any other securities convertible into shares of any class of stock of Omnipoint under the Omnipoint amended and restated certificate of incorporation. The East/West common stock and preferred stock have no preemptive rights, and the East/West preferred stock has or conversion rights provided, however, that Omnipoint has been granted certain contractual preemptive rights in connection with its purchase of 300,000 shares of East/West Class A common stock. Each share of East/West Class B common stock shall automatically convert into one share of East/West Class A common stock on the earlier of (i) July 1, 2007, or (ii) fourteen days after the control group, as defined by the FCC, no longer needs to control East/West as determined by the FCC, or (iii) such earlier date as determined by the board.


INCREASE IN AUTHORIZED SHARES

     An amendment to the Omnipoint amended and restated certificate of incorporation increasing or decreasing the capital stock must be approved by a majority of the outstanding common stock. The stockholders of East/West may alter, amend and rescind any or all of the certificate of incorporation of the corporation only with the affirmative vote of the holders of the shares of Class A common stock and Class B common stock representing the majority of the aggregate voting power of all outstanding shares of East/West Class A common stock and Class B common stock.

LIQUIDATION

     In the event of the liquidation or dissolution of Omnipoint, holders of common stock are entitled to receive all assets available for distribution to stockholders, subject to any preferential rights of any then outstanding shares of preferred stock. In the event of the liquidation or dissolution of East/West, holders of Class A and Class B common stock are entitled to receive all assets available for distribution to stockholders, subject to any preferential rights of any then outstanding shares of preferred stock.


                             SHAREHOLDER PROPOSALS



     Due to the contemplated consummation of the East/West merger, East/West does not currently expect to hold a 2000 Annual Meeting of Stockholders, as East/West common stock will not be publicly traded after the East/West merger. If the East/West merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for such meeting would have to be submitted to East/West no later than February 5, 2000. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.


                                 LEGAL MATTERS

     The validity of the Omnipoint securities to be issued in connection with the East/West merger will be passed upon for Omnipoint by Piper Marbury Rudnick & Wolfe LLP. It is a condition to the completion of the East/West merger, in certain circumstances, that Omnipoint and East/West receive opinions from Piper Marbury Rudnick & Wolfe LLP and Latham & Watkins, respectively, with respect to the tax treatment of the East/West merger. See "The East/West Merger
Agreement -- Conditions to the East/West Merger" and The East/West
Merger -- Material Federal Income Tax Consequences of the East/West Merger."

                                    EXPERTS

     The consolidated financial statements of Omnipoint Corporation and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus, have been so incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of East/West Communications, Inc. at December 31, 1998 and 1997, for the years ended December 31, 1998 and 1997, and the period from July 26, 1996 (inception) to December 31, 1998, included in the Proxy Statement of East/West Communications, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Omnipoint and East/West file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Omnipoint and East/West file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Omnipoint's and East/West's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Omnipoint has filed a registration statement on Form S-4 to register with the SEC the securities to be issued to East/West stockholders in the East/West merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Omnipoint in addition to being a proxy statement of East/West. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Omnipoint to "incorporate by reference" information into this proxy statement/prospectus, which means that Omnipoint can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This information proxy statement-prospectus incorporates by reference the documents set forth below that Omnipoint previously has filed with the SEC. These documents contain important information about Omnipoint and its finances.


          OMNIPOINT SEC FILINGS (FILE NO. 1-14419)               DATED FILED
          ----------------------------------------            -----------------
Form 10-Q/A for the Quarter Ended September 30, 1999........  January 18, 2000
Form 10-K for the Year Ended December 31, 1998..............    April 6, 1999
1999 Proxy Statement........................................   April 27, 1999
Form 10-K/A for the Year Ended December 31, 1998............  January 18, 2000
Form 10-Q for the Quarter Ended September 30, 1999..........  November 15, 1999
Form 10-Q for the Quarter Ended June 30, 1999...............   August 16, 1999
Form 10-Q for the Quarter Ended March 31, 1999..............    May 17, 1999
Form 8-K....................................................    July 2, 1999


     Omnipoint is also incorporating by reference additional documents that Omnipoint filed with the SEC between the date of this proxy statement/prospectus and the date of the closing of the East/West merger.

     Documents incorporated by reference by Omnipoint are available from Omnipoint without charge, excluding all exhibits, unless Omnipoint has specifically incorporated by reference an exhibit into this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from at the following address:

                             Omnipoint Corporation
                            Attn: Investor Relations
                       3 Bethesda Metro Center, Suite 400
                            Bethesda, Maryland 20814
                                 (301) 951-2500

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE VOICESTREAM DISCLOSURE STATEMENT IN CONSIDERING THE MERITS OF THE EAST/WEST MERGER. NEITHER OMNIPOINT NOR EAST/WEST HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE

VOICESTREAM DISCLOSURE STATEMENT. PLEASE NOTE THAT OMNIPOINT HAS SUPPLIED ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY
STATEMENT/PROSPECTUS RELATING TO OMNIPOINT VOICESTREAM HOLDINGS AND THE VOICESTREAM REORGANIZATION, AND EAST/WEST HAS SUPPLIED ALL SUCH INFORMATION RELATING TO EAST/WEST. NEITHER OMNIPOINT NOR EAST/WEST WARRANTS THE ACCURACY OF ANY INFORMATION RELATING TO THE OTHER PARTY.

     INFORMATION WITH RESPECT TO VOICESTREAM AND VOICESTREAM HOLDINGS AND AERIAL CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS BASED ON PUBLICLY FILED INFORMATION RELATING TO VOICESTREAM FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS BASED ON VOICESTREAM'S FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999. SEE "WHERE YOU CAN FIND MORE INFORMATION." NEITHER OMNIPOINT NOR EAST/WEST WARRANTS THE ACCURACY OF ANY INFORMATION RELATING TO VOICESTREAM, VOICESTREAM HOLDINGS OR AERIAL.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER.


     THIS PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 25, 2000. YOU SHOULD NOT ASSUME THAT THIS INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF ANY SECURITIES IN THE EAST/WEST MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                     INDEX

                         EAST/WEST COMMUNICATIONS, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors..............................  F-2
Balance Sheets at December 31, 1998 and 1997................  F-3
Statements of Operations for the Years Ended December 31,
  1998 and 1997 and the period from July 26, 1996
  (inception) to December 31, 1998..........................  F-4
Statements of Changes in Shareholders' Equity (Deficit) for
  the period from July 26, 1996 (inception) to December 31,
  1998......................................................  F-5
Statements of Cash Flows for the Years Ended December 31,
  1998 and 1997 and the period from July 26, 1996
  (inception) to December 31, 1998..........................  F-6
Notes to Financial Statements...............................  F-7
UNAUDITED FINANCIAL INFORMATION
Balance sheets at September 30, 1999 and December 31,
  1998......................................................  F-13
Statements of Operations for the Nine Months Ended September
  30, 1999 and 1998 and the period from July 26, 1996
  (inception) to September 30, 1999.........................  F-14
Statements of Cash Flows for the Nine Months Ended September
  30, 1999 and 1998 and the period from July 26, 1996
  (inception) to September 30, 1999.........................  F-15
Notes to Financial Information..............................  F-16

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
East/West Communications, Inc.

     We have audited the accompanying balance sheets of East/West Communications, Inc. (the "Company") a development stage enterprise, formerly Aer Force Communications B, L.P., as of December 31, 1998 and 1997, and the related statements of operations, changes in shareholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming East/West Communications, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred losses since inception and has not yet adopted a business plan or determined how to finance its operations and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ Ernst & Young LLP

Stamford, Connecticut
March 19, 1999

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                                 BALANCE SHEETS

                                                               12/31/98      12/31/97
                                                               --------      --------
ASSETS
Current Assets
     Cash and cash equivalents..............................  $    61,805   $   254,427
                                                              -----------   -----------
          Total current assets..............................       61,805       254,427
PCS Licenses................................................   18,957,721    18,957,721
Capitalized costs...........................................    2,188,626     1,240,434
                                                              -----------   -----------
          Total assets......................................  $21,208,152   $20,452,582
                                                              ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses..................  $ 1,250,939   $   654,853
     Loans from shareholders................................      300,000            --
     Current portion of Loan from FCC.......................      743,580            --
                                                              -----------   -----------
          Total current liabilities.........................    2,294,519       654,853
Loan from FCC...............................................   14,422,597    15,166,177
Deferred income taxes.......................................      444,000       500,000
Redeemable preferred stock, $1,000 par value; 5% cumulative
  dividends, 16,000 shares authorized, 7,800 issued and
  outstanding (liquidation value -- $7,800,000).............    4,024,176     3,389,487
Shareholders' equity:
Common stock, Class A, $.0001 par value, 16,000,000 shares
  authorized, 1,772,198 shares issued and outstanding.......          177           177
Common stock, Class B, $.0001 par value, 3,600,000 shares
  authorized, 1,779,301 shares issued and outstanding.......          178           178
Additional paid-in capital..................................    4,949,645     4,949,645
Shareholders' deficit accumulated during development
  stage.....................................................   (4,927,140)   (4,207,935)
                                                              -----------   -----------
          Total shareholders' equity........................       22,860       742,065
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $21,208,152   $20,452,582
                                                              ===========   ===========

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                            STATEMENTS OF OPERATIONS

                                                       JANUARY 1     JANUARY 1    JULY 26, 1996
                                                       TO DEC 31,   TO DEC 31,    (INCEPTION) TO
                                                          1998         1997        DEC 31, 1998
                                                       ----------   -----------   --------------
Interest income......................................  $   9,818    $        --    $     9,818
Interest expense, including commitment and late
  fees...............................................    (74,124)    (1,987,562)    (3,640,186)
Other expenses.......................................    (76,210)       (87,607)      (163,817)
                                                       ---------    -----------    -----------
     Loss before income taxes........................   (140,516)    (2,075,169)    (3,794,185)
Income tax benefit (expense).........................     56,000       (500,000)      (444,000)
                                                       ---------    -----------    -----------
     Net loss........................................    (84,516)    (2,575,169)    (4,238,185)
Dividend requirement on preferred stock..............   (634,689)       (54,266)      (688,955)
                                                       ---------    -----------    -----------
Loss applicable to common shares.....................  $(719,205)   $(2,629,435)   $(4,927,140)
                                                       =========    ===========    ===========
Basic and diluted loss per common share..............      (0.20)         (0.74)
                                                       =========    ===========
Number of shares used in computation.................  3,551,499      3,551,499
                                                       =========    ===========

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
       FOR THE PERIOD FROM JULY 26, 1996 (INCEPTION) TO DECEMBER 31, 1998

                                                                                LIMITED         TOTAL
                                       ADDITIONAL                  GENERAL     PARTNERS     SHAREHOLDER'S
                              COMMON    PAID IN     ACCUMULATED   PARTNER'S     EQUITY         EQUITY
                              STOCK     CAPITAL       DEFICIT      EQUITY      (DEFICIT)      (DEFICIT)
                              ------   ----------   -----------   ---------   -----------   -------------
Balance at July 26, 1996
(inception).................   $ --    $       --   $        --   $      --   $        --    $        --
Capital contributions.......     --            --            --     100,200        99,800        200,000
    Net loss................     --            --            --     (15,785)   (1,562,715)    (1,578,500)
                               ----    ----------   -----------   ---------   -----------    -----------
Balance at December 31,
  1996......................     --            --            --      84,415    (1,462,915)    (1,378,500)
Capital contributions.......     --            --            --     125,250     4,624,750      4,750,000
Issuance of 3,551,499 shares
  of Common Stock, $.0001
  par value (1,772,198-Class
  A; 1,779,301-Class B).....    355     4,949,645    (1,578,500)   (209,665)   (3,161,835)            --
    Net loss................     --            --    (2,575,169)         --            --     (2,575,169)
Preferred dividends.........     --            --       (54,266)         --            --        (54,266)
                               ----    ----------   -----------   ---------   -----------    -----------
Balance at December 31,
  1997......................    355     4,949,645    (4,207,935)         --            --        742,065
    Net loss................     --            --       (84,516)         --            --        (84,516)
Preferred dividends.........     --            --      (634,689)         --            --       (634,689)
                               ----    ----------   -----------   ---------   -----------    -----------
Balance at December 31,
  1998......................   $355    $4,949,645   $(4,927,140)  $      --   $        --    $    22,860
                               ====    ==========   ===========   =========   ===========    ===========

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                                                 JULY 26, 1996
                                                      JANUARY 1     JANUARY 1    (INCEPTION) TO
                                                      TO DEC 31,   TO DEC 31,       DEC 31,
                                                         1998         1997            1998
                                                      ----------   -----------   --------------
Cash Flows from Operating Activities:
  Net Loss..........................................  $ (84,516)   $(2,575,169)   $ (4,238,185)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Deferred income tax (benefit) expense..........    (56,000)       500,000         444,000
     Changes in operating assets and liabilities:
       Increase in accounts payable and accrued
          expenses..................................     57,335         60,920         118,255
     Interest accrued, including commitment fees....   (409,441)     1,975,946       3,145,005
                                                      ---------    -----------    ------------
Net cash used in Operating Activities...............   (492,622)       (38,303)       (530,925)
Cash Flows from Investing Activities:
  Deposits with FCC.................................         --     10,104,228      (1,895,772)
  Purchase of PCS licenses..........................         --     (1,895,772)     (1,895,772)
                                                      ---------    -----------    ------------
Net cash provided by (used in) Investing
  Activities........................................         --      8,208,456      (3,791,544)
Cash Flows from Financing Activities:
  Proceeds from shareholders' loan..................    300,000                        300,000
  Proceeds from loans from the Limited Partner......         --      1,938,502      13,738,502
  Repayment of loans from the Limited Partner.......         --    (10,104,228)    (10,104,228)
  Capital contributions.............................         --        250,000         450,000
                                                      ---------    -----------    ------------
Net Cash provided by (used in) Financing
  Activities........................................    300,000     (7,915,726)      4,384,274
(Decrease) Increase in Cash and Cash Equivalents....   (192,622)       254,427          61,805
Cash and cash equivalents, beginning of period......    254,427             --              --
                                                      ---------    -----------    ------------
Cash and cash equivalents, end of period............  $  61,805    $   254,427    $     61,805
                                                      =========    ===========    ============

                         EAST/WEST COMMUNICATIONS, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY

                       AER FORCE COMMUNICATIONS B, L.P.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1  ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS:


     East/West Communications, Inc. ("the Company") was incorporated on August 13, 1997, to succeed to the rights and obligations of Aer Force Communications B, L.P. ("the Partnership"). The Partnership was formed in July 1996, to bid for personal communications services ("PCS") licenses in the Federal Communications Commission's ("FCC") F-Block auction. PCS is a second generation digital wireless service utilizing voice, video or data devices that allow people to communicate at anytime and virtually anywhere. Over the past three years, the FCC auctioned off PCS licenses with a total of 120 MHz of spectrum, falling within six separate frequency blocks labeled A through F. Frequency blocks C and F were designated by the FCC as "entrepreneurial blocks." Certain qualifying small businesses, including the Partnership, were afforded bidding credits in the auctions as well as government financing of the licenses acquired. The Partnership won five licenses in 1997 to provide personal communications services over 10MHz of spectrum to a population of approximately 21 million, including Los Angeles and Washington, D.C. Aer Force Communications, Inc. was the General Partner of the Partnership with a 50.1% equity interest. Lynch PCS Corporation F ("Lynch PCS F"), a wholly-owned subsidiary of Lynch Corporation ("Lynch"), a publicly held company, was the Limited Partner of the Partnership with a 49.9% equity interest.


     On December 4, 1997, the Company succeeded to the assets and liabilities of the Partnership under a plan where the General Partner received 50.1% of the Common Stock of the Company (in the form of 100% of the Company's Class B Common Stock) and Lynch PCS F received 49.9% of the Common Stock of the Company (in the form of 100% of the Company's Class A Common Stock). Just prior to the succession, the Partners made cash contributions totaling $250,000 (in proportion to their respective equity interests) to the Partnership and the Limited Partner contributed $4.5 million of its outstanding loan to the Partnership's capital.

     Immediately thereafter, Lynch PCS F dividended 39.9% of the Common Stock of the Company to Lynch which, in turn, dividended this interest to its shareholders. In addition, Lynch PCS F transferred the remaining 10% of Common Stock of the Company held by it to Gabelli Funds, Inc., an affiliate of the Chairman and CEO of Lynch, in satisfaction of a previously incurred obligation. Also at that time, Lynch PCS F converted the remaining principal amount of its loan to the Partnership of $3,335,221 (after the capital contribution of $4,500,000) into a redeemable preferred stock of the Company (see Note 6). Under the terms of this conversion the Limited Partner's prior obligation to make further loans to the Partnership was terminated.

BASIS OF PRESENTATION:

     The financial statements are prepared in conformity with generally accepted accounting principles applicable to a development stage enterprise.

     The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                         EAST/WEST COMMUNICATIONS, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1  ACCOUNTING POLICIES: -- (CONTINUED)
     The Company believes that its PCS licenses have substantial potential. However, the Company has not yet adopted a business plan or determined how to finance its operations because of uncertainties relating to PCS. Therefore, the Company has not yet determined whether to develop its PCS licenses on its own, to joint venture its licenses with other PCS or wireless telephone licensees or operators, or to sell some or all of its licenses. The Company expects to continually evaluate these factors and to adopt a business plan once the financing, regulatory and market aspects of PCS are less uncertain.

     The Company has incurred losses since inception and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. There can be no assurance that the Company can raise sufficient capital to fund its obligations and finance the construction of its networks. Accordingly, the lack of funding creates substantial doubt about the Company's ability to continue as a going concern. Management has elected to defer payment of interest due on the loan payable to the FCC which was due on October 31, 1998 in the amount of $337,658. The Company intends, to make the required payment, including applicable penalties of approximately $390,000 on or before April 29, 1999. However, if such payment is not made, the Company will forfeit its rights to the licenses.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents for which the carrying amount approximates fair value include highly liquid investments with a maturity of three months or less at the time of purchase.

ADMINISTRATIVE SERVICES:

     The Company and the Partnership has never had any paid employees. Lynch PCS F provided the Partnership, at its request, with certain services in connection with the Partnership's bidding for PCS licenses in the FCC auction in late 1996 through early 1997. Aside from that matter, neither the General Partner nor Lynch PCS F provided the Partnership or the Company with a substantial amount of services. Neither partner charged the Partnership or the Company for the services provided, as such amounts are not significant.

USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CAPITALIZED COSTS:

     Interest charges including commitment fees incurred prior to the granting of the licenses have been expensed. Subsequent to the license grant dates, and until operations commence, all interest charges (excluding penalty interest and late fees) and commitment fees on outstanding loan balances will be capitalized. These costs amounted to $2,188,626 and $1,240,434 at December 31, 1998 and 1997,

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1  ACCOUNTING POLICIES: -- (CONTINUED)
respectively. Such costs include $1,845,150 and $897,267 of capitalized interest at December 31, 1998 and 1997 respectively. Total interest charges amounted to $947,883, $1,119,111, and $2,765,160 for the years ended December 31, 1998 and
1997 and the period from July 26, 1996 (inception) to December 31, 1998, respectively.

     The cost of the PCS licenses (including capitalized costs) will be amortized over a period, consistent with the industry practice, which will begin when operations commence. Pursuant to FCC regulations, license holders are required to commence providing service to one-third or the population within the license area within five years from the date of award and two-thirds of the population within ten years from the date of award. Such licenses may only be transferred to other entities that meet the FCC requirements for F-Block license holders during the first five years of the initial license term. Transfers of such licenses to entities not meeting such requirements in years six through ten of the initial license term will subject the Company to substantial unjust enrichment penalties.

LOSS PER SHARE:

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which was adopted by the Company in 1997 upon the issuance of its common stock. Basic loss per common share is calculated by dividing net loss by the weighted average number of Class A and Class B common shares outstanding during the period. The basic and diluted loss per common share for the year ended December 31, 1997 give effect to the issuance of the common stock of the Company as if the issuance occurred on January 1, 1997.

INCOME TAXES:

     Prior to December 4, 1997, no provision for income taxes was made in the financial statements as the partners were required to report their respective share of income or loss on their respective income tax returns. Beginning December 4, 1997, the Company accounts for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred taxes result from temporary differences in the recognition of revenues and expenses for income tax and financial reporting purposes. At December 31, 1998 and 1997, net deferred tax liabilities represent the tax effect of taxable temporary differences (pertaining to capitalized costs of approximately $1.3 million) which existed at the date the Partnership converted to a C-Corporation offset, in part, by accumulated net operating losses of approximately $140,000 in 1998. The Company's net operating losses expire in 2012.

NOTE 2  RELATED PARTIES:


     On October 22, 1998, the Company borrowed $300,000 from certain directors of the Company. The loans in the amount of $150,000 from Mario J. Gabelli and T. Gibbs Kane, Jr., bear interest at a rate of 5.00% per year, and become due and payable on the earlier of (i) October 22, 1999 or (ii) upon the receipt of proceeds from an offering of rights (the "Rights Offering") to purchase shares of Class A Common Stock sufficient to pay the full amount of principal and interest then owed on the notes. The Company plans to offer rights in connection with such Rights Offering to existing shareholders of the Company's Class A and Class B Common Stock during 1999 (See Note 8).

                         EAST/WEST COMMUNICATIONS, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3  PARTNERSHIP AGREEMENT:

     The Partnership was formed in July 1996 to bid for PCS licenses in the "F-Block" auction. The General Partner originally contributed $100,200 to the Partnership for a 50.1% equity interest and the Limited Partner contributed $99,800 to the Partnership for a 49.9% equity interest. Under the terms of the Partnership Agreement all deductions with respect to interest expense and commitment fees were allocated 99% to the Limited Partner and 1% to the General Partner. All profits of the Partnership were allocated 99% to the Limited Partner and 1% to the General Partner until all the aggregate amount of all profits allocated to the Limited Partner and General Partner equal the deductions with respect to interest expense and commitment fees.

     Subsequently, all profits and losses were to be allocated to the Limited Partner and General Partner in proportion to their respective interests, 49.9% and 50.1%, respectively. On December 4, 1997, the Partnership was terminated.

NOTE 4  LONG TERM DEBT:

     Long term debt at December 31, 1998 and 1997 consists of FCC financing of PCS licenses awarded in the following markets and maturing in 2007:

Los Angeles, CA.............................................   $3,579,000
Washington, D.C. ...........................................    7,068,000
Sarasota, FL................................................    1,322,400
Reno, NV....................................................    1,429,800
Santa Barbara, CA...........................................    1,766,977
                                                              -----------
                                                              $15,166,177
Less amounts due within one year............................    (743,580)
                                                              -----------
                                                              $14,422,597
                                                              -----------

     In connection with the PCS "F-Block" auction, $12.0 million was deposited with the FCC of which $11.8 million was borrowed from Lynch PCS F under a line of credit which was due and payable in five years. The interest rate on the outstanding borrowings under the line was fixed at 15%; additionally, a commitment fee of 20% per annum was charged on the total line of credit. On December 4, 1997, the balance of such loan was $7,835,221, including accrued interest and commitment fees. On such date, $4.5 million was contributed to the equity of the Partnership and the remaining balance of $3,335,221 was converted into 7,800 shares of redeemable preferred stock (see note 6). At that time, the line of credit was terminated.

     All of the FCC financing bears interest at 6.25% per annum. Quarterly interest payments of $236,972 were required for the first two years of the license (1997 and 1998) and quarterly payments of principal and interest of $605,879 are required over the remaining eight years of the license term. These loans are secured by the licenses granted. In April 1997, the FCC suspended the interest payments on the debt through March 31, 1998. On March 24, 1998, the FCC indicated that such interest payments will be resumed not earlier that 90 days subsequent to publication in the Federal Register of its "Order on Reconsideration of the Second Report and Order." Such order was published on April 8, 1998, requiring the suspended payments (aggregating $805,488) to be made in eight quarterly installments of $100,686 beginning in July 1998, plus regular interest payments for the period of March 31, 1998 to

                         EAST/WEST COMMUNICATIONS, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4  LONG TERM DEBT: -- (CONTINUED)
July 31, 1998, of $311,324, subject to deferral of up to a maximum 180 days. Payment was made on October 28, 1998, within the 90-day non-delinquency period, in the amount of $432,610 comprising accrued interest of $412,010 and a 5% penalty fee of $20,600.

     Management has elected to defer payment of interest due on the loan payable to the FCC, which was due on October 31, 1998 in the amount of $337,658. Payments made within 90 days of the due date will be subject to a 5% penalty which increases to a 15% penalty if paid within 90 to 180 days of the due date. A 15% interest penalty has been accrued in the financial statements. The Company intends to make the required payment of approximately $390,000 (including applicable penalties) on or before April 29,1999. However, if such payment is not made, the Company will forfeit its rights to the licenses. Aggregate principal maturities of long-term debt for each of the next five years are as follows: 1999--$.744 million, 2000--$1.558 million, 2001--$1.658 million,
2002--$1.764 million and 2003--$1.877 million.

NOTE 5  COMMON STOCK:

     The Company has two classes of Common Stock authorized: Class A Common Stock and Class B Common Stock. The authorized capital stock of the Company consists of 16,000,000 shares of Class A Common Stock and 3,600,000 shares of Class B Common Stock.

     The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding. Collectively, the shares of Class A Common Stock represent not more than 49.9% of the Company's voting interest, with each share of Class A Common Stock issued and outstanding having one vote per share on all matters, except the election of directors or as otherwise provided by law. The holders of the Class A Common Stock as a class will be entitled to elect members to the Company's Board of Directors who collectively will represent two of the five votes of the Company's Board of Directors.

     Collectively, the shares of Class B Common Stock represent at least 50.1% of the Company's voting interest, with each shares of Class B Common Stock issued and outstanding having 5 votes per share on all matters, except the election of directors or as otherwise provided by law. With respect to the election of directors, the Class B Common Stock, voting together as a class, may elect up to three members of the Company's Board of Directors.

NOTE 6  REDEEMABLE PREFERRED STOCK:

     The Company is authorized to issue 16,000 shares of Preferred Stock and at December 31, 1998 and 1997 had outstanding 7,800 shares of Preferred Stock, par value $1,000 per share. The Preferred Stock (i) is entitled to preferred dividends at an annual rate of five (5) shares of additional Preferred Stock for each one hundred shares of Preferred Stock outstanding, (ii) has no voting rights except as provided by law, and (iii) is entitled to be redeemed at $1,000 per share (plus accrued and unpaid dividends) on the earlier of (i) December 1, 2009, (ii) upon a change of control of the Class A or Class B Common Stock or
(iii) upon the sale of one or more PCS licenses for cash or a non-cash sale under certain circumstances. The difference between the carrying value of such shares (which

                         EAST/WEST COMMUNICATIONS, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 REDEEMABLE PREFERRED STOCK: -- (CONTINUED) approximates fair value) and the redemption price is being amortized using the effective interest method to November 1, 2009. Accrued dividends and accretion on the preferred stock are included in the preferred stock account in the balance sheets and the dividend requirement on preferred stock in the statements of operations.

NOTE 7  LEGAL MATTERS:

     The United States Department of Justice initiated an investigation during 1997 to determine whether there had been bid rigging and market allocation for licenses auctioned by the FCC for PCS. The Company, together with various other bidders in the PCS auctions, had received a civil investigative demand ("CID") requesting documents and information relating to bidding, and in May 1997, the Company complied with the CID. The Company is not aware of what further action, if any, the Justice Department or the FCC may take and cannot estimate its exposure, if any, at this time.

NOTE 8  RIGHTS OFFERING:

     The Company has announced that it intends to offer, at no cost to the holders of its Class A Common Stock, a non-transferable right to purchase up to 443,050 shares of Class A Common Stock. The rights entitle shareholders to purchase one additional share of Class A Common Stock for every four shares of Class A Common Stock held at a price of $1.50 per share. In addition, the Company intends to sell 444,825 shares of Class B Common Stock at a price of $1.50 per share to the current owners of the Company's Class B Common Stock.

     The Company intends to file a Registration Statement with the Securities and Exchange Commission ("SEC") in April 1999 commencement of the proposed sale will be as soon as possible after the Registration Statement is declared effective by the SEC.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                                 BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
ASSETS
Current Assets
     Cash and cash equivalents..............................   $   113,253    $    61,805
                                                               -----------    -----------
          Total current assets..............................       113,253         61,805
PCS Licenses................................................    18,957,721     18,957,721
Capitalized costs...........................................     2,897,358      2,188,626
                                                               -----------    -----------
          Total assets......................................   $21,968,332    $21,208,152
                                                               ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses..................   $ 1,349,471    $ 1,250,939
     Loans from shareholders................................            --        300,000
     Current portion of loan from FCC.......................       743,580        743,580
                                                               -----------    -----------
          Total current liabilities.........................     2,093,051      2,294,519
Loan from FCC...............................................    14,422,597     14,422,597
Deferred income taxes.......................................       361,937        444,000
Redeemable preferred stock, $1,000 par value; 5% cumulative
  dividends, 16,000 shares authorized, 7,800 issued and
  outstanding (liquidation value -- $7,800,000).............     4,528,282      4,024,176
Shareholders' equity:
Common stock, Class A, $.0001 par value, 16,000,000 shares
  authorized, 2,215,248 and 1,772,198 shares issued and
  outstanding...............................................           221            177
Common stock, Class B, $.0001 par value, 3,600,000 shares
  authorized, 2,224,126 and 1,779,301 shares issued and
  outstanding...............................................           222            178
Additional paid-in capital..................................     6,116,363      4,949,645
Shareholders' deficit accumulated during development
  stage.....................................................    (5,554,341)    (4,927,140)
                                                               -----------    -----------
          Total shareholders' equity........................       562,465         22,860
                                                               -----------    -----------
          Total liabilities and shareholders' equity........   $21,968,332    $21,208,152
                                                               ===========    ===========

-------------------------
(A) The Balance Sheet at December 31, 1998 has been derived from the audited financial statements at that date.

                            See accompanying notes.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                         THREE MONTHS ENDED         NINE MONTHS ENDED      JULY 26, 1996
                                            SEPTEMBER 30,             SEPTEMBER 30,        (INCEPTION) TO
                                       -----------------------   -----------------------   SEPTEMBER 30,
                                          1999         1998         1999         1998           1999
                                       ----------   ----------   ----------   ----------   --------------
Interest income......................  $    3,751   $    2,532   $    5,617   $    8,266    $    15,435
Interest expense, including
  commitment and late fees...........     (60,498)          --     (137,706)          --     (3,777,892)
Other expense........................     (16,011)      (6,142)     (73,069)     (23,198)      (236,886)
                                       ----------   ----------   ----------   ----------    -----------
    Loss before income taxes.........     (72,758)      (3,610)    (205,158)     (14,932)    (3,999,343)
Income tax benefit (expense).........      54,063           --       82,063           --       (361,937)
                                       ----------   ----------   ----------   ----------    -----------
    Net loss.........................     (18,695)      (3,610)    (123,095)     (14,932)    (4,361,280)
Dividend requirement on preferred
  stock..............................    (168,035)    (159,976)    (504,106)    (474,711)    (1,193,061)
                                       ----------   ----------   ----------   ----------    -----------
Loss applicable to common shares.....  $ (186,730)  $ (163,586)  $ (627,201)  $ (489,643)   $(5,554,341)
                                       ==========   ==========   ==========   ==========    ===========
Basic and diluted loss per common
  share..............................      (0.046)      (0.046)      (0.155)      (0.138)
                                       ==========   ==========   ==========   ==========
Number of shares used in
  computation........................   4,040,074    3,551,499    4,040,074    3,551,499
                                       ==========   ==========   ==========   ==========

                            See accompanying notes.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                         NINE MONTHS ENDED     JULY 26, 1996
                                                           SEPTEMBER 30,       (INCEPTION) TO
                                                       ---------------------   SEPTEMBER 30,
                                                          1999        1998          1999
                                                       ----------   --------   --------------
Cash Flows from Operating Activities:
  Net Loss...........................................  $ (123,095)  $(14,932)   $ (4,361,280)
  Adjustments to reconcile net loss to net cash used
     by operating activities:
     Deferred income tax (benefit) expense...........     (82,063)        --         361,937
     Changes in operating assets and liabilities:
       Increase in accounts payable and accrued
          expenses...................................      98,533    (41,393)        217,020
     Interest accrued, including commitment fees.....    (708,732)        --       2,436,041
                                                       ----------   --------    ------------
Net cash used in Operating Activities................    (815,357)   (56,325)     (1,346,282)
Cash Flows from Investing Activities:
  Deposits with FCC..................................          --         --      (1,895,772)
  Purchase of PCS licenses...........................          --         --      (1,895,772)
                                                       ----------   --------    ------------
Net cash provided by Investing Activities............          --         --      (3,791,544)
Cash Flows from Financing Activities:
  Repayment of shareholders' loans...................    (700,000)        --        (700,000)
  Proceeds from loans from shareholders'.............     400,000         --         700,000
  Proceeds from loans from the Limited Partner.......          --         --      13,738,502
  Repayment of loans from the Limited Partner........          --         --     (10,104,228)
  Capital contributions..............................                                450,000
  Net proceeds from rights of offering...............   1,166,805         --       1,166,805
                                                       ----------   --------    ------------
Net Cash provided by Financing Activities............     866,805         --       5,251,079
(Decrease) Increase in Cash and Cash Equivalents.....      51,448    (56,325)        113,253
Cash and cash equivalents, beginning of period.......      61,805    254,427              --
                                                       ----------   --------    ------------
Cash and cash equivalents, end of period.............  $  113,253   $198,102    $    113,253
                                                       ==========   ========    ============

                            See accompanying notes.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
NOTE 1  ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS:


     East/West Communications, Inc. ("the Company") was incorporated on August 13, 1997, to succeed to the rights and obligations of Aer Force Communications B, L.P. ("the Partnership"). The Partnership was formed in July 1996, to bid for personal communications services ("PCS") licenses in the Federal Communications Commission's ("FCC") F-Block auction. PCS is a second generation digital wireless service utilizing voice, video or data devices that allow people to communicate at anytime and virtually anywhere. Over the past three years, the FCC auctioned off PCS licenses with a total of 120 MHZ of spectrum, falling within six separate frequency blocks labeled A through F. Frequency blocks C and F were designated by the FCC as "entrepreneurial blocks." Certain qualifying small businesses, including the Partnership, were afforded bidding credits in the auctions as well as government financing of the licenses acquired. The Partnership won five licenses in 1997 to provide personal communications services over 10Mhz of spectrum to a population of approximately 21 million, including Los Angeles and Washington, D.C. Aer Force Communications, Inc. was the General Partner of the Partnership with a 50.1% equity interest. Lynch PCS Corporation F ("Lynch PCS F"), a wholly-owned subsidiary of Lynch Corporation ("Lynch"), a publicly held company, was the Limited Partner of the Partnership with a 49.9% equity interest.


     On December 4, 1997, the Company succeeded to the assets and liabilities of the Partnership under a plan where the General Partner received 50.1% of the Common Stock of the Company (in the form of 100% of the Company's Class B Common Stock) and Lynch PCS F received 49.9% of the Common Stock of the Company (in the form of 100% of the Company's Class A Common Stock). Just prior to the succession, the Partners made cash contributions totaling $250,000 (in proportion to their respective equity interests) to the Partnership and the Limited Partner contributed $4.5 million of its outstanding loan to the Partnership's capital.

     Immediately thereafter, Lynch PCS F dividended 39.9% of the Common Stock of the Company to Lynch which, in turn, dividended this interest to its shareholders. In addition, Lynch PCS F transferred the remaining 10% of Common Stock of the Company held by it to Gabelli Funds, Inc., an affiliate of the Chairman and CEO of Lynch, in satisfaction of a previously incurred obligation. Also at that time, Lynch PCS F converted the remaining principal amount of its loan to the Partnership of $3,335,221 (after the capital contribution of $4,500,000) into a redeemable preferred stock of the Company (see Note 6). Under the terms of this conversion the Limited Partner's prior obligation to make further loans to the Partnership was terminated.

BASIS OF PRESENTATION:

     The financial statements are prepared in conformity with generally accepted accounting principles applicable to a development stage enterprise. The accompanying unaudited financial statements as of September 30, 1999 and for the nine month periods ended September 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information, and in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1  ACCOUNTING POLICIES -- (CONTINUED)
     The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

     The Company believes that its PCS licenses have substantial potential. As of September 30, 1999, the Company has not yet adopted a business plan or determined how to finance its operations because of uncertainties relating to PCS. However, as explained in Note 9, Subsequent Events, the Company is in the process of negotiating a merger agreement with Omnipoint Corporation.

     The Company has incurred losses since inception and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. There can be no assurance that the Company can raise sufficient capital to fund its obligations and finance the construction of its networks. Accordingly, the lack of funding creates substantial doubt about the Company's ability to continue as a going concern. The January 1, 1999 interest payment on loan payable to the FCC in the amount of $388,307 including applicable late fees was paid on July 26, 1999. The April 30, 1999 installment payment in the amount of $388,306 including applicable late fees was paid on October 25, 1999. The July 31, 1999 payment of $561,373 including principal of $196,983 and interest and late fees of $364,390 was paid on October 25, 1999.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents for which the carrying amount approximates fair value include highly liquid investments with a maturity of three months or less at the time of purchase.

ADMINISTRATIVE SERVICES:

     The Company and the Partnership has never had any paid employees. Lynch PCS F provided the Partnership, at its request, with certain services in connection with the Partnership's bidding for PCS licenses in the FCC auction in late 1996 through early 1997. Aside from that matter, neither the General Partner nor Lynch PCS F provided the Partnership or the Company with a substantial amount of services. Neither partner charged the Partnership or the Company for the services provided, as such amounts are not significant.

USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1  ACCOUNTING POLICIES -- (CONTINUED)
CAPITALIZED COSTS:

     Interest charges including commitment fees incurred prior to the granting of the licenses have been expensed. Subsequent to the license grant dates, and until operations commence, all interest charges (excluding penalty interest and late fees) and commitment fees on outstanding loan balances will be capitalized. These costs amounted to $2,897,358 and $1,949,170 at September 30, 1999 and 1998, respectively. Such costs include $2,554,114 and $1,606,231 of capitalized interest at September 30, 1999 and 1998 respectively. Total interest charges amounted to $708,964, $708,967, and $3,474,124 for the nine month period ended September 30, 1999 and 1998 and the period from July 26, 1996 (inception) to September 30, 1999, respectively.

     The cost of the PCS licenses (including capitalized costs) will be amortized over a period, consistent with the industry practice, which will begin when operations commence.

     Pursuant to FCC regulations, license holders are required to commence providing service to one-third or the population within the license area within five years from the date of award and two-thirds of the population within ten years from the date of award. Such licenses may only be transferred to other entities that meet the FCC requirements for F-Block license holders during the first five years of the initial license term. Transfers of such licenses to entities not meeting such requirements in years six through ten of the initial license term will subject the Company to substantial unjust enrichment penalties.

LOSS PER SHARE:

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which was adopted by the Company in 1997 upon the issuance of its common stock. Basic loss per common share is calculated by dividing net loss by the weighted average number of Class A and Class B common shares outstanding during the period.

INCOME TAXES:

     Prior to December 4, 1997, no provision for income taxes was made in the financial statements as the partners were required to report their respective share of income or loss on their respective income tax returns. Beginning December 4, 1997, the Company accounts for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred taxes result from temporary differences in the recognition of revenues and expenses for income tax and financial reporting purposes. At September 30, 1999 and 1998, net deferred tax liabilities represent the tax effect of taxable temporary differences (pertaining to capitalized costs of approximately $1.3 million) which existed at the date the Partnership converted to a C- Corporation offset, in part, by accumulated net operating losses of approximately $345,000 through the third quarter 1999. The Company's net operating losses expire in 2012.

NOTE 2  RELATED PARTIES:

     On October 22, 1998, the Company borrowed $300,000 from certain directors of the Company. In order to meet the April 29, 1999 interest payment obligation to the FCC, the Corporation borrowed

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2  RELATED PARTIES -- (CONTINUED)
additional funds in the amount of $400,000 from the same directors. The loans in the amount of $350,000 from Mario J. Gabelli and T. Gibbs Kane, Jr., bear interest at a rate of 5% per year. The loans were paid in full on June 29, 1999 plus accrued interest in the amount of $12,164.

NOTE 3  PARTNERSHIP AGREEMENT:

     The Partnership was formed in July 1996 to bid for PCS licenses in the "F-Block" auction. The General Partner originally contributed $100,200 to the Partnership for a 50.1% equity interest and the Limited Partner contributed $99,800 to the Partnership for a 49.9% equity interest. Under the terms of the Partnership Agreement all deductions with respect to interest expense and commitment fees were allocated 99% to the Limited Partner and 1% to the General Partner. All profits of the Partnership were allocated 99% to the Limited Partner and 1% to the General Partner until all the aggregate amount of all profits allocated to the Limited Partner and General Partner equal the deductions with respect to interest expense and commitment fees.

     Subsequently, all profits and losses were to be allocated to the Limited Partner and General Partner in proportion to their respective interests, 49.9% and 50.1%, respectively. On December 4, 1997, the Partnership was terminated.

NOTE 4  LONG TERM DEBT:


     Long term debt at September 30, 1999 and December 31, 1998 consists of FCC financing of PCS licenses awarded in the following markets and maturing in 2007:


Los Angeles, CA.............................................  $ 3,579,000
Washington, D.C. ...........................................    7,068,000
Sarasota, FL................................................    1,322,400
Reno, NV....................................................    1,429,800
Santa Barbara, CA...........................................    1,766,977
                                                              -----------
                                                              $15,166,177
Less amounts due within one year............................     (743,580)
                                                              -----------
                                                              $14,422,597
                                                              ===========

     In connection with the PCS "F-Block" auction, $12.0 million was deposited with the FCC of which $11.8 million was borrowed from Lynch PCS F under a line of credit which was due and payable in five years. The interest rate on the outstanding borrowings under the line was fixed at 15%; additionally, a commitment fee of 20% per annum was charged on the total line of credit. On December 4, 1997, the balance of such loan was $7,835,221, including accrued interest and commitment fees. On such date, $4.5 million was contributed to the equity of the Partnership and the remaining balance of $3,335,221 was converted into 7,800 shares of redeemable preferred stock (see note 6). At that time, the line of credit was terminated.

     All of the FCC financing bears interest at 6.25% per annum. Quarterly interest payments of $236,972 were required for the first two years of the license (1997 and 1998) and quarterly payments of principle and interest of $605,879 are required over the remaining eight years of the license term. These

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4  LONG TERM DEBT -- (CONTINUED)
loans are secured by the licenses granted. In April 1997, the FCC suspended the interest payments on the debt through March 31, 1998. On March 24, 1998, the FCC indicated that such interest payments will be resumed not earlier that 90 days subsequent to publication in the Federal Register of its "Order on Reconsideration of the Second Report and Order." Such order was published on April 8, 1998, requiring the suspended payments (aggregating $805,488) to be made in eight quarterly installments of $100,686 beginning in July 1998, plus regular interest payments for the period of March 31, 1998 to July 31, 1998, of $311,324, subject to deferral of up to a maximum 180 days. Payment was made on October 28, 1998, within the 90-day non-delinquency period, in the amount of $432,610 comprising accrued interest of $412,010 and a 5% penalty fee of $20,600.

     The interest on the loan payable to the FCC, due on October 31, 1998 amounted to $340,249. Payments made within 90 days of the due date are subject to a 5% penalty which increases to a 15% penalty if paid within 90 to 180 days of the due date. The Company issued the required payment of $391,286 (including applicable penalties) on April 26,1999. The payment of interest due on 1/31/99 in the amount of $388,307 including applicable late fees was paid on July 26, 1999. The payment due on April 30, 1999 in the amount of $388,306 including applicable late fees was paid on October 25, 1999 and the payment due on July 31, 1999 in the amount of $561,373 including principal of $196,983 plus interest and late fees of $364,090 was paid on October 25, 1999.

     Aggregate principle maturities of long-term debt for each of the next five years are as follows: 1999 -- $.744 million, 2000 -- $1.558 million, 2001 -- $1.658 million, 2002 -- $1.764 million and 2003 -- $1.877 million.

NOTE 5  COMMON STOCK:

     The Company has two classes of Common Stock authorized: Class A Common Stock and Class B Common Stock. The authorized capital stock of the Company consists of 16,000,000 shares of Class A Common Stock and 3,600,000 shares of Class B Common Stock.

     The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding. Collectively, the shares of Class A Common Stock represent not more than 49.9% of the Company's voting interest, with each share of Class A Common Stock issued and outstanding having one vote per share on all matters, except the election of directors or as otherwise provided by law. The holders of the Class A Common Stock as a class will be entitled to elect members to the Company's Board of Directors who collectively will represent two of the five votes of the Company's Board of Directors.

     Collectively, the shares of Class B Common Stock represent at least 50.1% of the Company's voting interest, with each shares of Class B Common Stock issued and outstanding having 5 votes per share on all matters, except the election of directors or as otherwise provided by law. With respect to the election of directors, the Class B Common Stock, voting together as a class, may elect up to three members of the Company's Board of Directors.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6  REDEEMABLE PREFERRED STOCK:


     The Company is authorized to issue 16,000 shares of Preferred Stock and at September 30, 1999 and 1998 had outstanding 7,800 shares of Preferred Stock, par value $1,000 per share. The Preferred Stock (i) is entitled to preferred dividends at an annual rate of five (5) shares of additional Preferred Stock for each one hundred shares of Preferred Stock outstanding, (ii) has no voting rights except as provided by law, and (iii) is entitled to be redeemed at $1,000 per share (plus accrued and unpaid dividends) on the earlier of (i) December 1, 2009, (ii) upon a change of control of the Class A or Class B Common Stock or
(iii) upon the sale of one or more PCS licenses for cash or a non-cash sale under certain circumstances. The difference between the carrying value of such shares (which approximates fair value) and the redemption price is being amortized using the effective interest method to November 1, 2009. Accrued dividends and accretion on the preferred stock are included in the preferred stock account in the balance sheets and the dividend requirement on preferred stock in the statements of operations.


NOTE 7  LEGAL MATTERS:

     The United States Department of Justice initiated an investigation during 1997 to determine whether there had been bid rigging and market allocation for licenses auctioned by the FCC for PCS. The Company, together with various other bidders in the PCS auctions, had received a civil investigative demand ("CID") requesting documents and information relating to bidding, and in May 1997, the Company complied with the CID. The Company is not aware of what further action, if any, the Justice Department or the FCC may take and cannot estimate its exposure, if any, at this time.

NOTE 8  RIGHTS OFFERING:

     The Company offered, at no cost to the holders of its Class A Common Stock, a non-transferable right to purchase up to 443,050 shares of Class A Common Stock. The rights entitle shareholders to purchase one additional share of Class A Common Stock for every four shares of Class A Common Stock held at a price of $1.50 per share. In addition, shareholders were provided on oversubscription privilege to acquire shares not initially purchased pursuant to the Rights. The Company also offered rights to purchase 444,825 shares of Class B Common Stock at a price of $1.50 per share to the current owners of the Company's Class B Common Stock. The Class A and Class B shareholders exercised these rights on June 23, 1999.


NOTE 9  SUBSEQUENT EVENTS:



     On October 22, 1999, East/West Communications, Inc. and Omnipoint Corporation entered into an Agreement and Plan of Merger (the "East/West Merger Agreement"), pursuant to which, among other things, East/West will merge with and into Omnipoint (the "East/West Merger") which will be the surviving corporation in the East/West Merger.



     Omnipoint is also party to an Agreement and Plan of Reorganization (the "VoiceStream Merger Agreement") dated as of June 23, 1999, by and among Omnipoint, VoiceStream Wireless Corporation, and VoiceStream Wireless Holding Corporation ("VoiceStream Holdings") pursuant to which Omnipoint will be merged with a newly formed, wholly-owned subsidiary of VoiceStream Holdings (the "VoiceStream Reorganization"), and each share of common stock of Omnipoint will be converted into

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 9  SUBSEQUENT EVENTS -- (CONTINUED)

the right to receive .825 shares of common stock of VoiceStream Holdings and $8.00 in cash, subject to the right of the holders of outstanding shares of Omnipoint common stock to elect to receive stock and cash consideration in different proportions.


     It is anticipated that the East/West Merger will be consummated immediately prior to the VoiceStream Reorganization. Under the terms and conditions of the East/West Merger Agreement, if the East/West Merger is consummated prior to the VoiceStream Reorganization, (i) in the East/West Merger, each outstanding share of Class A Common Stock and Class B Common Stock of the Company (collectively, the "East/West Common Stock") will be converted into one share of newly authorized Series E Preferred Stock of Omnipoint (the "Series E Preferred Stock") and (ii) each share of Series E Preferred Stock received by the holders of East/West Common Stock in the East/West Merger will be converted in the VoiceStream Reorganization into (x) .825 shares of common stock of VoiceStream Holdings and $8.00 in cash (the "Standard Election Consideration"), multiplied by (y) a conversion ratio (the "Conversion Ratio") equal to 1,775,000 divided by the number of shares of East/West Common Stock outstanding immediately prior to consummation of the East/West Merger. Currently, there are 4,839,374 shares of East/West Common Stock issued and outstanding.



     Under the terms of the East/West Merger Agreement, if the VoiceStream Reorganization occurs prior to the consummation of the East/West Merger, each share of East/West Common Stock will be converted into the right to receive (x) the Standard Election Consideration, multiplied by (y) the Conversion Ratio. If the VoiceStream Merger Agreement is terminated prior to the consummation of the East/West Merger, each share of East/West Common Stock will be converted in the East/West Merger into (x) one share of Omnipoint Common Stock, multiplied by (y) the Conversion Ratio. Under the terms and conditions of the East/West Merger Agreement, each outstanding share of preferred stock of the Company will be converted into the right to receive in all events cash in the amount of $1,000 per share, plus accrued dividends.



     Concurrently with the execution of the East/West Merger Agreement, East/West and Omnipoint entered into a Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of October 22, 1999, pursuant to which Omnipoint bought from East/West, and East/West issued to Omnipoint, 300,000 shares of Class A Common Stock of East/West for the purchase price of $3,000,000. $150,000 of the proceeds of the Omnipoint stock purchase will be held in escrow by Omnipoint and will be paid as a fee to Gabelli & Company, Inc. (an affiliate of Mario Gabelli, a director of East/West) if the Merger does not close. If and when the Merger closes, those funds will be retained by Omnipoint, which will then issue Gabelli & Company, Inc. 25,000 shares of Omnipoint Series E Preferred Stock. Approximately $1.7 million of the proceeds of the Omnipoint stock purchase were used to repay all past and currently due interest and principal payments, including penalties, on the company's obligations to the FCC.


     Pursuant to the terms and conditions of the Securities Purchase Agreement, East/West granted to Omnipoint a right of first refusal with respect to the sale, exchange or other disposition of the PCS licenses held by East/West. Omnipoint's right of first refusal will be in effect for a period of two years after any termination of the Omnipoint Merger Agreement.

                         EAST/WEST COMMUNICATIONS, INC.

                   (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                       AER FORCE COMMUNICATIONS B, L.P.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 9  SUBSEQUENT EVENTS -- (CONTINUED)


     Consummation of the East/West Merger and the VoiceStream Reorganization are subject to satisfaction of numerous conditions, including, without limitation, receipt of requisite governmental approvals.



     On January 5, 2000, East/West and affiliates of Weiss, Peck & Greer, L.L.C. entered into a Securities Purchase Agreement pursuant to which the affiliates of Weiss, Peck & Greer, L.L.C. bought from East/West, and East/West issued to the affiliates of Weiss, Peck & Greer, L.L.C., 100,000 shares of Class A Common Stock of East/West for the price of $3,325,000 in a transaction which was exempt from registration. Such securities will be included in the Class A Common Stock of the Company that will be converted in accordance with the East/West Merger Agreement. The holders of these shares have certain registration rights in the event that the East/West Merger is not consummated.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                                OCTOBER 22, 1999
                                 BY AND BETWEEN
                             OMNIPOINT CORPORATION
                                      AND
                         EAST/WEST COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE 1   DEFINITIONS......................................................   A-6
  Section 1.1    Definitions.................................................   A-6
ARTICLE 2   THE MERGER; CLOSING..............................................  A-12
  Section 2.1    The Mergers.................................................  A-12
  Section 2.2    Directors...................................................  A-13
  Section 2.3    Certificate of Incorporation and Bylaws.....................  A-13
  Section 2.4    Officers....................................................  A-13
ARTICLE 3   EFFECT OF THE MERGER ON SECURITIES OF OMNIPOINT AND THE
  COMPANY....................................................................  A-14
  Section 3.1    Company Capital Stock.......................................  A-14
  Section 3.2    Adjustments.................................................  A-14
  Section 3.3    Surrender and Payment.......................................  A-14
  Section 3.4    Exchange Agent Instructions.................................  A-16
  Section 3.5    Dissenting Shares...........................................  A-16
  Section 3.6    Withholding Rights..........................................  A-16
  Section 3.7    Lost Certificates...........................................  A-16
ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................  A-17
  Section 4.1    Corporate Existence and Power...............................  A-17
  Section 4.2    Corporate Authorization.....................................  A-17
  Section 4.3    Governmental Authorization..................................  A-17
  Section 4.4    FCC Matters.................................................  A-18
  Section 4.5    Non-contravention...........................................  A-18
  Section 4.6    Capitalization..............................................  A-19
  Section 4.7    Subsidiaries; Investments...................................  A-19
  Section 4.8    SEC Filings.................................................  A-19
  Section 4.9    Financial Statements........................................  A-20
  Section 4.10   Absence of Certain Changes..................................  A-20
  Section 4.11   No Undisclosed Material Liabilities.........................  A-20
  Section 4.12   Compliance with Laws and Court Orders.......................  A-20
  Section 4.13   Litigation..................................................  A-21
  Section 4.14   Finders' Fees/Placement Fee.................................  A-21
  Section 4.15   Taxes.......................................................  A-21
  Section 4.16   Tax Opinions................................................  A-23
  Section 4.17   Employee Benefit Plans......................................  A-23
  Section 4.18   Environmental Matters; Real Property........................  A-23
  Section 4.19   Intellectual Property.......................................  A-23
  Section 4.20   Contracts...................................................  A-24
  Section 4.21   Employment Matters..........................................  A-24
  Section 4.22   Vote Required...............................................  A-24
  Section 4.23   Antitakeover Statutes and Charter Provisions................  A-24
  Section 4.24   Insurance...................................................  A-25
  Section 4.25   Bank Accounts; Power of Attorney............................  A-25
  Section 4.26   Transactions with Affiliates................................  A-25
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF OMNIPOINT......................  A-25
  Section 5.1    Corporate Existence and Power...............................  A-25
  Section 5.2    Corporate Authorization.....................................  A-25
  Section 5.3    Governmental Authorization..................................  A-26

                                                                               PAGE
                                                                               ----
  Section 5.4    Non-contravention...........................................  A-26
  Section 5.5    SEC Filings.................................................  A-26
  Section 5.6    Financial Statements........................................  A-27
  Section 5.7    Absence of Certain Changes..................................  A-27
  Section 5.8    Compliance with Laws and Court Orders.......................  A-27
  Section 5.9    Litigation..................................................  A-27
  Section 5.10   FCC Matters.................................................  A-28
  Section 5.11   No Undisclosed Material Liabilities.........................  A-28
  Section 5.12   Capitalization..............................................  A-29
  Section 5.13   Finders' Fees...............................................  A-29
  Section 5.14   Taxes.......................................................  A-29
  Section 5.15   Tax Opinions................................................  A-30
  Section 5.16   Transactions with Affiliates................................  A-30
  Section 5.17   Intellectual Property.......................................  A-31
  Section 5.18   VoiceStream Merger Agreement................................  A-31
ARTICLE 6   COVENANTS OF THE COMPANY.........................................  A-31
  Section 6.1    Interim Operations..........................................  A-31
  Section 6.2    Equity Issuances by the Company.............................  A-33
  Section 6.3    No Solicitation.............................................  A-35
  Section 6.4    Access to Information.......................................  A-35
  Section 6.5    Confidentiality.............................................  A-36
  Section 6.6    Payment of Company Fees.....................................  A-36
ARTICLE 7   COVENANTS OF OMNIPOINT...........................................  A-36
  Section 7.1    Director and Officer Liability..............................  A-36
  Section 7.2    Certificate of Designations for Series E Preferred Stock....  A-37
ARTICLE 8   COVENANTS OF THE PARTIES.........................................  A-37
  Section 8.1    Best Efforts................................................  A-37
  Section 8.2    Registration Statement and Information Statement............  A-38
  Section 8.3    Public Announcements........................................  A-39
  Section 8.4    Further Assurances..........................................  A-39
  Section 8.5    Notices of Certain Events...................................  A-40
  Section 8.6    Tax-free Treatment..........................................  A-40
  Section 8.7    Stockholders' Approval......................................  A-40
ARTICLE 9   CONDITIONS TO THE MERGER.........................................  A-41
  Section 9.1    Conditions to the Obligations of Each Party.................  A-41
  Section 9.2    Conditions to the Obligations of Omnipoint..................  A-42
  Section 9.3    Conditions to the Obligations of the Company................  A-43
ARTICLE 10  TERMINATION......................................................  A-44
  Section 10.1   Termination.................................................  A-44
  Section 10.2   Effect of Termination.......................................  A-45
  Section 10.3   Fees and Expenses...........................................  A-45
ARTICLE 11  MATTERS RELATING TO THE VOICESTREAM MERGER.......................  A-45
  Section 11.1   Effect of the VoiceStream Merger on Securities of
                 Omnipoint...................................................  A-45
  Section 11.2   Other Matters...............................................  A-50
ARTICLE 12  MISCELLANEOUS....................................................  A-51
  Section 12.1   Notices.....................................................  A-51
  Section 12.2   Reliance on Representations.................................  A-51

                                                                               PAGE
                                                                               ----
  Section 12.3   Survival of Representations and Warranties..................  A-52
  Section 12.4   Amendments; No Waivers......................................  A-52
  Section 12.5   Successors and Assigns......................................  A-52
  Section 12.6   Governing Law...............................................  A-52
  Section 12.7   Jurisdiction................................................  A-52
  Section 12.8   Waiver of Jury Trial........................................  A-52
  Section 12.9   Counterparts; Effectiveness.................................  A-52
  Section 12.10  Entire Agreement; No Third Party Beneficiaries..............  A-53
  Section 12.11  Captions....................................................  A-53
  Section 12.12  Severability................................................  A-53
  Section 12.13  Intentionally Omitted.......................................  A-53
  Section 12.14  Schedules...................................................  A-53
  Section 12.15  VoiceStream Actions.........................................  A-54

                             EXHIBITS AND SCHEDULES

     Exhibit A  Form of Certificate of Designation

     Omnipoint Disclosure Schedules

     Company Disclosure Schedules

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 22, 1999, by and between Omnipoint Corporation, a Delaware corporation ("Omnipoint"), and East/West Communications, Inc., a Delaware corporation (the "Company"). Omnipoint and the Company are referred to herein as the "Parties.

                                    RECITALS

     A. The respective Boards of Directors of Omnipoint and the Company each have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the Merger provided for herein, pursuant to which the Company will merge with and into Omnipoint. Holders of the Company's Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), and the Company's Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock" and collectively with the Class A Common Stock, the "Company Common Stock"), will receive shares of Series E Preferred Stock in exchange for their shares, as provided herein, and holders of the Company's Preferred Stock, par value $1,000 per share (the "Company Preferred Stock"), will receive cash in exchange for their shares.

     B. For federal income tax purposes, it is intended that the Merger pursuant to Section 2.1 qualify as a reorganization described in Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     C. Each of Omnipoint and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.1  Definitions.

     (a) The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" means any offer or proposal for, or any indication of interest in: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company; (ii) the acquisition, directly or indirectly, in a single transaction or series of related transactions, (A) an equity interest representing greater than 15% of the voting securities of the Company, or (B) assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets or earning power of the Company, in each case, other than the Transactions; or (iii) the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transactions, the effect of which would have the same result as the occurrence of any of the events referred to in clauses (i) or (ii) of this definition, provided, however, that the term "Acquisition Proposal" shall not include any offer, proposal, or indication of interest related to any transaction permitted by Section 6.2.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Benefit Arrangement" means, with respect to any Person, any employment, severance or similar contract or arrangement, whether formal or informal, proposed or final, funded or unfunded, whether or not written, providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that: (i) is not an Employee Plan; (ii) is entered into, maintained, administered or contributed to, as the case may be, by such Person or any of its Affiliates; and (iii) covers any employee or former employee of such Person or any of its Subsidiaries employed in the United States.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     "Communications Act" means the Communications Act of 1934 and the Telecommunications Act of 1996 (together with the rules, regulations and published decisions of the FCC).

     "Company Balance Sheet" means the Balance Sheet of the Company as of December 31, 1998 and the footnotes thereto set forth in the Company 10-K.

     "Company Balance Sheet Date" means December 31, 1998.

     "Company Disclosure Schedules" means the disclosure schedules of the Company attached hereto.

     "Company Material Adverse Effect" means a material adverse effect on the business, financial condition, assets or results of operations of the Company, excluding any such effect resulting from or arising in connection with: (i) the entering into or performance of this Agreement, the Transactions, the Investment Transaction or the announcement thereof; (ii) changes or conditions generally affecting the industry in which the Company operates or intends to operate; or
(iii) changes in general economic, regulatory or political conditions. For the purposes of Section 9.1(d), clause (i) of the previous sentence shall not be excluded from the definition of Company Material Adverse Effect.

     "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.

     "Convertible Preferred Stock" means 7% Cumulative Convertible Preferred Stock, par value $1,000 per share, of Omnipoint.

     "Delaware Law" means the Delaware General Corporation Law.

     "Disclosure Schedules" means collectively, the Company Disclosure Schedules and the Omnipoint Disclosure Schedules.

     "Employee Plan" means, with respect to any Person, any "employee benefit plan", as defined in Section 3(3) of ERISA, that: (i) is subject to any provision of ERISA; (ii) is maintained, administered or contributed to by such Person or any of its ERISA Affiliates; and (iii) covers any employee or former employee of such Person.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, any so-called "Superfund" or "Superlien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, Order, decree or other requirement of any Governmental Body regulating, relating to or imposing liability or standards of conduct concerning, health, safety and any Hazardous Substance.

     "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Body relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries as currently conducted.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "FCC" means the Federal Communications Commission and any successor agency or body.

     "FCC Consent" means an order of the FCC, or by the staff of the FCC acting pursuant to delegated authority, granting its consent to the FCC Applications referred to in Section 8.1(b) of this Agreement required to permit the consummation of the Transactions.

     "FCC Consent Date" means the date on which Public Notice is given of the FCC Consent pursuant to the rules and regulations of the FCC.

     "Final Order" means an action or decision that has been granted by the FCC as to which: (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed; (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed; and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

     "Gabelli" means Gabelli & Company, Inc.

     "Governmental Body" means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     "Governmental Consents" means all authorizations, consents, approvals, exceptions or other actions by a Governmental Body required to consummate the Transactions.

     "Group" means "group" as such term is defined in Rule 13d-3 of the 1934
Act.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Hazardous Substance" means any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws, including, without limitation, asbestos and asbestos-related products, chlorofluorocarbons, oils or petroleum-derived compounds, polychlorinated biphenyls, pesticides and radon.

     "Indebtedness" of any Person at any date means: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price or costs of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);
(b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under financing leases; (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and with respect to unpaid reimbursement obligations related to letters of credit issued for the account of such Person; and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "Investment Interest" means a direct or indirect ownership of: (i) capital stock, bonds, debentures, partnership, membership interests or other ownership interests or other securities of any Person; (ii) any deposit with or advance, loan or other extension of credit (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise to resell such property to such other Person) to any other Person (other than any interest in any bank account, certificate of deposit, money market account, treasury bill or similar security or investment); (iii) any revenue or profit interests in any Person pursuant to any agreement or license or (iv) any agreement, commitment, right, understanding or arrangement with respect to any of the items referred to in clauses (i), (ii) or (iii) of this definition.

     "Investment Transaction" means the transactions contemplated by the Securities Purchase Agreement by and between Omnipoint and the Company.

     "IRS" means the Internal Revenue Service.

     "knowledge" means, with respect to any fact, the conscious awareness of such fact by an executive officer (as defined under the 1933 Act) of the relevant Person.

     "Latham & Watkins" means Latham & Watkins.

     "Lien" as to any Person, means any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance (including, without limitation rights of first refusal, proxy rights and other similar rights) in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement other than those filed for informational purposes.

     "Multiemployer Plan" means each Employee Plan, including for this purpose any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     "NASDAQ" means The NASDAQ National Market.

     "1933 Act" means the Securities Act of 1933.

     "1934 Act" means the Securities Exchange Act of 1934.

     "Omnipoint Balance Sheet" means the Consolidated Balance Sheet of Omnipoint and its consolidated subsidiaries as of December 31, 1998 and the footnotes thereto, as set forth in the Omnipoint 10-K.

     "Omnipoint Balance Sheet Date" means December 31, 1998.

     "Omnipoint Common Stock" means the Common Stock, $0.01 par value per share, of Omnipoint.

     "Omnipoint Disclosure Schedules" means the disclosure schedules of Omnipoint attached hereto.

     "Omnipoint Group" means Omnipoint and its Subsidiaries.

     "Omnipoint Investment" means an entity in which Omnipoint has an Investment Interest.

     "Omnipoint Material Adverse Effect" means a material adverse effect on the business, financial condition, assets or results of operations of the Omnipoint Group taken as a whole, excluding any such effect resulting from or arising in connection with: (i) the entering into or performance of this Agreement, the Transactions, the Investment Transaction, or the announcement thereof; (ii) changes or conditions generally affecting the industries in which the Omnipoint Group operates; or (iii) changes in general economic, regulatory or political conditions. For the purposes of Section 9.3(d), clause (i)of the previous sentence shall not be excluded from the definition of Omnipoint Material Adverse Effect.

     "Omnipoint 10-K" means Omnipoint's annual report on Form 10-K for the fiscal year ended December 31, 1998.

     "Omnipoint Preferred Stock" means collectively, the Convertible Preferred Stock and the Series A Preferred Stock.

     "Order" means and includes any order, writ, injunction, decree, judgment, award, determination or written direction of any court, arbitrator or Governmental Body.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means, with respect to any Person, any plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA and is maintained, administered or contributed to or required to be contributed to by such Person or any of its ERISA Affiliates.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Piper Marbury" means Piper & Marbury L.L.P.

     "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of the date hereof by and between the Company and Omnipoint.

     "SEC" means the Securities and Exchange Commission and any successor agency or body.

     "Series A Preferred Stock" means the Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share, of Omnipoint.

     "Series E Preferred Stock" means the Series E Preferred Stock, par value $0.01 per share, of Omnipoint.

     "Side Agreement" means that certain Agreement dated as of the date hereof by and among the Company, VoiceStream, Holdings and Hutchison Telecommunications PCS (USA) Limited.

     "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     "Transactions" means the transactions contemplated by this Agreement.

     "VoiceStream Merger" means the mergers contemplated by the VoiceStream Merger Agreement.

     "VoiceStream Merger Agreement" means that certain Agreement and Plan of Reorganization dated as of June 23, 1999 by and among VoiceStream Wireless Corporation ("VoiceStream"), VoiceStream Wireless Holding Corporation ("Holdings"), and Omnipoint, as in effect on the date hereof.

     "Voting Agreement" means that certain Voting Agreement by and among the Company and certain stockholders of the Company parties thereto.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Additional Company Capital Stock............................         6.2
Agreement...................................................    Preamble
Certificate of Merger.......................................      2.1(c)
Certificates................................................      3.3(a)
Class A Common Stock........................................    Preamble

Class B Common Stock........................................    Preamble
Closing.....................................................      2.1(b)
Closing Date................................................      2.1(b)
Code........................................................    Preamble
Company.....................................................    Preamble
Company Bank Account Information............................        4.25
Company Common Stock........................................    Preamble
Company Fees................................................        4.14
Company FCC Licenses........................................      4.4(a)
Company Intellectual Property...............................        4.19
Company Preferred Stock.....................................    Preamble
Company SEC Documents.......................................      4.8(b)
Company Stockholders' Approval..............................        4.22
Conversion Ratio............................................         3.1
Cure........................................................    12.15(b)
Cure Period.................................................    12.15(b)
Disclosing Party............................................         6.5
Dissenting Shares...........................................         3.5
Effective Time..............................................      2.1(c)
Environmental Reports.......................................     4.18(b)
Escrow Fund.................................................      6.6(a)
Exchange Agent..............................................      3.3(a)
Exchange Amount.............................................         3.1
Exchange Fund...............................................      3.3(a)
FCC Applications............................................      8.1(b)
Fee Shares..................................................      6.6(b)
Finders' Fees...............................................        4.14
Former Company Stockholders.................................      3.2(a)
Form S-4....................................................         8.2
Fully-Diluted...............................................   6.2(b)(1)
GAAP........................................................         4.9
Holders.....................................................      3.3(a)
Indemnified Losses..........................................      7.2(a)
Indemnified Person..........................................      7.2(a)
Information Statement/Prospectus............................         8.2
Issuance....................................................      6.2(a)
Liquidation Value...........................................         3.1
Material VoiceStream Action.................................    12.15(a)
Merger......................................................      2.1(a)
Merger Consideration........................................         3.1
Merger Share Market Value...................................     11.1(a)
Merger Shares...............................................         3.1
1999 Company SEC Documents..................................      4.8(b)
1999 Omnipoint SEC Documents................................      5.5(b)
Offer Date..................................................   6.2(b)(1)
Omnipoint...................................................    Preamble
Omnipoint FCC Licenses......................................     5.10(a)
Omnipoint Intellectual Property.............................        5.17
Omnipoint Pre-Issuance Percentage Interest..................   6.2(b)(1)
Omnipoint Post-Issuance Percentage Interest.................   6.2(b)(1)

Omnipoint SEC Documents.....................................      5.6(b)
Per Share Exchange Amount...................................         3.1
Placement Fee...............................................        4.14
Preemptive Right............................................      6.2(b)
Preemptive Right Notice.....................................   6.2(b)(1)
Principal Stockholder.......................................    Preamble
Purchased Shares............................................   6.2(b)(2)
Recapitalization Event......................................      3.2(b)
Related Agreements..........................................     12.5(a)
Shares......................................................      6.2(b)
Surviving Corporation.......................................      2.1(a)
Tax Returns.................................................     4.16(a)
Taxes.......................................................      4.5(a)
Termination Date............................................  10.1(b)(1)
Transaction Costs...........................................     10.3(a)
VoiceStream Action..........................................    12.15(a)
VoiceStream Extended End Date...............................  10.1(b)(1)
VoiceStream Merger Closing Date.............................      2.1(b)

     (c) Unless the context otherwise requires, the terms defined in this
Article 1 or elsewhere in this Agreement shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of any gender herein shall be deemed to include the neuter, masculine and feminine genders wherever necessary or appropriate.

                                   ARTICLE 2
                              THE MERGER; CLOSING

SECTION 2.1  The Merger.

     Upon the terms and subject to the conditions set forth in this Agreement:

          (a) The Company shall merge with and into Omnipoint (with such merger referred to herein as the "Merger") at the Effective Time in accordance with the applicable provisions of Delaware Law. Following the Effective Time, the separate existence of the Company shall cease, and Omnipoint shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The effects and consequences of the Merger shall be as set forth in this Agreement, the Certificate of Merger, and under the applicable provisions of Delaware law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Omnipoint shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Omnipoint shall become the debts, liabilities and duties of the Surviving Corporation.

          (b) Subject to the terms and conditions of this Agreement and the last sentence of this paragraph, the closing of the Transactions (the "Closing") shall take place at the offices of Piper & Marbury, 1200 Nineteenth Street, N.W., Washington, DC 20036, commencing at 10:00 a.m., local time, on the Closing Date. The "Closing Date" shall mean (i) in the event that the VoiceStream Merger Agreement has been terminated prior to satisfaction or waiver of the conditions set forth in Article 9 (excluding conditions, that by their terms, cannot be satisfied until the Closing Date), the fifth
     (5th) Business Day following the date on which the last of the conditions set forth in Article 9 is satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions) and (ii) in the event that the conditions in
     Article 9 have been satisfied or waived prior to the termination of the VoiceStream Merger Agreement, the date that is the earliest of: (A) the date of the closing of the VoiceStream Merger (the "VoiceStream Merger Closing Date"), provided, that all of the conditions set forth in Article 9 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions); (B) the first date after the VoiceStream Merger Closing Date on which all of the conditions set forth in Article 9 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions); and (C) the fifth (5th) Business Day after the first date following the date that the VoiceStream Merger Agreement has been terminated on which the conditions set forth in Article 9 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions). The Closing shall take place immediately prior to, and as part of the same plan as, the consummation of the VoiceStream Merger, unless (i) the VoiceStream Merger Agreement has been terminated or (ii)
     Section 11.1(b) applies.

          (c) Subject to the terms and conditions of this Agreement, as soon as practicable following the Closing, the Parties shall, as applicable: (1) file a certificate of merger with respect to the Merger (the "Certificate of Merger") in such form as is reasonably acceptable to each Party and otherwise required by and executed in accordance with applicable Delaware Law and (2) make all other filings or recordings required under applicable Delaware Law. The Merger shall become effective at such time and date (the "Effective Time") which is the date and time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other date and time as the Company and Omnipoint shall agree should be specified in the Certificate of Merger and as may be permitted by Delaware Law.

SECTION 2.2  Directors.

     The Board of Directors of Omnipoint immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable Delaware Law.

SECTION 2.3  Certificate of Incorporation and Bylaws.

     The certificate of incorporation and bylaws of Omnipoint immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation as of the Effective Time.

SECTION 2.4  Officers.

     The officers of Omnipoint immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable Delaware Law.

                                   ARTICLE 3
                EFFECT OF THE MERGER ON SECURITIES OF OMNIPOINT
                                AND THE COMPANY

     Subject to Article 11 hereof:

SECTION 3.1  Company Capital Stock.

     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock or Company Preferred Stock or any holder of shares of capital stock of Omnipoint or the
Parties: (1) subject to Section 3.2, each share of Company Common Stock (excluding any Dissenting Shares or shares of the Company Common Stock held by Omnipoint) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Series E Preferred Stock (collectively, the "Merger Shares"); (2) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with Delaware Law; and (3) each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (after giving effect to any redemption of Preferred Stock contemplated by Section 6.2(b)(2) and Section 1.3 of the Securities Purchase Agreement) shall be converted into the right to receive the Per Share Exchange Amount (as defined). The term "Per Share Exchange Amount" shall mean the Liquidation Value (as defined) of each share of Company Preferred Stock plus all accrued and unpaid dividends thereon, and the term "Exchange Amount" shall mean the total of all Per Share Exchange Amounts in the aggregate. The term "Liquidation Value" shall mean $1,000 per share of Company Preferred Stock. The Exchange Amount, together with the Merger Shares, is collectively referred to herein as the "Merger Consideration." At the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall be automatically canceled and retired and cease to exist, and each holder of a Certificate or Certificates representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificates in accordance with this Agreement. Upon such conversion, the Company Common Stock issued to Omnipoint and outstanding immediately prior to the Effective Time shall be automatically canceled and retired and cease to exist. The term "Conversion Ratio" shall mean a fraction, the numerator of which shall be 1,775,000 and the denominator of which shall be the number of shares of Company Common Stock issued and outstanding, immediately prior to the Effective Time.

SECTION 3.2  Adjustments.

     If between the date of this Agreement and the Effective Time the outstanding shares of Omnipoint Common Stock shall have been changed into a different number of shares, by reason of any stock dividend, subdivision, split or combination of shares (each, a "Recapitalization Event"), the numerator of the Conversion Ratio will be correspondingly adjusted to reflect such Recapitalization Event. Between the date of this Agreement and the Effective Time, the Company covenants and agrees not to effect or take any action with respect to a Recapitalization Event with respect to shares of Company Common Stock or Company Preferred Stock.

SECTION 3.3  Surrender and Payment.

     (a) Prior to the Effective Time, Omnipoint shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging in accordance with Section 3.3(b), a certificate or certificates (the "Certificates") that, immediately prior to the Effective Time, represented issued and outstanding shares of Company Common Stock and Company Preferred Stock which were converted into the right to receive the applicable Merger Consideration pursuant to Section 3.1. At the Effective Time, Omnipoint will deposit (or cause to be deposited) with the Exchange Agent the Merger

Consideration to be exchanged in respect of such shares (the "Exchange Fund"). Promptly after the Effective Time, Omnipoint will send, or will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock and Company Preferred Stock at the Effective Time (the "Holders"), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Subject to Section 3.5, upon surrender to the Exchange Agent of its Certificate or Certificates for cancellation, together with a properly completed letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the Holder of such Certificate or Certificates will be entitled to receive promptly after the Effective Time, the Merger Consideration in accordance with this Agreement. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the appropriate Merger Consideration in accordance with this Agreement.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) At the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3 and this Agreement.

     (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 3.3(a) that remains unclaimed by the Holders one year after the Effective Time shall be returned to Omnipoint, upon demand, and any such Holder who has not exchanged its shares for the Merger Consideration in accordance with this Section 3.3 prior to that time shall thereafter look only to Omnipoint for payment of such consideration, any dividends and distributions in respect of such shares, in each case without any interest thereon. Notwithstanding the foregoing, Omnipoint shall not be liable to any Holder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by the Holders five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable law, the property of Omnipoint free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to any Merger Shares shall be paid to the Holder of any unsurrendered Certificates until such Certificates are surrendered as provided in Section 3.3. Following such surrender, there shall be paid, without interest, to the Person in whose name such Merger Shares have been registered, (1) at the time of such surrender, the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender, with respect to such Merger Shares, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender, and with a payment date subsequent to surrender, payable with respect to such Merger Shares.

     (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.3(a) to pay for shares for which appraisal rights have been perfected shall be returned to Omnipoint upon demand.

     (h) All Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock or Company Preferred Stock, as the case may be, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock.

SECTION 3.4  Exchange Agent Instructions.

     At the Effective Time, Omnipoint shall instruct the Exchange Agent to (i) issue the certificates representing the Merger Shares to the Holders of Certificates that, immediately prior to the Effective Time, represented issued and outstanding shares of Company Common Stock and (ii) pay the Exchange Amount to the Holders of Certificates that, immediately prior to the Effective time, represented issued and outstanding shares of Company Preferred Stock; in each case, in accordance with the terms and conditions of this Article 3.

SECTION 3.5  Dissenting Shares.

     Notwithstanding Section 3.1, Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of Delaware Law, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares") shall not be converted into a right to receive the Merger Shares unless and until such holder fails to perfect, withdraws or otherwise loses its right to appraisal and payment under Delaware Law. If, after the Effective Time, any such Holder fails to perfect, withdraws or loses its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Shares, if any, to which such Holder is entitled, without interest or dividends thereon. The Company shall give Omnipoint prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Omnipoint shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Omnipoint, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 3.6  Withholding Rights.

     Omnipoint and the Company (to the extent it uses its funds to redeem the Company Preferred Stock) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of federal, state, local or foreign tax law. If Omnipoint so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person, as the case may be, in respect of which Omnipoint made such deduction and withholding.

SECTION 3.7  Lost Certificates.

     If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and executing an indemnity reasonably satisfactory to Omnipoint (and, if required by Omnipoint in the case of a Certificate representing more than 1,000 shares, the posting by such Person of a bond, in such reasonable amount as Omnipoint may direct, as indemnity) indemnifying Omnipoint against any claim that may be made against Omnipoint, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares represented by such Certificate in accordance with this Agreement.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company represents and warrants to Omnipoint as follows:

SECTION 4.1  Corporate Existence and Power.

     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority required to carry on its business as now conducted and to own, operate and lease its property. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company has heretofore delivered or made available to Omnipoint true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

SECTION 4.2  Corporate Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company's corporate powers and, except for the required approval of the Company's stockholders of this Agreement and the Transactions, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Omnipoint constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

     (b) At a meeting duly called and held, the Company's Board of Directors has: (1) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company's stockholders; (2) approved and adopted this Agreement and the Transactions; and (3) resolved (subject to Section 8.7(b)) to recommend approval and adoption of this Agreement by its stockholders. No other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the Transactions (other than, with respect to the Transactions, the approval and adoption of the Transactions and this Agreement by holders of the shares of Company Common Stock to the extent required by the Company's certificate of incorporation and by applicable Delaware Law).

SECTION 4.3  Governmental Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Body, other than:
(1) the filing of the Certificate of Merger in accordance with Delaware Law; (2) compliance with any applicable requirements of the HSR Act; (3) compliance with any applicable requirements of the 1934 Act; (4) compliance with any applicable requirements of the Communications Act; (5) compliance with FAA regulations; (6) compliance with any applicable requirements of state and local public utility commissions or similar entities; and (7) any actions or filing, the absence of which would not in the aggregate prevent or delay consummation of the Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or would not in the aggregate have a Company Material Adverse Effect.

     (b) The Company has not made any material misstatements of fact, or omitted to disclose any fact, to any Government Body or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could subject any material licenses or authorizations to revocation or failure to renew.

SECTION 4.4  FCC Matters.

     (a) The Company holds, and is qualified and eligible to hold, all licenses, permits and other authorizations issued by the FCC, that are listed in Schedule 4.4A of the Company Disclosure Schedules (the "Company FCC Licenses"), and the Company FCC Licenses comprise all licenses, permits and other authorizations issued to the Company by the FCC. The Company has no applications for a license, permit, or other authorization or for approval or consent pending before the FCC.

     (b) The Company FCC Licenses are valid and in full force and effect and except as set forth in Schedule 4.4B of the Company Disclosure Schedules, the Company is not and has not been delinquent in payment on or in default under any installment obligation owed to the United States Treasury or the FCC in connection with the Company FCC Licenses.

     (c) All material reports and applications required by the Communications Act or required to be filed with the FCC by the Company have been filed and are accurate and complete in all material respects.

     (d) The Company is, and has been, in compliance in all material respects with the Company FCC Licenses and the Communications Act.

     (e) There is not pending as of the date hereof any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over the Company which questions the validity of or contests any Company FCC License or which, if accepted or granted, or concluded adversely, could result in (as applicable) the revocation, cancellation, suspension, dismissal, denial or any materially adverse modification of any Company FCC License or imposition of any substantial fine or forfeiture against the Company.

SECTION 4.5  Non-contravention.

     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not: (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws, stockholders agreement or other governing instrument of the Company; (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree; (iii) assuming Section 9.1(e) is satisfied, require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company is entitled, except as set forth on Schedule 4.5, under (A) any provision of any agreement or other instrument binding upon the Company or (B) any license, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of, the Company; or (iv) result in the creation or imposition of any Lien on any asset of the Company other than such exceptions in the case of clauses (ii) through (iv) as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or to materially impact or delay the ability of the Company to consummate the Transactions.

SECTION 4.6  Capitalization.

     (a) The authorized capital stock of the Company consists of 19,615,000 shares, comprised of: (1) 16,000,000 shares of Class A Common Stock; (2) 3,600,000 shares of Class B Common Stock; and (3) 15,000 shares of Company Preferred Stock.

     (b) As of the close of business on October 20, 1999, there were issued and outstanding: (1) 2,215,248 shares of Class A Common Stock; (2) 2,224,126 shares of Class B Common Stock; and (3) 7,800 shares of Company Preferred Stock. All outstanding shares of capital stock of the Company have been duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights. Except as set forth in Schedule 4.6B of the Company Disclosure Schedules, as of the date hereof, there are no declared or accrued but unpaid dividends with regard to any issued and outstanding shares of capital stock of the Company. All of the issued and outstanding shares of the capital stock of the Company were issued in compliance with applicable federal and state securities laws.

     (c) Except as set forth on Schedule 4.6C of the Company Disclosure Schedules, there are no authorized or outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued or issuable by the Company or other agreements or commitments to which the Company is a party of any character relating to the issued or unissued capital stock or other securities of the Company, including any agreement or commitment obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company, to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to the Company or obligating the Company to make any payments pursuant to any stock based or stock related plan or award. Except as set forth on Schedule 4.6C of the Company Disclosure Schedules, there are no preemptive rights, rights of first refusal, rights of first offer or any similar rights granted with respect to the securities or any assets of the Company.

     (d) Except as set forth on Schedule 4.6D of the Company Disclosure Schedules, there are no agreements, voting trusts, proxies or understandings with respect to the voting or registration of any shares of capital stock or other securities of the Company either (1) between or among the Company and its stockholders or (2) between or among any of the Company's stockholders.

SECTION 4.7  Subsidiaries; Investments.

     The Company does not have any direct or indirect Subsidiaries, and does not own or hold, directly or indirectly, an Investment Interest in any Person.

SECTION 4.8  SEC Filings.

     (a) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 13, 1997.

     (b) The Company has filed with the SEC: (1) the Company 10-K; (2) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1998; and
(3) all of its other reports, statements, schedules, forms, exhibits and registration statements and all other documents required to be filed with the SEC since December 31, 1998 (the "1999 Company SEC Documents") (the documents referred to in Sections 4.8(a) and (b), collectively, the "Company SEC Documents").

     (c) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (d) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (e) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 4.9  Financial Statements.

     The audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents fairly present, in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the SEC rules and regulations applicable to unaudited financial statements), the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

SECTION 4.10  Absence of Certain Changes.

     Between the Company Balance Sheet Date and the date hereof, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect, and since June 30, 1999, the Company has not taken any of the actions described in Section 6.1.

SECTION 4.11  No Undisclosed Material Liabilities.

     There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than for:

          (a) Taxes, if any, arising out of, or attributable to the Transactions;

          (b) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in Company SEC Documents filed prior to the date hereof or in the Company 10-K;

          (c) liabilities or obligations that, individually or in the aggregate, have not had and would not be reasonably expected to have a Company Material Adverse Effect; or

          (d) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date.

SECTION 4.12  Compliance with Laws and Court Orders.

     The Company holds all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all Governmental Bodies necessary for the lawful conduct of its business as presently conducted, except where the failure to hold any of the foregoing, individually or in the aggregate, has not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company is and has been in compliance with, and to the knowledge of the Company, except as set forth in Schedule 4.12 of the Company Disclosure Schedules, is not under investigation or audit with respect to and has not been threatened to be charged with or given notice of any violation of, any such license, franchise, certificate, consent, permit, qualification or authorization, applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that, individually or in the aggregate, have not had and would not be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.13  Litigation.

     Except as set forth in Schedule 4.13 of the Company Disclosure Schedules, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its respective properties before any court or arbitrator or before or by any other Governmental Body, that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.14  Finders' Fees/Placement Fee.

     Except for fees payable by the Company described in Schedule 4.14 of the Company Disclosure Schedules (the "Company Fees") which shall be paid in accordance with, and subject to, Section 6.6(b) hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Omnipoint, any of Omnipoint's Subsidiaries or the Company in connection with the Transactions. The Company represents and warrants that the payment of the Company Fees in accordance with Section 6.4 hereof shall satisfy the Company's obligation in full in respect of the Company Fees. Copies of any engagement agreements with the Persons entitled to receive any part of the Company Fees have been provided to Omnipoint, and except for the Company Fees, no other investment banker, broker, finder or similar fees are payable.

SECTION 4.15  Taxes.

     (a) Except as set forth in Schedule 4.15 of the Company Disclosure Schedules and except as would not have a Company Material Adverse Effect: (1) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company have been timely filed in accordance with all applicable laws or an appropriate extension of time to file such Company Tax Returns has been obtained; (2) the Company has timely paid all Taxes (other than Taxes which are being contested in good faith by appropriate proceeding and for which adequate reserves are reflected on the Company Balance Sheet) shown as due and payable on the Company Tax Returns that have been so filed, or otherwise due and such Tax Returns are true, correct and complete; as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company; (3) the Company has made provision for all Taxes payable by the Company for which no Company Tax Return has yet been filed; (4) the charges, accruals and reserves for Taxes with respect to the Company reflected on the Company Balance Sheet are adequate to cover the Tax liabilities accruing through the date thereof; (5) there is no action, suit, proceeding, audit or claim now pending or, to the knowledge of the Company, proposed against or with respect to the Company in respect of any Tax where an adverse determination is reasonably likely; (6) the Company is not currently, and never has been the subject of a federal income tax examination; (7) there are no Liens or encumbrances for Taxes on any of the assets of the Company except Liens for current Taxes not yet due; and (8) the Company is not a party to any Tax allocation or sharing agreements that could give rise to a liability after the Closing. For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental body and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     (b) The Company is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five year period immediately preceding the date of this Agreement.

     (c) The Company has never: (i) been a member of an "affiliated group" within the meaning of Section 1504 of the Code; (ii) filed a federal consolidated return or any combined state or local tax return comparable to a federal consolidated tax return; or (iii) had any liability for Tax under Treasury Regulation Section 1.1502-6 or any other similar provision of state, local, foreign or other law.

     (d) The business currently carried on by the Company is its "historic business" within the meaning of Treasury Regulation Section 1.368-1(d), and the Company has not taken any action or failed to take any action which would prevent Omnipoint from continuing the "historic business" of the Company or from using a "significant portion" of the Company's "historic business" assets in a business following the Merger.

     (e) The Company has not sold or otherwise disposed of any of its assets in contemplation of the Merger, except for dispositions of such assets in the ordinary course of business.

     (f) The Company has not taken any action or failed to take any action which would result in Omnipoint acquiring less than 90 percent (90%) of the fair market value of the Company's net assets and 70 percent (70%) of the fair market value of the Company's gross assets held immediately prior to the Effective Time. For purposes of determining the percentage of the Company's "net assets" and "gross assets" to be acquired by Omnipoint, the following assets will be treated as held by the Company immediately prior to, but not acquired by Omnipoint pursuant to the Merger: (i) assets disposed of by the Company prior to the Merger and in contemplation thereof (including, without limitation, any assets disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intention existing during the period ending on the Closing Date and beginning with the commencement of negotiations (whether formal or informal) with Omnipoint regarding the Merger); (ii) assets used by the Company to pay the Company's stockholders, if any, who perfect dissenters' rights; (iii) assets used by the Company to pay reorganization expenses or other liabilities incurred in connection with the Merger; and (iv) assets used to make distributions, redemptions or other payments (except for regular, normal distributions) in respect of the capital stock of the Company (including payments treated as such for tax purposes) that are made prior to the Merger and are part of the plan of the Merger.

     (g) Except for redemptions of the Company Preferred Stock in accordance with Section 6.2(b)(2) of this Agreement or Section 1.3 of the Securities Purchase Agreement, neither the Company nor any person related to the Company within the meaning of Treasury Regulation Section 1.368-1(e)(3), determined without regard to Treasury Regulation Section 1.368-1(e)(3)(i)(A) has, in contemplation of the Merger or as a part of a plan of which the Merger is a part, (i) made any extraordinary distributions (within the meaning of Treasury Regulation Section 1.368-1T(e)(1)(ii)(A)), with respect to any stock of the Company or (ii) redeemed or repurchased any stock of the Company.

     (h) To the knowledge of the Company except for a transfer occurring pursuant to the VoiceStream Merger, there is no plan or intention on the part of any stockholder of the Company, directly or indirectly, to sell, exchange, transfer, or otherwise dispose of any shares of Series E Preferred Stock received in the Merger to Omnipoint or any person related to Omnipoint within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations.

SECTION 4.16  Tax Opinions.

     There are no facts or circumstances relating to the Company that would prevent Latham & Watkins from delivering the opinion referred to in Section 9.3(b) as of the date hereof (other than facts or circumstances under which the condition in such Section would, by its terms, be deemed to have been satisfied).

SECTION 4.17  Employee Benefit Plans.

     Except as set forth in Schedule 4.17 of the Company Disclosure Schedules, the Company neither has established nor maintains nor is obligated to make contributions to or under or otherwise participate in any Employee Plan or Benefit Arrangements. The Company has not previously made, is not currently making and is not obligated in any way to make any contributions to any Multiemployer Plan.

SECTION 4.18  Environmental Matters; Real Property.

     (a) Except as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (1) no notice, notification, demand, request for information, citation, summons or order has been received by the Company, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened against the Company by any Governmental Body or other Person relating to or arising out of any Environmental Law;

          (2) the Company is and has been in material compliance with all Environmental Laws and all Environmental Permits; and

          (3) there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

     (b) There have been no environmental assessments, investigations, studies, audits, tests, reviews or other analyses conducted (collectively, "Environmental Reports") of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company that reveal matters that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

     (c) The Company does not and has not owned, leased or subleased any real property.

     (d) For purposes of this Section 4.18, the term "the Company" shall include any entity that is, in whole or in part, a predecessor of the Company.

SECTION 4.19  Intellectual Property.

     With such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have a Company Material Adverse Effect, the Company owns or has a valid license to use each trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Company Intellectual Property") necessary to carry on its business substantially as currently conducted. The Company has not received any notice of infringement of or conflict with, and to the Company's knowledge, there are no infringements of or conflicts with, the rights of any Person with respect to the use of any Company Intellectual Property that, in either such case, individually or in the aggregate, have had or would be reasonably expected to have, a Company Material Adverse Effect.

SECTION 4.20  Contracts.

     The Company is not a party to or bound by: (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business;
(ii) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit the Company from engaging in the business of providing wireless communications services or from developing wireless communications technology anywhere in the world; or (iii) any management agreement, technical services agreement or other agreement whereby the Company is provided or is required to provide management or technical services to any other Person. With such exceptions as, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect, (x) each of the contracts, agreements and commitments of the Company is valid and in full force and effect and (y) the Company has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such contract, agreement or commitment. To the knowledge of the Company, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both would constitute a default or other breach under the provisions of, such contract, agreement or commitment, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. The Company is neither a party to, nor otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction. The Company has provided or made available to Omnipoint a copy of each agreement described in item (i), (ii) or (iii) above.

SECTION 4.21  Employment Matters.

     As of the date hereof, the Company neither has or has had any employees and neither has paid nor is obligated to pay any employee or executive compensation. To the best knowledge of the Company, there is not threatened any labor dispute, grievance or litigation relating to labor, safety or discrimination matters, including charges of unfair labor practices or discrimination complaints, involving the Company. There has been no engagement in any unfair labor practices by the Company within the meaning of the National Labor Relations Act.

SECTION 4.22  Vote Required.

     The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the votes entitled to be cast by all holders of the outstanding shares of Company Common Stock (the "Company Stockholders' Approval").

SECTION 4.23  Antitakeover Statutes and Charter Provisions.

     The Company has taken all action necessary to exempt the Merger and this Agreement and the Transactions from the restrictions of Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

SECTION 4.24  Insurance.

     Schedule 4.24 of the Company Disclosure Schedules sets forth a list and brief description as of the date hereof, of all policies of fire, liability and other forms of insurance and material fidelity bonds held by the Company. As of the date hereof, each such policy and fidelity bond is in full force and effect, and there are no disputed claims arising under such policies or fidelity bonds.

SECTION 4.25  Bank Accounts; Power of Attorney.

     As of the date hereof, Schedule 4.25 of the Company Disclosure Schedules sets forth a complete list of all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company showing the depository bank or institution address, account number and names of signatories (collectively, the "Company Bank Account Information"). There are not outstanding powers of attorney executed on behalf of the Company.

SECTION 4.26  Transactions with Affiliates.

     Except as set forth in Schedule 4.26 of the Company Disclosure Schedules, no Affiliate of the Company nor any stockholder, officer, director, partner, member, consultant or employee of the Company or any Affiliate thereof, is at the date hereof a party to any transaction with the Company, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from the Company or any Affiliate thereof.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF OMNIPOINT

     Except as disclosed in the Omnipoint SEC Documents filed prior to the date hereof, Omnipoint represents and warrants to the Company as follows:

SECTION 5.1  Corporate Existence and Power.

     Omnipoint is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority required to carry on its business as now conducted and to own, operate and lease its property. Omnipoint is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have an Omnipoint Material Adverse Effect. Omnipoint has heretofore delivered or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Omnipoint as currently in effect.

SECTION 5.2  Corporate Authorization.

     (a) The execution, delivery and performance by Omnipoint of this Agreement and the consummation by Omnipoint of the Transactions are within its corporate powers and have been duly authorized by all necessary corporate action on the part of Omnipoint, and to the extent required, its stockholders. This Agreement has been duly and validly executed and delivered by Omnipoint, and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Omnipoint, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

     (b) At a meeting duly called and held, Omnipoint's Board of Directors has
(i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of Omnipoint's stockholders and (ii) approved and adopted this Agreement and the Transactions. No other corporate proceedings on the part of Omnipoint or its stockholders are necessary to authorize or approve this Agreement or to consummate the Transactions.

     (c) The Recapitalization (as defined in the Side Agreement) is valid under Delaware Law.

SECTION 5.3  Governmental Authorization.

     (a) The execution, delivery and performance by Omnipoint of this Agreement and the consummation by Omnipoint of the Transactions require no action by or in respect of, or filing with, any Governmental Body, other than: (1) the filing of the Certificate of Merger in accordance with Delaware Law; (2) compliance with any applicable requirements of the HSR Act; (3) compliance with any applicable requirements of the 1934 Act; (4) compliance with any applicable requirements of the Communications Act; (5) compliance with FAA regulations; (6) compliance with any applicable requirements of state and local public utility commissions or similar entities; and (7) any actions or filing, the absence of which would not in the aggregate prevent or delay consummation of the Transactions in any material respect, or otherwise prevent Omnipoint from performing its obligations under this Agreement in any material respect or would not in the aggregate have a Omnipoint Material Adverse Effect.

     (b) Omnipoint has not made any material misstatements of fact, or omitted to disclose any fact, to any Governmental Body or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could subject any material licenses or authorizations to revocation or failure to renew.

SECTION 5.4  Non-contravention.

     The execution, delivery and performance by Omnipoint of this Agreement and the consummation by Omnipoint of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws, stockholders agreement or other governing instrument of any member of the Omnipoint Group or any Omnipoint Investment; (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree; (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which any member of the Omnipoint Group or any Omnipoint Investment is entitled under (A) any provision of any agreement or other instrument binding upon any member of the Omnipoint Group or any Omnipoint Investment or (B) any license, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of, any member of the Omnipoint Group or any Omnipoint Investment; or (iv) result in the creation or imposition of any Lien on any asset of any member of the Omnipoint Group or any Omnipoint Investment, other than such exceptions in the case of clauses (ii), (iii) and (iv) as would not be, individually or in the aggregate, reasonably expected to have a Omnipoint Material Adverse Effect or materially impair or delay the ability of Omnipoint to consummate the Transactions.

SECTION 5.5  SEC Filings.

     (a) Omnipoint has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997.

     (b) Omnipoint has delivered or made available to the Company: (1) the Omnipoint 10-K; (2) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Omnipoint held since December 31, 1998; and (3) all of its other reports, statements, schedules, forms, exhibits and registration statements and all other documents required to be filed with the SEC since December 31, 1998 (the "1999 Omnipoint SEC Documents") (the documents referred to in Sections 5.5(a) and (b), collectively, the "Omnipoint SEC Documents").

     (c) As of its filing date, each Omnipoint SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (d) As of its filing date, each Omnipoint SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (e) Each Omnipoint SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 5.6  Financial Statements.

     The audited consolidated financial statements and unaudited consolidated interim financial statements of Omnipoint included in the Omnipoint SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Omnipoint and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

SECTION 5.7  Absence of Certain Changes.

     Since the Omnipoint Balance Sheet Date, the business of each member of the Omnipoint Group and each Omnipoint Investment has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably expected to have a Omnipoint Material Adverse Effect.

SECTION 5.8  Compliance with Laws and Court Orders.

     Each member of the Omnipoint Group and each Omnipoint Investment holds all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all Governmental Bodies necessary for the lawful conduct of their business, except where the failure to hold any of the foregoing, individually or in the aggregate, has not had and would not be reasonably expected to have a Omnipoint Material Adverse Effect. Each member of the Omnipoint Group and each Omnipoint Investment is and has been in compliance with, and to the knowledge of Omnipoint, is not under investigation or audit with respect to and has not been threatened to be charged with or given notice of any violation of, any such license, franchise, certificate, consent, permit, qualification or authorization, applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that, individually or in the aggregate, have not had and would not be reasonably expected to have a Omnipoint Material Adverse Effect.

SECTION 5.9  Litigation.

     There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Omnipoint, threatened against or affecting, any member of the Omnipoint Group or any Omnipoint Investment or any of their respective properties before any court or arbitrator or before or by any other Governmental Body, that, individually or in the aggregate, would be reasonably expected to have an Omnipoint Material Adverse Effect.

SECTION 5.10  FCC Matters.

     (a) Each member of the Omnipoint Group holds, and is qualified and eligible to hold, all material licenses (including, without limitation, C-Block and F-Block broadband PCS licenses), permits and other authorizations issued by the FCC to such entity for the operation of their respective businesses, all of which are set forth in Schedule 5.10A of the Omnipoint Disclosure Schedules (the "Omnipoint FCC Licenses").

     (b) The Omnipoint FCC Licenses are valid and in full force and effect and none of Omnipoint, any of the Omnipoint Subsidiaries or any Omnipoint Investment is or has been delinquent in payment on or in default under any installment obligation owed to the United States Treasury in connection with the Omnipoint FCC Licenses.

     (c) All material reports and applications required by the Communications Act or required to be filed with the FCC by any member of the Omnipoint Group or any Omnipoint Investment have been filed and are accurate and complete in all material respects.

     (d) Each member of the Omnipoint Group is, and has been, in compliance in all material respects with, and the wireless communication systems operated pursuant to the Omnipoint FCC Licenses have been operated in compliance in all material respects with, the Communications Act.

     (e) There is not pending as of the date hereof (and no facts are known to any member of the Omnipoint Group, which if known by the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of any member of the Omnipoint Group, would result
in), any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of any member of the Omnipoint Group which questions the validity of or contests any Omnipoint FCC License or which, if accepted or granted, or concluded adversely, could result in the revocation, cancellation, suspension or any materially adverse modification of any Omnipoint FCC License or imposition of any substantial fine or forfeiture against any member of the Omnipoint Group except as set forth in Schedule 5.10E of the Omnipoint Disclosure Schedules.

SECTION 5.11  No Undisclosed Material Liabilities.

     There are no liabilities or obligations of any member of the Omnipoint Group or any Omnipoint Investment of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet of Omnipoint prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than for:

          (a) Taxes, if any, arising out of, or attributable to the Transactions;

          (b) liabilities or obligations disclosed and provided for in the Omnipoint Balance Sheet or in the notes thereto or in Omnipoint SEC Documents filed prior to the date hereof or in the Omnipoint 10-K;

          (c) liabilities or obligations that, individually or in the aggregate have not had and would not be reasonably expected to have a Omnipoint Material Adverse Effect; or

          (d) liabilities incurred in the ordinary course of business since the Omnipoint Balance Sheet Date.

SECTION 5.12  Capitalization.

     (a) As of the date hereof, the authorized capital stock of Omnipoint consists of 210,000,000 shares, comprised of: (1) 200,000,000 shares of Omnipoint Common Stock and 10,000,000 shares of Omnipoint Preferred Stock.

     (b) As of the close of business on October 19, 1999, there were issued and outstanding (i) 53,857,909 shares of Omnipoint Common Stock (inclusive of all shares of restricted stock granted under any compensatory plans or arrangements), (ii) Omnipoint stock options to purchase an aggregate of 7,741,060 shares of Omnipoint Common Stock ("Omnipoint Options"), (iii) no phantom shares or stock units issues under any stock option compensation or deferred compensation plan or arrangement, (iv) Omnipoint warrants to purchase an aggregate of 2,446,437 shares of Omnipoint Common Stock ("Omnipoint Warrants") and (v) 337,500 shares of Omnipoint Preferred Stock comprised of 325,000 shares of Convertible Preferred Stock and 12,500 shares of Series A Preferred Stock. All outstanding shares of capital stock of Omnipoint have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights. The Omnipoint Disclosure Schedules set forth the number of shares of Omnipoint Common Stock into which such Omnipoint Options or Omnipoint Warrants are exercisable. All of the issued and outstanding shares of the capital stock of Omnipoint were issued in compliance with applicable federal and state securities laws.

     (c) Except as set forth in Section 5.12(a) or on Schedule 5.12C of the Omnipoint Disclosure Schedules, there are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by Omnipoint or any Omnipoint Subsidiary or other agreements or commitments to which any member of the Omnipoint Group or any Omnipoint Investment is a party of any character relating to the issued capital stock or other securities of Omnipoint, including any agreement or commitment obligating any member of the Omnipoint Group or any Omnipoint Investment to issue, deliver or sell, or cause to be issued, delivered of sold, shares of capital stock or other securities of Omnipoint, to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to Omnipoint of obligating Omnipoint to make any payments pursuant to any stock based or stock related plan or award. There are no preemptive rights, rights of first refusal, rights of first offer or any similar rights granted with respective to the securities or any assets of any members of the Omnipoint Group.

SECTION 5.13  Finders' Fees.

     There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Omnipoint or any Omnipoint Subsidiary who might be entitled to any fee or commission from the Company, Omnipoint or any of the Omnipoint Subsidiaries in connection with the Transactions.

SECTION 5.14  Taxes.

     (a) Except as set forth in Schedule 5.14 of the Omnipoint Disclosure Schedules and except as would not have a Omnipoint Material Adverse Effect, (i) all Omnipoint Tax Returns required to be filed with any taxing authority by, or with respect to, Omnipoint and the Omnipoint Subsidiaries have been timely filed in accordance with all applicable laws or an appropriate extension of time to file such Omnipoint Tax Returns has been obtained; (ii) Omnipoint and the Omnipoint Subsidiaries have timely paid all Taxes (other than Taxes which are being contested in good faith by appropriate proceeding and for which adequate reserves are reflected on the Omnipoint Balance Sheet) shown as due and payable on the Omnipoint Tax Returns that have been so filed or otherwise due and such Tax Returns are true, correct and complete; as of the time of filing, the Omnipoint Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Omnipoint and the Omnipoint Subsidiaries; (iii) Omnipoint and the Omnipoint Subsidiaries have made provision for all Taxes payable by Omnipoint and the Omnipoint Subsidiaries for which no Omnipoint Tax Return has yet been filed;
(iv) the charges, accruals and reserves for Taxes with respect to Omnipoint and the Omnipoint Subsidiaries reflected on the Omnipoint Balance Sheet are adequate to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now pending or, to the knowledge of Omnipoint, proposed against or with respect to Omnipoint or any Omnipoint Subsidiary in respect of any Tax where an adverse determination is reasonably likely; (vi) Omnipoint is not currently, and never has been the subject of a federal income tax examination; and (vii) there are no Liens or encumbrances for Taxes on any of the assets of Omnipoint or any Omnipoint Subsidiary except Liens for current Taxes not yet due;

     (b) Omnipoint and the Omnipoint Subsidiaries (i) have never been a member of an "affiliated group" within the meaning of Section 1504 of the Code, or a similar provision of state, local or foreign law, that does not have Omnipoint as its common parent corporation, and (ii) do not have and have never had any liability for Tax of any person (other than Omnipoint or the Omnipoint Subsidiaries) under Treasury Regulation Section 1.1502-6 or any other similar provision of state, local, foreign or other law;

     (c) Except for transfers described in Section 368(a)(2)(C) of the Code, Treasury Regulation Section 1.368-2(k)(1) or Treasury Regulation Section 1.368-1(d), including for purposes of this exception, transfers of assets to a partnership in which Omnipoint owns at least a one third interest, Omnipoint has no plan or intention to sell or otherwise dispose of the assets acquired from the Company in the Merger;

     (d) Omnipoint plans to continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets, in each case within the meaning of Treasury Regulation
Section 1.368-1(d);

     (e) Except for the 300,000 shares of Company Common Stock acquired by Omnipoint pursuant to the Securities Purchase Agreement and any shares of Additional Company Common Stock acquired pursuant to Section 6.2(b) and the cash to be paid for the Company Preferred Stock neither Omnipoint, nor any person related to Omnipoint, as defined in Treasury Regulation Section 1.368-1(e)(3), has redeemed or otherwise acquired any stock of the Company with consideration other than stock of Omnipoint; and

     (f) Except for the cash to be paid to the holders of Series E Preferred Stock in connection with the VoiceStream Merger, neither Omnipoint, nor any person related to Omnipoint, as defined in Treasury Regulation Section 1.368-1(e)(3) (including any person who becomes related to Omnipoint as a result of the VoiceStream Merger) has a plan to acquire any Series E Preferred Stock issued in the Merger with consideration other than stock of Holdings.

SECTION 5.15  Tax Opinions.

     There are no facts or circumstances relating to Omnipoint that would prevent Piper Marbury from delivering the opinion referred to in Section 9.2(b) as of the date hereof (other than facts or circumstances under which the condition in such Section would, by its terms, be deemed to have been satisfied).

SECTION 5.16  Transactions with Affiliates.

     Except with respect to compensation and other benefits paid to employees in the ordinary course of business, no Affiliate of the Omnipoint Group or Omnipoint Investment nor any stockholder, officer, director, partner, member, consultant or employee of any thereof, is at the date hereof a party to any transaction with any member of the Omnipoint Group or Omnipoint Investment, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from any member of the Omnipoint Group or any Omnipoint Investment, or any Affiliate thereof.

SECTION 5.17  Intellectual Property.

     With such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have a Omnipoint Material Adverse Effect, each member of the Omnipoint Group and each Omnipoint Investment own or have a valid license to use each trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Omnipoint Intellectual Property") necessary to carry on its business substantially as currently conducted. No member of the Omnipoint Group or any Omnipoint Investment has received any notice of infringement of or conflict with, and to Omnipoint's knowledge, there are no infringements of or conflicts with, the rights of any Person with respect to the use of any Omnipoint Intellectual Property that, in either such case, individually or in the aggregate, have had or would be reasonably expected to have, a Omnipoint Material Adverse Effect.

SECTION 5.18  VoiceStream Merger Agreement.

     Omnipoint has delivered to the Company a correct and complete copy of the VoiceStream Merger Agreement in effect as of the date hereof.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

     The Company covenants and agrees that:

SECTION 6.1  Interim Operations.

     Except as expressly contemplated hereby, without the prior written consent of Omnipoint, the Company shall conduct its business in all material respects in the ordinary course consistent with past practice and use all reasonable efforts to: (i) preserve intact its present business organization; (ii) keep available the services of its officers; (iii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, the Company FCC Licenses, all material licenses and permits that are required for the Company to carry on its business as currently conducted or proposed to be conducted; and (iv) preserve existing relationships with its material partners, lenders, suppliers and others having material business relationships with it so that the business or prospects of the Company shall not be adversely affected in any material respect as of the Effective Time. Further, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Omnipoint, the Company shall not:

          (a) subject to Section 6.2, amend its certificate of incorporation or bylaws or other applicable governing instrument;

          (b) subject to Section 6.2, amend any term of any of its outstanding securities;

          (c) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, other than the issuance of shares of Company Preferred Stock as dividends on outstanding shares of

     Company Preferred Stock as of the date hereof in accordance with the terms of the Company Preferred Stock;

          (d) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

          (e) subject to Section 6.2, issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of Company Preferred Stock as dividends on outstanding shares of Company Preferred Stock as of the date hereof in accordance with the terms of the Company Preferred Stock;

          (f) make any capital expenditures, except for capital expenditures not exceeding $500,000 in the aggregate;

          (g) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, other business organization or division thereof, licenses or other assets of any Person, other than in the ordinary course of business;

          (h) sell, lease, license, encumber or otherwise transfer any assets (including any licenses);

          (i) incur, assume or guarantee any Indebtedness other than pursuant to agreements in effect on the date hereof and listed on the Company Disclosure Schedules;

          (j) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens for Taxes that are not yet due, statutory liens or to secure Indebtedness or other obligations permitted by this Agreement;

          (k) make any loan, advance or capital contributions to or investment in any Person, or acquire any Investment Interest;

          (l) enter into any contract or agreement, other than in the ordinary course of business, or relinquish or amend in any material respect any material contract (as defined in Item 601(b)(1) of Regulation S-K of the SEC) to which the Company is a party, other than transactions and commitments contemplated by this Agreement;

          (n) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company or any of its Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict any of Omnipoint, the Surviving Corporation or any of its Affiliates, from engaging in the business of providing wireless communications services or developing wireless communications technology anywhere in the world or otherwise from engaging in any other business;

          (o) enter into any employment, deferred compensation or other similar agreement with any director or officer of the Company or with any other Person; or establish or adopt any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer of the Company or any other Person; increase the compensation, bonus or other benefits payable to any director, or officer of the Company; or amend the terms of any outstanding option or right to purchase shares of Company Common Stock or other capital stock of the Company;

          (p) change (1) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or by law or (2) its fiscal year;

          (q) acquire any Investment Interest;

          (r) settle any material litigation, investigation, arbitration, proceeding or other claim;

          (s) make any material tax election or enter into any settlement or compromise of any material tax liability;

          (t) take any action, other than as expressly permitted by this Agreement, that would make any representation or warranty of the Company hereunder inaccurate in any material respect at the Effective Time; or

          (u) agree or commit to do any of the foregoing.

SECTION 6.2  Equity Issuances by the Company.

     (a) Notwithstanding any provision of this Agreement to the contrary, except as set forth in this Section 6.2, no provision hereof (including without limitation, Section 6.1 hereof) shall limit the right or ability of the Company, between the date hereof and the Closing (i) to issue any shares of capital stock (including shares of Company Common Stock or any options, warrants or other rights exercisable for shares of capital stock of the Company) ("Additional Company Capital Stock") that provide by the terms of such Additional Company Capital Stock for the automatic conversion of such shares of Additional Company Capital Stock (other than Company Common Stock) into shares of Company Common Stock immediately prior to the Effective Time; provided, that, the consideration received by the Company in respect of the issuance of such Additional Company Capital Stock, after giving effect to the automatic conversion of such shares of capital stock into shares of Company Common Stock, is equal to a price per share of at least $10.00 (each such issuance, an "Issuance"), and (ii) to amend its certificate of incorporation to the extent necessary to permit the issuance of Additional Company Capital Stock of the Company permitted by the foregoing clause (i); provided, that, with respect to the foregoing clause (i) -- (ii):
(1) the Additional Company Capital Stock to be issued pursuant to an Issuance shall not have any designations, powers, preferences and relative and other special rights that would permit such Additional Company Capital Stock of the Company to control the Company or to cause the Company to take any actions set forth in Section 6.1(a)-(u); (2) the Company shall not take any actions in issuing Additional Company Capital Stock that would materially delay or impair the consummation of the Transactions; (3) the total aggregate amount of the gross proceeds of any such Issuances shall not exceed $20,000,000; (4) the Company shall not consummate any Issuance that would result in (a) the Company's ineligibility to hold the Company FCC Licenses or (b) in the Company having the right to redeem (other than pursuant to the terms of the Additional Company Capital Stock issued pursuant to such Issuance) any shares of Company Common Stock or shares of Additional Company Common Stock held by Omnipoint as a result of Omnipoint's exercise of the Preemptive Right in connection with such Issuance; (5) the Company shall not take any actions that would result in AerForce Communications, Inc., owning securities of the Company representing less than 50.1% of the voting power of the Company's equity securities on a Fully-Diluted Basis (as defined); and (6) each purchaser of such shares shall, at the time, execute and deliver to Omnipoint the Voting Agreement; and (7) the Company shall comply with paragraphs (b) and (c) below.

     (b) Preemptive Right. Subject to the terms and conditions specified in this paragraph (b), the Company hereby grants to Omnipoint a preemptive right to purchase its pro rata portion of any shares of Additional Company Capital Stock that the Company issues pursuant to any Issuance in accordance with the following provision (the "Preemptive Right").

          (1) The Company shall give to Omnipoint written notice by certified mail (the "Preemptive Right Notice") of any proposed Issuance of Additional Company Capital Stock no later than the time such offer is made to other offerees (the "Offer Date"). Omnipoint shall have fifteen (15) days from the closing of any such Issuance to agree to purchase up to its pro rata portion of such shares of Additional Company Capital Stock issued pursuant to such Issuance for the price and on the terms and conditions as any other purchaser of such shares by giving written notice to the Company and stating therein the quantity of shares (up to a maximum of its pro rata portion) to be purchased. The Company agrees to sell and issue to Omnipoint such shares of Additional Company Capital Stock that Omnipoint elects to purchase on the same terms and conditions as any other purchaser of such shares. For purposes of the Preemptive Right, Omnipoint's pro rata portion of shares of Additional Company Capital Stock issued pursuant to any Issuance is equal to the number of shares of such Additional Company Capital Stock that, when added to the number of shares of Company Common Stock issued or issuable to Omnipoint on a Fully-Diluted Basis prior to such Issuance would result in the Omnipoint Post-Issuance Percentage Interest being equal to the Omnipoint Pre-Issuance Percentage Interest. "Omnipoint Pre-Issuance Percentage Interest" means, with respect to any Issuance, the fraction equal to the number of shares of Company Common Stock issued or issuable to Omnipoint on a Fully-Diluted Basis immediately prior to such Issuance, divided by the total number of shares of Company Common Stock on a Fully-Diluted Basis outstanding immediately prior to such Issuance. "Omnipoint Post-Issuance Percentage Interest" means with respect to any Issuance, the fraction equal to the number of shares of Company Common Stock issued or issuable to Omnipoint on a Fully-Diluted Basis immediately after such Issuance, divided by the total number of shares of Company Common Stock on a Fully-Diluted Basis outstanding immediately after such Issuance. "Fully-Diluted Basis" gives effect, without duplication, to all shares of Company Common Stock outstanding at the time of determination plus all shares of Company Common Stock issuable as if all Additional Company Common Stock had been converted or exercised (in the case of options, warrants or other rights exercisable for shares of Company Common Stock), including the effect of any Recapitalization Event.

          (2) In the event Omnipoint exercises the Preemptive Right and purchases up to its pro rata portion of the shares of Additional Company Capital Stock (such purchased shares, the "Purchased Shares"), the Company agrees to use immediately prior to the Effective Time the aggregate gross proceeds of the sale of such Purchased Shares (1) to redeem shares of Company Preferred Stock at the Per Share Exchange Amount, or (2) to repay the principal and interest on loans from the Federal Communications Commission relating to the Company FCC Licenses, unless, in each case, the Company or Omnipoint should determine that such payment would result in Omnipoint acquiring less than ninety percent (90%) of the fair market value of the Company's "net assets" and less than seventy percent (70%) of the fair market value of the Company's "gross assets", measured for this purpose, immediately prior to the Effective Time. For purposes of determining the percentage of the Company's "net assets" and "gross assets" to be acquired by Omnipoint, the following assets will be treated as held by the Company immediately prior to, but not acquired by Omnipoint pursuant to the Merger: (i) assets disposed of by the Company prior to the Merger and in contemplation thereof (including, without limitation, any assets disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intention existing during the period ending on the Closing Date and beginning with the commencement of negotiations (whether formal or informal) with Omnipoint regarding the Merger); (ii) assets used by the Company to pay the Company's stockholders, if any, who perfect dissenters' rights; (iii) assets used by the Company to pay reorganization expenses or other liabilities incurred in connection with the Merger; and
     (iv) assets used to make distributions, redemptions or other payments (except for regular, normal distributions) in respect of the capital stock of the Company (including payments treated as such for tax purposes) that are made prior to the Merger and are part of the plan of the Merger.

     (c) The Company hereby agrees that with respect to any Issuance, (i) the shares of Additional Company Capital Stock to be issued pursuant to and in accordance with this Section 6.2 shall, when issued, sold and delivered, will be duly and validly issued, fully-paid and nonassessable and shall be issued in compliance with the registration requirements of all applicable federal and state securities laws and (ii) the Company shall not provide any information, as may be amended and supplemented ("Offering Information") to any offeree that shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall provide Omnipoint with copies of all Offering Information to be distributed in any Issuance on or prior to the Offer Date and shall pay all fees and expenses related to such Issuance, including, without limitation, preparation and distribution of the Offering Information.

SECTION 6.3  No Solicitation.

     (a) From the date hereof until the termination hereof, the Company will not, and will cause its Affiliates, and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and their respective Affiliates not to, directly or indirectly: (1) take any action to knowingly solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (2) engage in any discussions or negotiations with, or disclose any non-public information relating to the Company or afford access to the properties, books or records of the Company to, any Person who is known by the Company to be considering making, or has made, an Acquisition Proposal; (3) (A) approve any transaction under
Section 203 of the Delaware Law or (B) approve of any Person becoming an "interested stockholder" under Section 203 of Delaware Law or (4) enter into any agreement with respect to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 and Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to shareholders under applicable Delaware Law, after receiving the advice of outside legal counsel.

     (b) The Company will notify Omnipoint promptly (but in no event later than 24 hours) after receipt by the Company (or any of its representatives or advisors) of any Acquisition Proposal, or of any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person who is known to be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Omnipoint fully informed, on a prompt basis (but in any event no later than 24 hours), of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause the directors, employees and other agents of the Company to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons (other than Omnipoint and its Affiliates) conducted prior to the date hereof with respect to any Acquisition Proposal.

SECTION 6.4  Access to Information.

     The Company shall: (i) give to Omnipoint and Omnipoint's counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company; (ii) at Omnipoint's request, furnish to Omnipoint and Omnipoint's counsel, financial advisors, auditors and other authorized representatives all financial and operating data and all information concerning all capital expenditures and other information to which the Company's Board of Directors or the officers of the Company are provided or have access to (all of the foregoing to be furnished to Omnipoint simultaneously with the same being furnished to any member of the Company's Board of Directors or officers of the Company); and
(iii) instruct its counsel, financial advisors, auditors and other authorized representatives to cooperate with Omnipoint (and its representatives and agents) in its investigation. Any investigation pursuant to this Section 6.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

SECTION 6.5  Confidentiality.

     Except as contemplated hereby, none of the parties hereto shall (or permit its Representatives (as defined) to), directly or indirectly, disclose any information received from the another Party or its Representatives (as defined) in connection with the Transactions, including without limitation, information received during a Party's due diligence investigation (such party receiving such information, the "Receiving Party" and such party disclosing such information, the "Disclosing Party"); except as required by law or judicial or administrative processes. Information will not be subject to the provisions of this Section 6.5 which (i) is or becomes publicly available other than as a result of a breach by the Receiving Party; (ii) is or becomes available on a non-confidential basis from a source which is not prohibited by contract or law from disclosing such information to the Receiving Party; or (iii) was known by the Receiving Party prior to the disclosure thereof by the Disclosing Party other than by means that would be a violation of this Section 6.5 had it been in effect at the time of disclosure. As used herein, the term "Representatives" refers a Party's directors, officers, employees, affiliates, representatives or agents. The Parties acknowledge and agree that any breach of this Section 6.5 by a Party would cause irreparable harm to the other party hereto and that, in such event, such other party shall have the right, among other things, to preliminary and injunctive relief, in addition to any other relief to which such other party may be entitled. In the event that the Transactions are not consummated, the Receiving Party shall promptly return all such written information provided by the Disclosing Party or its Representatives and destroy any copies or notes derived therefrom.

SECTION 6.6  Payment of Company Fees.

     (a) Prior to or simultaneously with the execution of this Agreement, the Company shall place in escrow the Finders' Fees described in Section 4.14 hereof (such amount together with all interest thereon, collectively the "Escrow Fund"). In the event this Agreement is terminated in accordance with its terms, the Escrow Fund shall be released to Gabelli. In the event that the Transactions have been consummated, at the Closing, the Escrow Fund shall be released to Omnipoint.

     (b) At the Closing, Omnipoint shall issue to Gabelli on behalf of the Company 25,000 shares of Series E Preferred Stock (the "Fee Shares") in satisfaction of the Company's liability with respect to the Company Fees.

                                   ARTICLE 7
                             COVENANTS OF OMNIPOINT

SECTION 7.1  Director and Officer Liability.

     (a) Omnipoint shall indemnify and hold harmless and advance expenses to the present and former officers and directors of the Company and each person who prior to the Effective Time becomes an officer or director of the Company (each an "Indemnified Person"), in respect of acts or omissions by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) to the same extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof (collectively, the "Indemnified Losses"); provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limiting the generality of the foregoing, the Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 7.1a). Omnipoint shall periodically advance or reimburse each Indemnified Person for all reasonable fees and expenses of counsel constituting Indemnified Losses as such fees and expenses are incurred; provided that such Indemnified Person shall agree to promptly repay to Omnipoint the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such Indemnified Person is not entitled to be indemnified by Omnipoint in connection with such matter.

     (b) The rights of each Indemnified Person and its heirs and legal representatives under this Section 7.1 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company, or under Delaware Law or any other applicable laws. These rights shall survive consummation of the Transactions and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 7.2  Certificate of Designations for Series E Preferred Stock.

     As soon as practicable after the date hereof, Omnipoint shall adopt and file with the Secretary of State of the State of Delaware the Certificate of Designation establishing the designations, powers, preferences, limitations, restrictions and relative rights of the Series E Preferred Stock, substantially in the form attached hereto as Exhibit A (the "Certificate of Designation"). Between the date hereof and the earliest of: (i) the Effective Time; (ii) the termination of this Agreement; or the time when Section 11.1(b) applies, Omnipoint shall not amend or modify the Certificate of Designation without the prior consent of the Company.

                                   ARTICLE 8
                            COVENANTS OF THE PARTIES

     Each of the parties hereto agree that:

SECTION 8.1  Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to promptly (1) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (2) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party (including consents of the FAA and other Governmental Bodies) that are necessary, proper or advisable to consummate the Transactions; provided, however, that no member of the Omnipoint Group or its Affiliates shall be required to divest or hold separate any assets or otherwise take or commit to take any action that limits, in any material respect, its freedom of action with respect to any member of the Omnipoint Group or any Omnipoint Investment or any material portion of the assets of the Company or assets of the Omnipoint Group. Subject to applicable laws relating to the exchange of information, Omnipoint and the Company shall have the right to review in advance, and to the extent practicable to consult with each other on, all the information relating to the Company or any member of the Omnipoint Group or any Omnipoint Investment, as applicable, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Bodies in connection with the Transactions.

     (b) As promptly as practicable after the execution and delivery of this Agreement, Omnipoint and the Company shall prepare all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of control of the Company to Omnipoint (collectively, the "FCC Applications"). Not later than the third Business Day following execution and delivery of this Agreement, Omnipoint and the Company will exchange with each other their respective completed portions of the FCC Applications. Not later than the fifth Business Day following the execution and delivery of this Agreement, Omnipoint and the Company shall file, or cause to be filed, the FCC

Applications. If the Effective Time shall not have occurred for any reason within any applicable initial consummation period, and neither Omnipoint nor the Company shall have terminated this Agreement pursuant to Section 10.1, Omnipoint and the Company shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or delay either such approval or the consummation of the transfer of control of the Company. Each of the Company and Omnipoint shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications. The Company and Omnipoint shall each use all reasonable efforts to prosecute the FCC Applications in good faith and with due diligence before the FCC and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications, including furnishing to the FCC any documents, materials or other information requested by the FCC in order to obtain such FCC approval as expeditiously as practicable.

     (c) Promptly after the date hereof, the Company and Omnipoint (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, not later than 10 Business Days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Bodies. The Company and Omnipoint shall promptly furnish all materials thereafter required by any of the Governmental Bodies having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Bodies, as may be required under the HSR Act or other federal antitrust laws for the consummation of the Transactions and any other transactions contemplated hereby.

     (d) In addition to the filings required by the HSR Act and the Communications Act, the Parties shall: (1) as promptly as possible and in any event within 15 days after the date hereof file with any other applicable Governmental Bodies (including, but not limited to the FAA) the applications and related documents required to be filed by such Governmental Bodies (and prosecute diligently any such applications, including providing such information as such Governmental Bodies may reasonably request) in order to consummate the Transactions, (2) cooperate with each other as may reasonably be requested in connection with the foregoing, and (3) otherwise use their best efforts to obtain promptly the requested consent and approval of the applications by any applicable Governmental Bodies. The Company and Omnipoint shall each pay one half (1/2) of all filing or other Governmental Body filing or grant fees in connection with the applications requesting its consent to the consummation of the Transactions (other than SEC filing fees and fees payable under this HSR
Act).

SECTION 8.2  Registration Statement and Information Statement.

     The Company and Omnipoint shall cooperate and promptly prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the 1933 Act, with respect to the Merger Shares issuable in connection with the Merger, a portion of which Registration Statement shall also serve as the information statement with respect to the stockholders of the Company in connection with the Transactions (the "Information Statement/Prospectus"). The respective parties shall cause the Information Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder. Omnipoint shall use all reasonable efforts, and the Company shall cooperate with Omnipoint, to have the Form S-4 declared effective by the SEC prior to the Effective Time and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Omnipoint shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the Company and advise the Company of any verbal comments with respect to the Form S-4 received from the SEC. Omnipoint shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities laws or "Blue Sky" permits or approvals required to carry out the Transactions and shall pay all expenses incident thereto. Omnipoint agrees that the Information Statement/Prospectus and each amendment or supplement thereto at the time of the mailing thereof; or in the case of the Form S-4 and each amendment or supplement thereto at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Omnipoint in reliance upon and in conformity with written information concerning the Company furnished to Omnipoint by the Company specifically for use in the Information Statement/ Prospectus. The Company agrees that the written information concerning the Company specifically provided by it for inclusion in the Information Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, or, in the case of written information concerning the Company provided by the Company specifically for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Information Statement/Prospectus shall be made by the Company or Omnipoint without the approval of the other party. Omnipoint shall advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Omnipoint Common Stock issuable in connection with the Transactions for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Information Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Omnipoint shall pay all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Form S-4 and the Information Statement/Prospectus.

SECTION 8.3  Public Announcements.

     So long as this Agreement is in effect, Omnipoint and the Company will consult with each other before issuing any press release or making any public statement with respect to the Transactions and except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange or NASDAQ may be issued without such consent, if the party making such release or statement has used its reasonable efforts to consult with the other party.

SECTION 8.4  Further Assurances.

     At and after the Effective Time, the officers and directors of the Company and Omnipoint will be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things to vest, perfect or confirm of record in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Transactions.

SECTION 8.5  Notices of Certain Events.

     Each of Omnipoint and the Company shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

          (b) any notice or other communication from any Governmental Body in connection with the Transactions;

          (c) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably expected to cause any representation or warranty made by it and contained herein to be untrue or inaccurate in any material respect at any time during the period commencing on the date hereof and ending at the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 8.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice;

          (d) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
     8.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice;

          (e) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13, in the case of the Company, or
     Section 5.11, in the case of Omnipoint, or which relate to the consummation of the Transactions; and

          (f) any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect on such party.

SECTION 8.6  Tax-free Treatment.

     Prior to the Effective Time, each Party shall use its best efforts to cause the Merger to qualify as a reorganization described in Section 368(a) of the Code that will not result in gain to Omnipoint or the Company (except as set forth in Section 9.2(b)), to comply with their respective obligations under the Side Agreement and to obtain the opinions of counsel referred to in Sections 9.2(b) and 9.3(b), including the execution of the letters of representation referred to therein, and will not take any action reasonably likely to cause the Merger not to so qualify. After the Effective Time, each Party covenants that it will not take, or fail to take, any action that would cause the Merger not to qualify as a reorganization described in Section 368(a) of the Code.

SECTION 8.7  Stockholders' Approval.

     (a) The Company will, (1) subject to Section 8.7(b), use its reasonable best efforts to obtain the approval and adoption of this Agreement and the Merger from its stockholders and (2) otherwise comply with all legal requirements applicable to such approval.

     (b) Except as provided below, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Transactions by its stockholders and the Company shall each take all lawful action to solicit such approval, including timely mailing of the Information Statement/ Prospectus. The Company shall be permitted to withdraw, or modify in a manner adverse to Omnipoint, its recommendation to its stockholders, but only if: (1) the Board of Directors of the Company determines in good faith by majority vote, on the basis of the advice of the Company's outside counsel, that it must take such action in order for the Board of Directors to comply with its fiduciary duties under applicable Delaware Law; (2) the Company shall have delivered to Omnipoint three business days' prior written notice advising the Company that it intends to take such action and the Company's Board of Directors has considered any proposed changes to this Agreement (if any) proposed by Omnipoint; and (3) the Company has fully and completely complied with Sections 6.3 and 8.5. Unless this Agreement is previously terminated in accordance with Article 10, the Company shall submit this Agreement to its stockholders, even if the Company's Board of Directors determines at any time after the date hereof that it is no longer advisable or recommends that its stockholders reject it.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

SECTION 9.1  Conditions to the Obligations of Each Party.

     Unless otherwise waived by the Parties, the obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

          (a) the Company Stockholders' Approval shall have been obtained;

          (b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions;

          (d) all Governmental Consents shall have been obtained and be in effect, and be subject to no limitations, conditions, restrictions or obligations, except for such consents the failure to obtain would not, and such limitations, conditions, restrictions or obligation as would not, individually or in the aggregate, be reasonably expected to have an Omnipoint Material Adverse Effect;

          (e) the Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of Omnipoint or the Company, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of Omnipoint Common Stock to be issued to the Company's stockholders in connection with the Transactions shall have been received;

          (f) the FCC Consent shall have been obtained and shall not contain any conditions with respect to Omnipoint or the Company, which conditions would be reasonably expected to have an Omnipoint Material Adverse Effect;

          (g) each of the parties to the Side Agreement shall have performed its respective obligations thereunder and Omnipoint and the Company shall have received the opinion of Piper & Marbury to the effect that Omnipoint has the corporate power and authority to consummate its obligations under the Side Agreement under Delaware Law; and

          (h) any one of the following events shall have occurred: (1) all of the conditions set forth in Article 9 of the VoiceStream Merger Agreement shall have been satisfied or waived and the parties thereto shall be capable of consummating the VoiceStream Merger immediately after the Closing; (2) the VoiceStream Merger Agreement shall have been terminated in accordance with the terms thereof; or (3) Section 11.1(b) applies.

SECTION 9.2  Conditions to the Obligations of Omnipoint.

     Unless otherwise waived by Omnipoint, the obligations of Omnipoint to consummate the Transactions are subject to the satisfaction of the following further conditions:

          (a) (1) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (2) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a Company Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations or warranties that address matters only as of a certain date which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have a Company Material Adverse Effect; and (3) Omnipoint shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in (1) and
     (2);

          (b) Omnipoint shall have received an opinion of Piper & Marbury, in form and substance reasonably acceptable to Omnipoint, on the basis of certain facts, representations and assumptions set forth in the opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and will not result in recognition of gain by Omnipoint or the Company, except for (i) gain, if any, resulting from the purchase by Omnipoint of shares of the Additional Capital Stock of the Company pursuant to the Securities Purchase Agreement and Section 6.2 and (ii) gain, if any, resulting from the payment of Company fees under Section 6.6. In rendering such opinion, such counsel shall be entitled to rely upon certain documentation including representations of officers of Omnipoint, the Company, VoiceStream and Holdings in form and substance reasonably acceptable to Piper & Marbury and Latham & Watkins;

              Notwithstanding the foregoing, the condition set forth in this
     Section 9.2(b) shall be deemed to have been satisfied if such opinion could be delivered but for the failure (or possible failure) of the Merger to satisfy the continuity of interest requirement of Treas. Reg. Section 1. 368-1(e) as a result of a change (or possible change) in the price of Series E Preferred Stock, Omnipoint Common Stock, VoiceStream Common Stock (as defined in the VoiceStream Merger Agreement) or Holding Company Common Stock (as defined in the VoiceStream Merger Agreement) between the date hereof and the Effective Time.

          (c) Omnipoint shall have received an opinion of regulatory counsel of the Company, dated the Effective Time, in form and substance reasonably acceptable to Omnipoint;

          (d) Omnipoint shall have received an opinion of corporate counsel to the Company in form and substance reasonably acceptable to Omnipoint;

          (e) no more than 10% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares; provided that shares of Company Common Stock held by Omnipoint or its Affiliates will in no event constitute Dissenting Shares for the purpose of this Section 9.2(e);

          (f) Omnipoint shall have received a certificate signed by an executive officer of the Company setting forth the Company's Bank Account Information; and

          (g) the FCC Consent shall have become a Final Order and shall not contain any conditions with respect to Omnipoint or the Company, which conditions would be reasonably expected to have an Omnipoint Material Adverse Effect.

SECTION 9.3  Conditions to the Obligations of the Company.

     Unless otherwise waived by the Company, the obligations of the Company to consummate the Transactions are subject to the satisfaction of the following further conditions:

          (a) (1) Omnipoint shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (2) the representations and warranties of Omnipoint contained in this Agreement and in any certificate or other writing delivered by Omnipoint pursuant hereto and the representations and warranties set forth in the Side Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Omnipoint Material Adverse Effect or any similar standard or qualification shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have an Omnipoint Material Adverse Effect; and
     (3) the Company shall have received a certificate signed by an executive officer of Omnipoint certifying as to the matters set forth in (1) and (2);

          (b) The Company shall have received an opinion of Latham & Watkins, in form and substance reasonably acceptable to the Company on the basis of certain facts, representations and assumptions set forth in the opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain documentation including representations of officers of Omnipoint, the Company, VoiceStream and Holdings in form and substance reasonably acceptable to Latham & Watkins and Piper & Marbury;

              Notwithstanding the foregoing, the condition set forth in this
     Section 9.2(b) shall be deemed to have been satisfied if such opinion could be delivered but for the failure (or possible failure) of the Merger to satisfy the continuity of interest requirement of Treas. Reg. Section 1. 368-1(e) as a result of a change (or possible change) in the price of Series E Preferred Stock, Omnipoint Common Stock, VoiceStream Common Stock (as defined in the VoiceStream Merger Agreement) or Holding Company Common Stock (as defined in the VoiceStream Merger Agreement) between the date hereof and the Effective Time.

          (c) The Company shall have received an opinion of corporate counsel to Omnipoint in form and substance reasonably acceptable to the Company; and

          (d) no court, arbitrator or Governmental Body shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the effective operation of the business of any member of the Omnipoint Group after the Effective Time that would be reasonably expected to have a Omnipoint Material Adverse Effect (after giving effect to the Transactions).

                                   ARTICLE 10
                                  TERMINATION

SECTION 10.1  Termination.

     This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written agreement of Omnipoint and the Company;

          (b) by either Omnipoint or the Company, if:

             (1) the Transactions have not been consummated on or before July 31, 2000 (the "Termination Date"); provided, that, if the End Date (as defined in the VoiceStream Merger Agreement) of the VoiceStream Merger Agreement is extended (such extended End Date, the "VoiceStream Extended End Date"), then, Omnipoint may, upon written notice to the Company given on or before July 31, 2000, extend the Termination Date to the Voice Stream Extended End Date, provided that such date shall not be later than the first anniversary of the date hereof; provided further that the right to terminate this Agreement pursuant to this Section 10.1(b)(1) shall not be available to any party whose willful breach of any provision of this Agreement results in the failure of the Transactions to be consummated by the Termination Date;

             (2) (A) there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Body having competent jurisdiction enjoining Omnipoint and the Company from consummating the Transactions is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

             (3) any of the conditions to the terminating party's obligation to consummate the Transactions becomes incapable of being fulfilled.

          (c) by Omnipoint:

             (1) if the Board of Directors of the Company shall have withdrawn, or modified in a manner adverse to Omnipoint, its approval or recommendation of this Agreement and the Transactions, (or the Board of Directors of the Company resolves to do any of the foregoing);

             (2) if the Company shall have willfully and materially breached any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, including, without limitation, any of its obligations under Sections 8.7(b) or 6.3;

             (3) if the Company Stockholders' Approval shall not have been obtained on or before July 31, 2000;

             (4) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date; or

             (5) pursuant to Section 12.14 hereof.

          (d) by the Company:

             (1) if Omnipoint shall have willfully and materially breached any representation, warranty, covenant or agreement on the part of Omnipoint set forth in this Agreement;

             (2) if a breach of any representation, warranty, covenant or agreement on the part of Omnipoint set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.3(a) not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date;

             (3) pursuant to Section 12.14; or

             (4) pursuant to Section 12.15.

     The party desiring to terminate this Agreement pursuant to this Section
10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other party.

SECTION 10.2  Effect of Termination.

     If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability, except as set forth in
Section 10.3, of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except that the agreements contained in this Section 10.2 and Section 10.3 shall survive the termination hereof.

SECTION 10.3  Fees and Expenses.

     (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including, without limitation, attorneys' and accounting fees and expenses and investment bankers' fees (collectively, the "Transaction Costs") shall be paid by the party incurring such cost or expense whether or not the Transactions are consummated.

     (b) Notwithstanding anything to the contrary contained herein, no termination of this Agreement shall relieve any Party of any liability or damages resulting from any breach by such party of this Agreement.

                                   ARTICLE 11
                   MATTERS RELATING TO THE VOICESTREAM MERGER

SECTION 11.1  Effect of the VoiceStream Merger on Securities of Omnipoint.

     (a) In the event that the VoiceStream Merger is consummated immediately after the Closing, the Parties agree that each Merger Share that is issued and outstanding immediately after the Effective Time and immediately prior to the effective time of the VoiceStream Merger shall, pursuant to the VoiceStream Merger, be exchanged for the right to receive the Standard Election Consideration (as defined in the VoiceStream Merger Agreement) multiplied by the Conversion Ratio.

     (b) In the event that the VoiceStream Merger is consummated prior to the Closing, the Parties agree that the Agreement shall be deemed to be amended as follows:

          (1) Section 1.1 shall be deemed to be amended to add the following definition:

             " 'Merger Share Market Value' shall mean the Closing Date Market Price (as such term is defined in the VoiceStream Merger Agreement) with respect to one share of VoiceStream Common Stock (as defined in the VoiceStream Merger Agreement)."

          (2) Clause (1) of the first sentence of Section 3.1 shall be deemed to be amended and restated in its entirety as follows:

             "(1) subject to Section 3.2, each share of Company Common Stock (excluding any Dissenting Shares or shares of the Company Common Stock held by Omnipoint) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Standard Election Consideration (as such term is defined in the VoiceStream Merger Agreement) multiplied by the Conversion Ratio (the "Standard Election Consideration Amount");"

          (3) The fourth sentence of Section 3.1 shall be deemed to be amended and restated in its entirety as follows:

             "The Exchange Amount, together with the Standard Election Consideration Amount and the Fractional Consideration, are collectively referred to herein as the 'Merger Consideration'."

          (4) The following shall be deemed to be added immediately prior to the last sentence of Section 3.1:

             "For purposes of this Section 3.1, the term "Merger Shares" shall mean the shares of Holding Company Common Stock received as part of the Standard Election Consideration Amount."

          (5) Section 3.2 shall be deemed to be amended and restated in its entirety as follows:

        "SECTION 3.2  Fractional Shares; Adjustments.

             (a) No certificates or scrip representing fractional Merger Shares shall be issued to former holders of shares of Company Common Stock (the "Former Company Stockholders"), and such Former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Omnipoint with respect to any fractional Merger Shares that would otherwise be issued to such Former Company Stockholders. All fractional Merger Shares that a Former Company Stockholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Merger Share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Merger Share Market Value by the fraction of a Merger Share to which such holder would otherwise have been entitled (the "Fractional Consideration").

             (b) If between the date of this Agreement and the Effective Time the outstanding shares of Holding Company Common Stock shall have been changed into a different number of shares, by reason of any stock dividend, subdivision, split or combination of shares (each, a "Recapitalization Event"), the number of Merger Shares will be correspondingly adjusted to reflect such Recapitalization Event. Between the date of this Agreement and the Effective Time, the Company covenants and agrees not to effect or take any action with respect to a Recapitalization Event with respect to shares of Company Common Stock or Company Preferred Stock."

          (7) Section 3.3 shall be deemed to be amended as follows:

             (i) the phrase "Omnipoint" shall be replaced by the phrase "Holdings" throughout such Section 3.3;

             (ii) the first sentence of Section 3.3(f) shall be deemed to be amended and restated in its entirety as follows:

                "No dividends or other distributions with respect to any Merger Shares and no cash payment in lieu of fractional Merger Shares as provided in Section 3.2, shall be paid to the Holder of any unsurrendered Certificates until such Certificates are surrendered as provided in Section 3.3.";

             (iii) clause (1) of Section 3.3(f) shall be deemed to be amended and restated in its entirety as follows:

                "(1) at the time of such surrender, (A) in the case of Certificates, the amount of any cash payable in lieu of fractional Merger Shares to which such Person is entitled pursuant to Section 3.2, and (B) the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender, with respect to such Merger Shares,"

             (iv) Section 3.3(h) shall be deemed to be amended and restated in its entirety as follows:

                "(h) All Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock or Company Preferred Stock, as the case may be, in accordance with the terms hereof (including any cash paid in lieu of fractional Merger Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock."

          (8) Section 3.4 shall be deemed to be amended as follows: the phrase "Omnipoint" shall be replaced by the phrase "Holdings" throughout such
     Section 3.4.

          (9) Section 3.5 shall be deemed to be amended as follows: the phrase "Omnipoint" shall be replaced by the phrase "Omnipoint and Holdings" throughout such Section 3.5.

          (10) Section 3.6 shall be deemed to be amended as follows: the phrase "Omnipoint" shall be replaced by the phrase "Holdings" throughout such
     Section 3.6.

          (11) Section 3.7 shall be deemed to be amended as follows: the phrase "Omnipoint" shall be replaced by the phrase "Holdings" throughout such
     Section 3.7.

          (12) Section 4.15(h) of the Agreement shall be deemed to be amended and restated in its entirety as follows:

             "(h) To the knowledge of the Company, there is no plan or intention on the part of any stockholder of the Company, directly or indirectly, to sell, exchange, transfer or otherwise dispose of any shares of Holding Company Common Stock received in the Merger to Holdings or any person related to Holdings within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations."

          (13) Sections 5.14(b), (e) and (f), respectively of the Agreement shall be deemed to be amended and restated in their entirety as follows:

             "(b) Omnipoint and the Omnipoint Subsidiaries (i) have never been a member of an "affiliated group" within the meaning of Section 1504 of the Code, or a similar provision of state, local or foreign law, that does not have either Omnipoint or Holdings as its common parent, and
        (ii) do not have and have never had any liability for Tax of any person (other than in the case of Omnipoint, the Omnipoint Subsidiaries, and in the case of each of the Omnipoint Subsidiaries, each other Omnipoint Subsidiary and Omnipoint, and other than Holdings and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any other similar provision of state, local, foreign or other law;

             (e) Except for the 300,000 shares of Company Common Stock acquired by Omnipoint pursuant to the Securities Purchase Agreement and any shares of Additional Company Common Stock acquired pursuant to Section 6.2(b) and the cash to be paid for the Company Preferred Stock, neither Omnipoint, nor any person related to Omnipoint, as defined in Treasury Regulation Section 1.368-1(e)(3) (including any person who is related as a result of the VoiceStream Merger), has redeemed or otherwise acquired any stock of the Company; and

             (f) Neither Omnipoint nor any person related to Omnipoint, as defined in Treasury Regulation Section 1.368-1(e)(3) (including any person who becomes related to Omnipoint as a result of the VoiceStream Merger) has a plan to acquire any stock of Holdings issued in the Merger with consideration other than stock of Holdings."

          (14) Section 9.1 shall be deemed to be amended to add the following immediately at the end of paragraph (h) thereof:

             "; and

             (i) the Merger Shares shall have been approved for listing on the NASDAQ, subject to official notice of issuance."

     (c) In the event that the VoiceStream Merger Agreement is terminated prior to the Closing, the Parties agree that the Agreement shall be deemed to be amended as follows:

          (1) Recital A shall be deemed to be amended as follows: the phrase "Series E Preferred Stock" shall be replaced by the phrase "Omnipoint Common Stock" throughout such Recital.

          (2) Section 1.1 shall be deemed to be amended to add the following definition: "Merger Share Market Value" shall mean the average closing price per share on the Nasdaq National Market System for shares of Omnipoint Common Stock for the twenty (20) trading days ending one (1) day immediately prior to the Closing Date."

          (3) Clause (1) of the first sentence of Section 3.1 shall be deemed to be amended and restated in its entirety as follows:

             "(1) subject to Section 3.2, each share of Company Common Stock (excluding any Dissenting Shares or shares of the Company Common Stock held by Omnipoint) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Omnipoint Common Stock equal to the Conversion Ratio (as defined) (collectively, the "Merger Shares");"

          (4) The fourth sentence of Section 3.1 shall be deemed to be amended and restated in its entirety as follows:

             "The Exchange Amount, together with the Merger Shares and the Fractional Consideration, are collectively referred to herein as the 'Merger Consideration'."

          (5) Section 3.2 shall be deemed to be amended and restated in its entirety as follows:

        "SECTION 3.2  Fractional Shares; Adjustments.

             (a) No certificates or scrip representing fractional Merger Shares shall be issued to former holders of shares of Company Common Stock (the "Former Company Stockholders"), and such Former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Omnipoint with respect to any fractional Merger Shares that would otherwise be issued to such Former Company Stockholders. All fractional Merger Shares that a Former Company Stockholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Merger Share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Merger Share Market Value by the fraction of a Merger Share to which such holder would otherwise have been entitled (the "Fractional Consideration").

             (b) If between the date of this Agreement and the Effective Time the outstanding shares of Omnipoint Common Stock shall have been changed into a different number of shares, by reason of any stock dividend, subdivision, split or combination of shares (each, a

        "Recapitalization Event"), the number of Merger Shares will be correspondingly adjusted to reflect such Recapitalization Event. Between the date of this Agreement and the Effective Time, the Company covenants and agrees not to effect or take any action with respect to a Recapitalization Event with respect to shares of Company Common Stock or Company Preferred Stock."

          (6) Section 3.3 shall be deemed to be amended as follows:

             (i) the first sentence of Section 3.3(f) shall be deemed to be amended and restated in its entirety as follows:

                "No dividends or other distributions with respect to any Merger Shares and no cash payment in lieu of fractional Merger Shares as provided in Section 3.2, shall be paid to the Holder of any unsurrendered Certificates until such Certificates are surrendered as provided in Section 3.3.";

             (ii) clause (1) of Section 3.3(f) shall be deemed to be amended and restated in its entirety as follows:

                "(1) at the time of such surrender, (A) in the case of Certificates, the amount of any cash payable in lieu of fractional Merger Shares to which such Person is entitled pursuant to Section 3.2, and (B) the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender, with respect to such Merger Shares,"

             (iii) Section 3.3(h) shall be deemed to be amended and restated in its entirety as follows:

                "(h) All Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock or Company Preferred Stock, as the case may be, in accordance with the terms hereof (including any cash paid in lieu of fractional Merger Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock."

          (7) Section 7.2 shall be deemed to be amended and restated in its entirety as follows:

        "SECTION 7.2  Listing of Stock.

             Omnipoint shall use its reasonable efforts to cause the shares of Omnipoint Common Stock to be issued in connection with the Transactions to be approved for listing on NASDAQ, subject to official notice of issuance."

          (8) Section 9.1 shall be deemed to be amended to add the following immediately at the end of paragraph (h) thereof:

             "; and

             (i) the shares of Omnipoint Common Stock to be issued in the Transactions shall have been approved for listing on the NASDAQ, subject to official notice of issuance."

          (9) Section 9.3 shall be deemed to be amended to add the following immediately at the end of paragraph (d) thereof:

             "; and

             (e) Omnipoint and Gabelli shall have entered into a registration rights agreement with respect to the Fee Shares, in a form reasonably acceptable to the Company."

          (10) Section 6.6 (b) shall be deemed to be amended and restated in its entirety as follows:

             "(b) At the Closing, Omnipoint shall issue to Gabelli on behalf of the Company 25,000 shares of Omnipoint Common Stock (the "Fee Shares") in satisfaction of the Company's liability with respect to the Company Fees. Omnipoint shall grant to Gabelli registration rights with respect to the Fee Shares substantially similar to the registration rights granted to Omnipoint pursuant to the terms of the Securities Purchase Agreement."

          (11) Section 4.15(h) shall deemed to be amended as follows: the phrase "except for a transfer occurring pursuant to the VoiceStream Merger" shall be deleted and the phrase "Series E Preferred Stock" shall be replaced with the phrase "Omnipoint Common Stock".

          (12) Section 5.14(c) shall be deemed to be amended as follows: the phrase "including for purposes of this exception, transfers of assets to a partnership in which Omnipoint owns at least a one third interest" shall be deleted.

          (13) Section 5.14(f) of the Agreement shall be deemed to be amended and restated in its entirety as follows:

             "(f) Neither Omnipoint, nor any person related to Omnipoint, as defined in Treasury Regulation Section 1.368-1(e)(3) has a plan to acquire any Omnipoint Common Stock issued in the Merger with consideration other than stock of Omnipoint."

SECTION 11.2  Other Matters.

     In the event that the VoiceStream Merger Agreement is not terminated and the Closing occurs prior to the closing of the VoiceStream Merger, the Parties intend that the VoiceStream Merger shall close and be effective immediately after the Closing on the date of the Closing, as part of an integrated plan to cause the Company to merge with and into Omnipoint in a transaction described in
Section 368(a)(2)(D) of the Code.

                                   ARTICLE 12
                                 MISCELLANEOUS

SECTION 12.1  Notices.

     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                        if to the Company, to:

                           East/West Communications, Inc.
                            350 Stuyvesant Avenue
                            Rye, New York 10580
                            Attention: Victoria G. Kane
                            Fax: (203) 629-3680

                        with a copy to:

                           Latham & Watkins
                            1001 Pennsylvania Avenue, NW
                            Suite 1300
                            Washington, DC 20004
                            Attention: James Barker, Esq.
                                    Daniel T. Lennon, Esq.
                                    Fax: (202) 637-5265

                        if to Omnipoint, to:

                           Omnipoint Corporation
                            Three Bethesda Metro Center
                            Suite 400
                            Bethesda, Maryland 20814
                            Attention: Doug G. Smith
                            Fax: (301) 951-3591

                        with copies to:

                           Piper & Marbury L.L.P.
                            1200 Nineteenth Street, N.W.
                            Washington, D.C. 20036
                            Attention: Edwin M. Martin, Jr., Esq.
                            Fax: (202) 233-2085

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 12.2  Reliance on Representations.

     Notwithstanding any investigation, knowledge or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, or in the Exhibits, the Company Disclosure Schedules, the Omnipoint Disclosure Schedules or in any of the documents, certification or agreements delivered in connection therewith are being relied upon as a material inducement to enter into this Agreement and the Transactions.

SECTION 12.3  Survival of Representations and Warranties.

     The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

SECTION 12.4  Amendments; No Waivers.

     (a) Subject to applicable law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company unless the required approval is obtained.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12.5  Successors and Assigns.

     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 12.6  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

SECTION 12.7  Jurisdiction.

     Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.1 shall be deemed effective service of process on such party.

SECTION 12.8  WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 12.9  Counterparts; Effectiveness.

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 12.10  Entire Agreement; No Third Party Beneficiaries.

     This Agreement, together with the Securities Purchase Agreement, the Voting Agreement, and the Side Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Except as set forth in
Section 7.1, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 12.11  Captions.

     The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 12.12  Severability.

     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 12.13  Intentionally Omitted.

SECTION 12.14  Schedules.

     (a) Each of Omnipoint and the Company has set forth information in its respective Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedules must be set forth in any other relevant section of the Disclosure Schedules irrespective of its relevance to the latter section of the Disclosure Schedules or section of the Agreement being apparent on the face of the information disclosed in the Disclosure Schedules. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement except as otherwise expressly set forth in such Disclosure Schedules.

     (b) Notwithstanding anything herein to the contrary, each of Omnipoint and the Company shall have the right to update the information contained in its respective Disclosure Schedules on or before the Closing by delivering updated schedules to Omnipoint (in the case of the Company) and the Company (in the case of Omnipoint). Omnipoint and the Company hereby agree that any changes contained in any such updated schedules shall not constitute a breach of their related representations and warranties; provided, however, that each of Omnipoint and the Company shall have the right to terminate this Agreement in the event that any such change(s) results in a Company Material Adverse Effect or an Omnipoint Material Adverse Effect, respectively, as provided in Section 10.1(c)(5) and
Section 10.1(d)(3) hereof.

SECTION 12.15  VoiceStream Actions.

     (a) Notwithstanding anything to the contrary contained in this Agreement, the Side Agreement or any other documents, agreements or other instruments entered into in connection herewith (each, a "Related Agreement" and collectively, the "Related Agreements"), the Parties hereby agree that (i) no provision contained herein or in any Related Agreement shall be deemed to limit, restrict or prohibit Omnipoint or VoiceStream or Holdings from taking (or failing to take) any action, including but not limited to, any action permitted by the VoiceStream Merger Agreement as amended from time to time at the sole discretion of VoiceStream, Holdings and Omnipoint (except as provided in Section 2(c) of the Side Agreement) or any action which in its sole discretion it takes (or fails to take) in order: (1) to consummate the transactions contemplated by the VoiceStream Merger Agreement, as amended from time to time at the sole discretion of VoiceStream and Omnipoint; (2) to fulfill or satisfy the conditions set forth in Article 9 of the VoiceStream Merger Agreement; or (3) to ensure that the receipt of VoiceStream Holdings Common Stock by Omnipoint stockholders pursuant to the VoiceStream Merger will be tax-free to such Omnipoint stockholders (any such action, a "VoiceStream Action") and (ii) a VoiceStream Action shall not constitute a "breach" of this Agreement or any Related Agreement or of any representation, warranty, covenant or agreement contained herein or in any Related Agreement if as a result of such VoiceStream Action there shall occur a breach of any representation, warranty, covenant or agreement contained herein or in any other Related Agreement; provided, however, that: (x) each Party shall use its reasonable efforts to consider taking any action which would allow it to fulfill or satisfy the conditions set forth in
Article 9 hereof, it being understood that the decision to take (or not take) any action will be made at the sole discretion of VoiceStream, Omnipoint and Holdings; (y) nothing herein shall be construed so as to require the Company to consummate the Transactions unless the conditions set forth in Article 9 hereof have been satisfied or waived; and (z) the Company's failure to consummate the Transactions due to any VoiceStream Action that would, but for this Section 12.15(a) or Section 10(h) of the Side Agreement constitute a breach by Omnipoint or VoiceStream or Holdings of a representation, warranty, covenant or agreement contained herein or in any Related Agreement, shall not, provided that the Company has validly terminated this Agreement in accordance with Section 12.15(b), constitute a breach of this Agreement, any Related Agreement or of any representation, warranty, covenant or agreement contained herein or therein.

     (b) In the event that, but for the effect of paragraph (a) above or Section 10(h) of the Side Agreement, a VoiceStream Action would cause a material breach of this Agreement or any Related Agreement or of any representation, warranty, covenant or agreement contained herein or in any Related Agreement by Omnipoint, VoiceStream, Holdings or any other party to any Related Agreement (such VoiceStream Action, a "Material VoiceStream Action"), Omnipoint, VoiceStream or Holdings shall have the right to take any action ("Cure") that would cause such VoiceStream Action not to continue to constitute a Material VoiceStreamAction. Any such Cure must occur during the thirty (30) day period immediately following the delivery of written notice (the "Material Voice Stream Action Notice") to the Company of the occurrence of such Material VoiceStream Action which the Person taking such Material VoiceStream shall deliver prior to the taking of any such Material VoiceStream Action. In the event that Omnipoint, VoiceStream, Holdings or other party to any Related Agreement, as the case may be, shall fail to Cure during such 30-day period (the "Cure Period"), then during the thirty
(30) day period immediately following such Cure Period (the "Termination Period"), the Company shall have the right to terminate this Agreement pursuant to Section 10.1(d)(4) (and not pursuant to Section 10.1(d)(1)) (the "Termination Right"). In the event that (i) the Company terminates this Agreement pursuant to the Termination Right during the Termination Period and (ii) within the Termination Period and prior to the termination of the Agreement, the Company requests in writing that Omnipoint purchase 250,000 shares of Class A Common Stock (such request, the "Company Request"), then within ten (10) Business Days immediately following the date of such termination, Omnipoint shall purchase 250,000 shares of Class A Common Stock at a per share purchase price of $20 per share, for an aggregate purchase price of

$5,000,000, on substantially similar terms and conditions as set forth in the Securities Purchase Agreement (the "Additional Stock Purchase"). In the event that the Company does not deliver the Company Request within the Termination Period and terminates this Agreement during the Termination Period, Omnipoint shall have no obligation or liability with respect to the Additional Stock Purchase. In the event that the Company does not exercise the Termination Right to terminate the Agreement within the Termination Period, then clause (ii) of paragraph (a) above shall apply to such Material VoiceStream Action(s) that gave rise to the Termination Right and the first clause of subclause (y) of clause
(ii) of paragraph (a) shall not apply with respect to such Material VoiceStream Action(s).

     (c) Notwithstanding paragraphs (a) and (b) of this Section 12.15 or Section 10(h) of the Side Agreement, paragraph (a) and Section 10(h) of the Side Agreement shall not apply solely for the purpose of determining whether the conditions set forth in Article 9 hereof have been satisfied; provided, that if the conditions set forth in Article 9 are not satisfied as the result of a Material VoiceStream Action or VoiceStream Actions that constitute in the aggregate a Material VoiceStream Action, and the Company does not terminate the Agreement during the 60-day time period immediately following the delivery of the Material VoiceStream Action Notice with respect to such Material VoiceStream Action, the conditions set forth in Article 9 shall be deemed to be satisfied with respect to the Company's obligation to consummate the Transactions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          EAST/WEST COMMUNICATIONS, INC.

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                          OMNIPOINT CORPORATION

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                                                         ANNEX B

                        DELAWARE GENERAL CORPORATION LAW

SEC.  262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251
(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc. or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                                   AGREEMENT

     THIS AGREEMENT (the "Agreement") is dated October 22, 1999, by and among East/West Communications, Inc., a Delaware corporation ("East West"), Omnipoint Corporation, a Delaware corporation ("Omnipoint"), VoiceStream Wireless Corporation, a Washington corporation ("VoiceStream"), and VoiceStream Wireless Holding Corporation, a Delaware corporation ("Holdings"). East West, Omnipoint, VoiceStream, and Holdings shall be referred to herein as the "Parties".

                                    RECITALS

     WHEREAS, concurrently herewith, East West and Omnipoint are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, East West will merge with and into Omnipoint (such merger, together with the related transactions contemplated in the Merger Agreement, being referred to herein as the "Merger");

     WHEREAS, as a condition to its entering into the Merger Agreement, East West has required that the Parties enter into this Agreement;

     WHEREAS, it is desired that the Merger qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                                   AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used herein and not otherwise defined have the meaning ascribed to such terms in the Merger Agreement.

     2. Consent to the Merger Agreement; Amendment of VoiceStream Merger Agreement.

          (a) Pursuant to Section 6.1 of the VoiceStream Merger Agreement, VoiceStream hereby consents to the Merger Agreement and the Transactions, including, without limitation, Article 11 of the Merger Agreement. In addition, to the extent that the Merger is consummated after the VoiceStream Merger, Holdings hereby agrees to cause Omnipoint to perform its obligations under the Merger Agreement and the Transactions, and agrees to perform its obligations under the Merger Agreement and the Transactions as if it were a party thereto.

          (b) Each of Omnipoint, VoiceStream and Holdings hereby agrees to amend the VoiceStream Merger Agreement (the "Initial Amendment") as soon as practicable after the date hereof, but in no event later than the Effective Time, as may be necessary to effectuate the exchange of each Merger Share that is issued and outstanding immediately after the Effective Time and immediately prior to the effective time of the VoiceStream Merger for the right to receive the Standard Election Consideration (as defined in the VoiceStream Merger Agreement) multiplied by the Conversion Ratio. The terms and substance of the Initial Amendment shall be reasonably acceptable to East West.

          (c) Following the Initial Amendment, unless the Merger Agreement is terminated, each of Omnipoint, VoiceStream and Holdings hereby agrees not to amend the VoiceStream Merger Agreement in a manner that would, upon the effective time of the VoiceStream Merger, result in the failure of holders of Series E Preferred Stock to receive the right to receive the Standard Election Consideration multiplied by the Conversion Ratio, unless as a result of such amendment the holders of Series E Preferred shall have the right to receive the same consideration that the holders of Omnipoint Common Stock receive in lieu of the Standard Election multiplied by the Conversion Ratio, assuming for this paragraph that prior to such amendment, such holders of Omnipoint Common Stock elected to receive the Standard Election Consideration and did not modify such election.

     3. Recapitalization of Omnipoint Preferred Stock. Prior to or simultaneously with the consummation of the VoiceStream Merger, each of VoiceStream and Omnipoint hereby agree that the Omnipoint Preferred Stock shall be recapitalized in accordance with the terms set forth below (the "Recapitalization"):

          (a) The Certificate of Designation establishing the designations, powers, preferences, limitations, restrictions, and relative rights of the 7% Cumulative Convertible Preferred Stock of Omnipoint (the "Convertible Preferred") shall be amended to provide that the Convertible Preferred shall be entitled to 10,445,123 votes which is the number of votes equal in the aggregate to the number of votes to which the number of whole shares of the common stock of Omnipoint (the "Common Stock") into which such shares of Convertible Preferred are convertible would be entitled with respect to any and all matters presented to the stockholders of Omnipoint for their action or consideration assuming a conversion price of $31.115 per share, and shall vote with the holders of shares of the Common Stock and any other class of stock entitled to vote and not as a separate class.

          (b) The Certificate of Designation establishing the designations, powers, preferences, limitations, restrictions, and relative rights of the Series A Non-Voting Convertible Preferred Stock of Omnipoint (the "Series A Convertible Preferred") shall be amended to provide that the Series A Convertible Preferred shall be entitled to 8,750,000 votes which is the number of votes equal in the aggregate to seven-tenths (7/10ths) the number of votes to which the number of whole shares of Common Stock into which such shares of Series A Convertible Preferred are convertible would be entitled with respect to any and all matters presented to the stockholders of Omnipoint for their action or consideration, and shall vote with the holders of shares of Common Stock and any other class of stock entitled to vote and not as a separate class.

     4. Reserved.

     5. Representations, Warranties and Covenants of Holdings. Holdings hereby represents, warrants and covenants to each of the other Parties as follows:

          (a) Effect of Recapitalization and Conversion of Series A Convertible Preferred. Assuming the validity of the Recapitalization under applicable state law, as a result of the Recapitalization and the Transfer and the Holdings Conversion, if applicable, immediately after the VoiceStream Merger, Holdings (1) will directly own shares of the capital stock of Omnipoint representing at least 80% of the total combined voting power of all outstanding shares of all classes of Omnipoint stock, (the "80% Voting Power") (2) will "control" Omnipoint within the meaning of Code Section 368(c) as in effect on the date hereof and (3) has no current plan or intention to take, any action that would result in Holdings owning less than the 80% Voting Power or take any other action that would prevent Holdings from controlling Omnipoint subsequent to the VoiceStream Merger within the meaning of Section 368(c) of the Code as in effect on the date hereof.

          (b) Holdings has no current plan or intention to dispose of any of the capital stock of Omnipoint, provided, however, that Holdings may transfer stock of Omnipoint to a single member limited liability company which is treated as a disregarded entity (under Treas. Reg. Section 301.7701-3) for federal income tax purposes.

          (c) Provided that, at the later of the Effective Time of the Merger and the effective time of the VoiceStream Merger if it occurs after the Merger, the Merger qualifies as a reorganization within the meaning of Code
     Section 368(a) as in effect on the date hereof, Holdings will not take or cause Omnipoint to take, any action after such later time that would cause the Merger to fail so to qualify.

     6. Representation and Warranties of Omnipoint. Omnipoint hereby represents and warrants to each of the Parties that: (i) as of the close of business on October 19, 1999, Omnipoint had outstanding 53,857,909 shares of Common Stock;
(ii) as of the date hereof, Omnipoint has outstanding 12,500 shares of Series A Convertible Preferred, 50 percent of which is owned by Hutchison and 50 percent of which is owned by VoiceStream which is convertible into 12,500,000 shares of Omnipoint Common Stock and 325,000 shares of Convertible Preferred Stock, which is convertible into 10,445,123 shares of Omnipoint Common Stock; and (iii) no action or consent on the part of Hutchinson Telecommunications PCS (USA) Limited or any other party (other than VoiceStream and Omnipoint) is required to effect the Recapitalization.

     7. Representations, Warranties and Covenants of VoiceStream. VoiceStream hereby represents and warrants to each of the other parties that VoiceStream holds 6,250 shares of Series A Convertible Preferred and has no current plan or intention to dispose of any such shares or convert such shares to Omnipoint Common Stock.

     8. Reserved.

     9. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered and be in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

     10. Miscellaneous.

          (a) Amendments; No Waivers.

             (i) Subject to applicable law, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

             (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including, without limitation, in the case of any corporate party hereto any corporate successor by merger or otherwise, and no Party shall assign its rights under this Agreement without the written consent of the other Parties.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

          (d) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.a shall be deemed effective service of process on such party.

          (e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (f) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

          (g) Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

          (h) VoiceStream Action. Notwithstanding anything to the contrary contained in this Agreement, the Merger Agreement or any other documents, agreements or other instruments entered into in connection herewith (each, a "Related Agreement" and collectively, the "Related Agreements"), the Parties hereby agree that (i) no provision contained herein or in any Related Agreement shall be deemed to limit, restrict or prohibit Omnipoint, VoiceStream, Holdings or any other party to any Related Agreement from taking (or failing to take) any action, including but not limited to, any action permitted by the VoiceStream Merger Agreement as amended from time to time at the sole discretion of VoiceStream, Holdings and Omnipoint (except as provided in Section 2(c) hereof) or any action which in its sole discretion it takes (or fails to take) in order: (a) to consummate the transactions contemplated by the VoiceStream Merger Agreement, as amended from time to time at the sole discretion of VoiceStream and Omnipoint; (b) to fulfill or satisfy the conditions set forth in Article 9 of the VoiceStream Merger Agreement; or (c) to ensure that the receipt of VoiceStream Holdings Common Stock by Omnipoint stockholders pursuant to the VoiceStream Merger will be tax-free to such Omnipoint stockholders (any such action, a "VoiceStream Action"), and (ii) a VoiceStream Action shall not constitute a breach of this Agreement or any Related Agreement or of any representation, warranty, covenant or agreement contained herein or in any Related Agreement if as a result of such VoiceStream Action there shall occur a breach of any representation, warranty, covenant or agreement contained herein or in any other Related Agreement, subject to Section 12.15(c) of the Merger Agreement.

          (i) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          (j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          (k) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

          (l) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (m) Limitation on Liability. No party hereto shall have any liability hereunder for any actions or omissions of any other party hereto.

          (n) Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement.

          (o) Further Assurances. Each party hereto agrees that such party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement and to ensure that Holdings is in "control" of Omnipoint within the meaning of Section 368(c) of the Code as in effect on the date hereof. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement.

                        [Signatures on following pages.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          EAST/WEST COMMUNICATIONS, INC.

                                          By:
                                          --------------------------------------
                                             Victoria G. Kane
                                             Chief Executive Officer

                                          OMNIPOINT CORPORATION

                                          By:
                                          --------------------------------------
                                             Douglas G. Smith
                                             Chief Executive Officer

                                          VOICESTREAM WIRELESS CORPORATION

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                          VOICESTREAM WIRELESS HOLDING
                                          CORPORATION

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The registrant's by-laws include provisions to require the registrant to indemnify its directors and officers to the fullest extent permitted by DGCL Section 145, including circumstances in which indemnification is otherwise discretionary. DGCL Section 145 also empowers the registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  *2.1    Agreement and Plan of Merger, dated as of October 22, 1999, between Omnipoint Corporation and East/West Communications,
          Inc.
  *2.2    Agreement dated as of October 22, 1999 by and among
          East/West Communications, Inc., Omnipoint Corporation,
          VoiceStream Wireless Corporation, and VoiceStream Wireless
          Holding Corporation.
  *2.3    Agreement dated as of December 20, 1999 by and among
          East/West Communications, Inc., Omnipoint Corporation,
          VoiceStream Wireless Corporation, and VoiceStream Wireless
          Holding Corporation.
  *3.1    Restated Certificate of Incorporation of Omnipoint
          Corporation (incorporated by reference to Exhibit 3.0 to
          Omnipoint Corporation's Annual Report on Form 10-K for the
          year ended December 31, 1995).
  *3.2    Certificate of Designation for Series A Non-Voting
          convertible Preferred Stock of Omnipoint Corporation.
  *3.3    Certificate of Correction to the Certificate of Designation
          of the Series A Non-Voting Convertible Preferred Stock of
          Omnipoint Corporation.
  *3.4    By-laws of Omnipoint Corporation, as amended to date
          (incorporated by reference to Exhibit 4.3 to Omnipoint
          Corporation's Registration Statement on Form S-4, No.
          333-19895).
  *3.5    Form of Series E Preferred Stock Certificate of Designation
          establishing the Voting Powers, Designation, Preferences,
          Limitations, Restrictions and Relative Rights of Omnipoint
          Corporation.
  +4.1    Specimen Common Stock Certificate with respect to Omnipoint
          Corporation Common Stock.
  *4.2    Specimen Stock Certificate with respect to Omnipoint
          Corporation Series E Preferred Stock.
  *4.3    Securities Purchase Agreement dated as of October 22, 1999 by and between East/West Communications, Inc. and Omnipoint
          Corporation.
   5.1    Form of Opinion of Piper Marbury Rudnick & Wolfe LLP as to
          the validity of the securities being registered.
   8.1    Form of Opinion of Latham & Watkins as to tax matters.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Ernst & Young LLP.
 *24.1    Power of Attorney with respect to Omnipoint Corporation
          (contained in signature page hereto).
  99.1    Form of Proxy Card of East/West Communications, Inc.
 *99.2    Voting Agreement, dated as of October 22, 1999, by and among
          East/West Communications, Inc., Omnipoint Corporation, Aer
          Force Communications, Inc.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  99.3    Voting Agreement, dated as of January 5, 2000, by and among
          East/West Communications, Inc., Omnipoint Corporation and
          the parties listed on Schedule I thereto.


---------------
+ Incorporated by reference to the corresponding exhibit of Omnipoint's
  Registration Statement on Form S-1 (File No. 33-98300).


* Previously filed.


ITEM 22.  UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     C. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned registrant hereby undertakes that every prospectus
     (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, in the state of Maryland on January 25, 2000.


                                          OMNIPOINT CORPORATION

                                          By: /s/ DOUGLAS G. SMITH
                                            ------------------------------------
                                            Douglas G. Smith
                                            President, Chief Executive Officer &
                                            Chairman


     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement have been signed by the following persons in the capacities and on the dates indicated:



                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
               /s/ DOUGLAS G. SMITH                  President, Chief Executive      January 25, 2000
---------------------------------------------------  Officer & Chairman (Principal
                 Douglas G. Smith                    Executive Officer)

*                                                    Vice President & Director       January 25, 2000
---------------------------------------------------
George F. Schmitt

                                                     Acting Chief Financial Officer  January 25, 2000
*                                                    and Chief Accounting Officer
---------------------------------------------------  (Principal Financial and
Harry Plonskier                                      Accounting Officer)

*                                                    Director                        January 25, 2000
---------------------------------------------------
Richard L. Fields

*                                                    Director                        January 25, 2000
---------------------------------------------------
James N. Perry

*                                                    Vice Chairman                   January 25, 2000
---------------------------------------------------
James J. Ross

*                                                    Director                        January 25, 2000
---------------------------------------------------
Arjun Gupta

*                                                    Director                        January 25, 2000
---------------------------------------------------
Evelyn R. Goldfine

            * By: /s/ DOUGLAS G. SMITH
   ---------------------------------------------
                 Douglas G. Smith
                 Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  *2.1    Agreement and Plan of Merger, dated as of October 22, 1999, between Omnipoint Corporation and East/West Communications,
          Inc.
  *2.2    Agreement dated as of October 22, 1999 by and among
          East/West Communications, Inc., Omnipoint Corporation,
          VoiceStream Wireless Corporation, and VoiceStream Wireless
          Holding Corporation.
  *2.3    Agreement dated as of December 20, 1999 by and among
          East/West Communications, Inc., Omnipoint Corporation,
          VoiceStream Wireless Corporation, and VoiceStream Wireless
          Holding Corporation.
  *3.1    Restated Certificate of Incorporation of Omnipoint
          Corporation (incorporated by reference to Exhibit 3.0 to
          Omnipoint Corporation's Annual Report on Form 10-K for the
          year ended December 31, 1995).
  *3.2    Certificate of Designation for Series A Non-Voting
          convertible Preferred Stock of Omnipoint Corporation.
  *3.3    Certificate of Correction to the Certificate of Designation
          of the Series A Non-Voting Convertible Preferred Stock of
          Omnipoint Corporation.
  *3.4    By-laws of Omnipoint Corporation, as amended to date
          (incorporated by reference to Exhibit 4.3 to Omnipoint
          Corporation's Registration Statement on Form S-4, No.
          333-19895).
  *3.5    Form of Series E Preferred Stock Certificate of Designation
          establishing the Voting Powers, Designation, Preferences,
          Limitations, Restrictions and Relative Rights of Omnipoint
          Corporation.
  +4.1    Specimen Common Stock Certificate with respect to Omnipoint
          Corporation Common Stock.
  *4.2    Specimen Stock Certificate with respect to Omnipoint
          Corporation Series E Preferred Stock.
  *4.3    Securities Purchase Agreement dated as of October 22, 1999 by and between East/West Communications, Inc. and Omnipoint
          Corporation.
   5.1    Form of Opinion of Piper Marbury Rudnick & Wolfe LLP as to
          the validity of the securities being registered.
   8.1    Form of Opinion of Latham & Watkins as to tax matters.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Ernst & Young LLP.
 *24.1    Power of Attorney with respect to Omnipoint Corporation
          (contained in signature page hereto).
  99.1    Form of Proxy Card of East/West Communications, Inc.
 *99.2    Voting Agreement, dated as of October 22, 1999, by and among
          East/West Communications, Inc., Omnipoint Corporation, Aer
          Force Communications, Inc.
  99.3    Voting Agreement, dated as of January 5, 2000, by and among
          East/West Communications, Inc., Omnipoint Corporation and
          the parties listed on Schedule 1 thereto.


---------------
+ Incorporated by reference to the corresponding exhibit of Omnipoint's
  Registration Statement on Form S-1 (File No. 33-98300).

* Previously filed.